As filed with the Securities and Exchange Commission on October 14, 2005

                                                     Registration No. 333-127522
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         -------------------------------
                               AMENDMENT NO. 1 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                         -------------------------------
                                   VoIP, Inc.
           (Name of Small Business Issuer as Specified in its Charter)

     Texas                        3661                        75-2785941
(State or Other        (Primary Standard Industrial        (I.R.S. Employer
Jurisdiction of         Classification Code Number)      Identification Number)
Incorporation or
Organization)
                         -------------------------------
                         12330 SW 53rd Street, Suite 712
                            Ft. Lauderdale, FL 33330
                                 (954) 434-2000
              (Address and Telephone Number of Principal Executive
                    Offices and Principal Place of Business)
                         -------------------------------
                                 Steven Ivester
                      President and Chief Executive Officer
                                   VoIP, Inc.
                         12330 SW 53rd Street, Suite 712
                            Ft. Lauderdale, FL 33330
                                 (954) 434-2000
            (Name, Address and Telephone Number of Agent for Service)
                         -------------------------------
                                   Copies to:
                              Ronald L. Brown, Esq.
                                Andrews Kurth LLP
                          1717 Main Street, Suite 3700
                                Dallas, TX 75201
                                 (214) 659-4400
     ----------------------------------------------------------------------

        Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|_______

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|_______

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|_______

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  --------------------------------------------

                  SUBJECT TO COMPLETION DATED OCTOBER 14, 2005

                  --------------------------------------------
                                   PROSPECTUS

                                   15,372,245

                                     SHARES

                                   VoIP, INC.

                                  COMMON STOCK

                   -------------------------------------------

      The persons listed in this Prospectus under "Selling Shareholders" may offer and sell from time to time up to an aggregate of 15,372,245 shares of our common stock that they have acquired or will acquire from us, including those shares that may be acquired upon exercise of warrants granted by us. Information on the selling shareholders, and the times and manner in which they offer and sell shares of our common stock, is provided under "Selling Shareholders" and "Plan of Distribution" in this Prospectus.

      We will not receive any proceeds for the sale of the common stock by the selling shareholders. We will bear the costs and expenses of registering the common stock offered by the selling shareholders. Selling commissions, brokerage fees, and applicable transfer taxes are payable by the selling shareholders.

      Our common stock is listed on the Over-The-Counter Bulletin Board ("OTCBB") under the symbol "VOII"). On October 13, 2005, the closing bid price for our common stock on the OTCBB was $1.75 per share.

      BEFORE PURCHASING ANY OF THE SHARES COVERED BY THIS PROSPECTUS, CAREFULLY READ AND CONSIDER THE RISK FACTORS INCLUDED IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 5 YOU SHOULD BE PREPARED TO ACCEPT ANY AND ALL OF THE RISKS ASSOCIATED WITH PURCHASING THE SHARES, INCLUDING A LOSS OF ALL OF YOUR INVESTMENT.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is ________________.

      You should rely only on the information contained in this Prospectus. We have not authorized any other person to provide you with information different from that contained in this Prospectus. The information contained in this Prospectus is complete and accurate only as of the date of the front cover page of this Prospectus, regardless of the time of delivery of this Prospectus or the sale of any common stock. The Prospectus is not an offer to sell, nor is it an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.

      We have not taken any action to permit a public offering of our shares of common stock outside of the United States or to permit the possession or distribution of this Prospectus outside of the United States. Persons outside of the United States who came into possession of this Prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of common stock and the distribution of this Prospectus outside of the United States.

PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes, appearing elsewhere in this Prospectus.

CERTAIN RISKS

      Detailed information about the risks of investing in the offering are set forth in "Risk Factors" beginning on page 5. Potential investors should specifically be aware of the following:

      o     We have never achieved a profitable level of operations.

      o For the year ended December 31, 2004 our net loss was $4,014,739 and our cash flows from operations were a negative $2,664,114.

      o Our net loss for the six months ended June 30, 2005 was $5,033,437 versus a loss of $430,981 for the same period in 2004. Our cash flows from operations for the six months ended June 30, 2005 were a negative $4,583,648.

      o We have relied upon sales of debt and equity securities, many to persons related to management, to obtain enough funds to continue operating. Such sales amounted to $6,261,399 through June 30, 2005. We will need to continue selling debt and equity securities to continue operations.

      o As of September 30, 2005, a total of 22,756,253 shares of common stock are issuable upon exercise of warrants at prices from $1.00 to $1.70 per share, and 4,000,000 shares of common stock are issuable under our stock option plan at exercise price ranges from $0.85 to $1.56 which will result in additional dilution to our common shareholders.

      o There is an inactive trading market in our common stock, and the market for our stock is illiquid and volatile.

      o The companies we have acquired have losses and operate at negative margins. We have recorded significant amounts of goodwill and intangible assets in connection with these acquisitions, and such assets are subject to possible future impairment charges that could have a material adverse effect on our results of operations and financial condition.

      VoIP, Inc., a Texas corporation, is a holding company of businesses centered on the development and sale of technology, services and products for Voice-over-Internet Protocol (VOIP), wireless and multimedia applications.

      For a more detailed discussion of our history and our business, see "Business History" beginning on page 20, and "Management Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operation," beginning on page 32.

THE OFFERING

      Up to 15,372,245 shares of our issued and outstanding common stock are being offered and sold by the selling shareholders. We will not receive any of the proceeds from the sale of those shares. Such shares include 6,123,286 shares sold in private placements and in acquisition to accredited investors from December 2004 until July 28, 2005 and 3,038,520 shares issuable upon exercise of stock purchase warrants granted in connection with the sale of the common stock, at exercise prices ranging from $1.38 to $1.60.

PLAN OF DISTRIBUTION

      Sales of common stock may be made by or for the account of the selling shareholders in the over-the-counter market or on any exchange on which our common stock may be listed at the time of sale. Shares may also be sold in block transactions or private transactions or otherwise, through brokers or dealers. Brokers or dealers may be paid commissions or receive sales discounts in connection with such sales. The selling shareholders must pay their own commission and absorb the discounts. Brokers or dealers used by the selling shareholders will be underwriters under the Securities act of 1933. In addition, any selling shareholders that are a broker/dealer will be underwriters under the Securities Act with respect to the common stock offered hereby. In lieu of making sales through the use of this Prospectus, the selling shareholders may also make sales of the shares covered by this Prospectus pursuant to Rule 144 or Rule 144A under the Securities Act.

SELECTED FINANCIAL INFORMATION

Balance Sheet Data:
                                       June 30, 2005
                                        (unaudited)    December 31, 2004
                                       -------------   -----------------
Goodwill and other intangible assets   $  30,765,594   $       6,923,854
Total assets                              43,250,279          10,215,552
Notes payable, current                     7,736,929             760,000
Total liabilities (all current)           20,542,992           2,108,114
Shareholders' equity                      22,707,287           8,107,438


                                    Six Months Ended               Year Ended
                                        June 30,                  December 31,
                                ------------------------    ------------------------
Statement of Operations Data:       2005          2004          2004          2003
                                -----------    ---------    -----------    ---------
                                       (Unaudited)
Revenue                         $ 3,916,920    $  85,298    $ 2,619,393    $       0
Operating (loss)(1)              (5,033,437)    (430,981)    (4,160,050)           0
Net (loss) (1)                   (5,033,437)    (430,981)    (4,014,739)    (352,968)
Net (loss) per common share           (0.19)       (0.05)         (0.27)       (0.20)

      (1) The operating loss for the year ended December 31, 2004 includes $3,520,000 in non-cash compensation expenses resulting from the issuance to executive officers of warrants to purchase 4,400,000 shares of common stock for $1.00 per share in August, 2004.

      See "Financial Statements" beginning on Page F-1.

                                  RISK FACTORS

      You should carefully consider each of the following risk factors and all of the other information in this Prospectus. If any of the following risks and uncertainties develops into actual events, our business, financial condition or results of operations could be materially and adversely affected. If that happens, the trading price of our Shares could decline significantly. The risk factors below contain forward-looking statements regarding our company. Actual results could differ materially from those set forth in the forward-looking statements.

Cautionary Statement Regarding Forward-Looking Statements

      This Prospectus contains forward-looking statements relating to events anticipated to happen in the future. These forward-looking statements are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. Forward-looking statements also may be included in other written and oral statements made or released by us. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. The words "believe," "anticipate," "intend," "expect," "estimate," "project" and similar expressions are intended to identify forward-looking statements. Forward-looking statements describe our expectations today of what we believe is most likely to occur or may be reasonably achievable in the future, but they do not predict or assure any future occurrence and may turn out to be wrong. Forward-looking statements are subject to both known and unknown risks and uncertainties and can be affected by inaccurate assumptions we might make. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially. We do not undertake any obligation to publicly update any forward-looking statements to reflect new information or future events or occurrences. These statements reflect our current views with respect to future events and are subject to risks and uncertainties about us, including, among other things:

      o     our ability to market our services successfully to new subscribers;

      o     our ability to retain a high percentage of our customers;

      o the possibility of unforeseen capital expenditures and other upfront investments required to deploy new technologies or to effect new business initiatives;

      o our ability to access markets and finance network developments and operations;

      o our expansion, including consumer acceptance of new price plans and bundled offerings;

      o     additions or departures of key personnel;

      o competition, including the introduction of new products or services by our competitors;

      o existing and future laws or regulations affecting our business and our ability to comply with these laws or regulations;

      o our reliance on the systems and provisioning processes of regional Bell operating companies;

      o     technological innovations;

      o     the outcome of legal and regulatory proceedings;

      o general economic and business conditions, both nationally and in the regions in which we operate; and

      o other factors described in this document, including those described in more detail below.

      We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this document.


                          RISKS RELATED TO OUR COMPANY

We have a history of losses and negative cash flows from operations and we anticipate such losses and negative cash flows may continue.

      We have incurred significant losses since inception, and we may continue to incur significant losses for the foreseeable future. We reported net losses of approximately $5.0 million for the six months ended June 30, 2005 and approximately $4.0 million for the year ended December 31, 2004. As of June 30, 2005, our accumulated deficit was approximately $9.7 million. We had negative cash flows from operations of approximately $4.6 million for the six months ended June 30, 2005 and $2.7 million for the year ended December 31, 2004. Our revenues may not grow or even continue at their current level. We will need to increase our revenues to become profitable. In order to increase our revenues, we need to attract and maintain customers to increase the fees we collect for our services. If our revenues do not increase as much as we expect or if our expenses increase at a greater pace than revenues, we may never be profitable or, if we become profitable, we may not be able to sustain or increase profitability on a quarterly or annual basis.

We have a limited operating history upon which you can evaluate us.

      We have only a limited operating history upon which you can evaluate our business and prospects. We commenced operations of our current business in 2004. You should consider our prospects in light of the risks, expenses and difficulties we may encounter as an early stage company in the new and rapidly evolving market for IP communications services. These risks include our ability:

      o to increase acceptance of our enhanced VoIP communications services, thereby increasing the number of users of our IP telephony services;

      o     to compete effectively, and;

      o     to develop new products and keep pace with developing technology.

      In addition, because we expect an increasing percentage of our revenues to be derived from our enhanced IP communications services, our past operating results may not be indicative of our future results.

We may not be able to expand our revenue base and achieve profitability.

      Our business strategy is to expand our revenue sources to include the IP communications services to several different customer groups. We can neither assure you that we will be able to accomplish this nor that this strategy will be profitable. Currently, our revenues are generated by providing routing and termination services to other carriers and through hardware sales. These services have not been profitable to date and may not be profitable in the future.

      In the future, we intend to generate increased revenues from enhanced IP communications services, from multiple sources, many of which are unproven. We expect that our revenues for the foreseeable future will be dependent on, among other factors:

      o     acceptance and use of IP telephony;

      o     expansion of service offerings;

      o     traffic levels on our network;

      o the effect of competition, regulatory environment, international long distance rates and access and transmission costs on our prices, and;

      o     continued improvement of our global network quality.

      We cannot assure you that a market for our services will develop. Our market is new and rapidly evolving. Our ability to sell our services may be inhibited by, among other factors, the reluctance of some end-users to switch from traditional communications carriers to IP communications carriers and by concerns with the quality of IP telephony and the adequacy of security in the exchange of information over the Internet, and the reluctance of our resellers and service providers to utilize outsourced solutions providers. End-users in markets serviced by recently deregulated telecommunications providers are not familiar with obtaining services from competitors of these providers and may be reluctant to use new providers, such as us. We will need to devote substantial resources to educate customers and end-users about the benefits of IP communications solutions in general and our services in particular. If enterprises and their customers do not accept our enhanced IP communications services as a means of sending and receiving communications, we will not be able to increase our number of paid users or successfully generate revenues in the future.

We may incur goodwill and intangible asset impairment charges.

      Our balance sheet at June 30, 2005 includes approximately $16.9 million in goodwill and approximately $13.9 million in intangible assets recorded in connection with our acquisitions. We expect to record significant additional amounts of goodwill and intangible assets as a result of our acquisition in October 2005 of substantially all of the assets relating to the VoIP business of WQN, Inc.

      In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," we test our goodwill and our intangible assets for impairment at least annually by comparing the fair values of these assets to their carrying values, and we may be required to record impairment charges for these assets if in the future their carrying values exceed their fair values. Such accounting charges related to impairment would be reflected in our consolidated statement of operations as an operating expense, and could have a material adverse impact on our results of operations and financial condition.

Potential fluctuations in our quarterly financial results may make it difficult for investors to predict our future performance.

      Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control.

The factors generally within our control include:

      o the amount and timing of capital expenditures to expand our infrastructure;

      o the amount and timing of expenses to enhance marketing and promotion efforts; and

      o the timing of announcements or introductions of new or enhanced services by us.

The factors outside our control include:

      o the timing of announcements or introductions of new or enhanced services by our competitors;

      o technical difficulties or network interruptions in the Internet or our privately-managed network;

      o general economic and competitive conditions specific to our industry.

      The foregoing factors also may create other risks affecting our long-term success, as discussed in the other risk factors. We believe that quarter-to-quarter comparisons of our historical operating results may not be a good indication of our future performance, nor would our operating results for any particular quarter be indicative of our future operating results.

We expect to need additional capital to continue our operations.

      We intend to continue to enhance and expand our network in order to maintain our competitive position and meet the increasing demands for service quality, capacity and competitive pricing. Also, the introduction of new products and/or service will require significant marketing and promotional expenses that we often incur before we begin to receive the related revenue. Our cash flow from operations has not been sufficient to meet our capital expenditure and working capital requirements. We anticipate we will need to raise additional capital to continue our operations. We may not be able to raise additional capital, and if we are able to raise additional capital through the issuance of additional equity, our current investors could experience dilution. If we are unable to obtain additional capital, we may be required to reduce the scope of our business or our anticipated growth, which would reduce our revenues.

Our network may not be able to accommodate our capacity needs.

      We expect the volume of traffic we carry over our network to increase significantly as we expand our operations and service offerings. Our network may not be able to accommodate this additional volume. In order to ensure that we are able to handle additional traffic, we may have to enter into long-term agreements for leased capacity. To the extent that we overestimate our capacity needs, we may be obligated to pay for more transmission capacity than we actually use, resulting in costs without corresponding revenues. Conversely, if we underestimate our capacity needs, we may be required to obtain additional transmission capacity from more expensive sources. If we are unable to maintain sufficient capacity to meet the needs of our users, our reputation could be damaged and we could lose users.

      Additionally, our success depends on our ability to handle a large number of simultaneous calls. We expect that the volume of simultaneous calls will increase significantly as we expand our operations. If this occurs, additional stress will be placed upon the network hardware and software that manages our traffic. We cannot assure stockholders of our ability to efficiently manage a large number of simultaneous calls. If we are not able to maintain an appropriate level of operating performance, or if our service is disrupted, then we may develop a negative reputation and our business, results of operations and financial condition would be materially adversely affected.

We face a risk of failure of computer and communications systems used in our business.

      Our business depends on the efficient and uninterrupted operation of our computer and communications systems as well as those that connect to our network. We maintain communications systems (i.e. Network Access Points) in facilities in Orlando, Atlanta, New York, Dallas, Los Angeles and we are currently constructing a NAP in Chicago. Our systems and those that connect to our network are subject to disruption from natural disasters or other sources of power loss, communications failure, hardware or software malfunction, network failures and other events both within and beyond our control. Any system interruptions that cause our services to be unavailable, including significant or lengthy telephone network failures or difficulties for users in communicating through our network or portal, could damage our reputation and result in a loss of users.

Our computer systems and operations may be vulnerable to security breaches.

      Our computer infrastructure is potentially vulnerable to physical or electronic computer viruses, break-ins and similar disruptive problems and security breaches that could cause interruptions, delays or loss of services to our users. We believe that the secure transmission of confidential information over the Internet, such as credit card numbers, is essential in maintaining user confidence in our services. We rely on licensed encryption and authentication technology to effect secure transmission of confidential information, including credit card numbers. It is possible that advances in computer capabilities, new technologies or other developments could result in a compromise or breach of the technology we use to protect user transaction data. A party that is able to circumvent our security systems could misappropriate proprietary information or cause interruptions in our operations. Security breaches also could damage our reputation and expose us to a risk of loss or litigation and possible liability. Although we have experienced no security breaches to date of which we are aware, we cannot guarantee you that our security measures will prevent security breaches.

Online credit card fraud can harm our business.

      The sale of our products and services over the Internet exposes us to credit card fraud risks. Many of our products and services, including our VoIP services, can be ordered or established (in the case of new accounts) over the Internet using a major credit card for payment. As is prevalent in retail telecommunications and Internet services industries, we are exposed to the risk that some of these credit card accounts are stolen or otherwise fraudulently obtained. In general, we are not able to recover fraudulent credit card charges from such accounts. In addition to the loss of revenue from such fraudulent credit card use, we also remain liable to third parties whose products or services are engaged by us (such as termination fees due telecommunications providers) in connection with the services which we provide. In addition, depending upon the level of credit card fraud we experience, we may become ineligible to accept the credit cards of certain issuers. We are currently authorized to accept American Express, Visa, MasterCard, and Discover. The loss of eligibility for acceptance of credit cards could significantly and adversely affect our business. We will attempt to manage fraud risks through our internal controls and our monitoring and blocking systems. If those efforts are not successful, fraud could cause our revenue to decline significantly and our business, financial condition and results of operations to be materially and adversely affected.

We depend on highly qualified technical and managerial personnel.

      Our future success also depends on our continuing ability to attract, retain and motivate highly qualified technical expertise and managerial personnel necessary to operate our businesses. We may need to give retention bonuses and stock incentives to certain employees to keep them, which can be costly to us. The loss of the services of members of our management team or other key personnel could harm our business. Our future success depends to a significant extent on the continued service of key management, client service, product development, sales and technical personnel. We do not maintain key person life insurance on any of our executive officers and do not intend to purchase any in the future. Although we generally enter into non-competition agreements with our key employees, our business could be harmed if one or more of our officers or key employees decided to join a competitor or otherwise compete with us.

      We may be unable to attract, assimilate or retain highly qualified technical and managerial personnel in the future. Wages for managerial and technical employees are increasing and are expected to continue to increase in the future. We may have difficulty in hiring and retaining highly skilled employees with appropriate qualifications. If we were unable to attract and retain the technical and managerial personnel necessary to support and grow our businesses, our businesses would likely be materially and adversely affected.

Operating internationally exposes us to additional and unpredictable risks.

      We intend to continue to enter additional markets in Eastern Europe, the Middle East, Latin America, Africa and Asia and to expand our existing operations outside the United States. International operations are subject to inherent risks, including:

      o     potentially weaker protection of intellectual property rights;

      o     political and economic instability;

      o     unexpected changes in regulations and tariffs;

      o     fluctuations in exchange rates;

      o     varying tax consequences, and;

      o uncertain market acceptance and difficulties in marketing efforts due to language and cultural differences.

Our entry into new lines of business, as well as potential future acquisitions, joint ventures or strategic transactions entails numerous risks and uncertainties that could have an adverse effect on our business.

      We may enter into new or different lines of business, as determined by management and our Board of Directors. Our acquisitions, as well as any future acquisitions or joint ventures could result, and in some instances have resulted in numerous risks and uncertainties, including:

      o potentially dilutive issuances of equity securities, which may be issued at the time of the transaction or in the future if certain performance or other criteria are met or not met, as the case may be. These securities may be freely tradable in the public market or subject to registration rights which could require us to publicly register a large amount of our Common Stock, which could have a material adverse effect on our stock price;

      o diversion of management's attention and resources from our existing businesses;

      o significant write-offs if we determine that the business acquisition does not fit or perform up to expectations;

      o the incurrence of debt and contingent liabilities or impairment charges related to goodwill and other long-lived assets;

      o difficulties in the assimilation of operations, personnel, technologies, products and information systems of the acquired companies;

      o     regulatory and tax risks relating to the new or acquired business;

      o the risks of entering geographic and business markets in which we have no or limited prior experience;

      o     the risk that the acquired business will not perform as expected;
            and

      o     material decreases in short-term or long-term liquidity.

We depend upon a contract manufacturer for our hardware products and any disruption in its business may cause us to fail to meet the demands of our customers and damage our customer relationships.

      We rely on iCable System Co. Ltd., a South Korean company, to manufacture certain of our hardware products. iCable provides comprehensive manufacturing services, including assembly of our products and procurement of materials. iCable directly ships finished products from Korea to our customers around the world. We do not have a long-term supply contract with iCable and they are not required to manufacture products for any specified period. Qualifying a new contract manufacturer and commencing commercial-scale production is expensive and time consuming and could result in a significant interruption in the supply of our products. If a change in contract manufacturers results in delays of our fulfillment of customer orders or if a contract manufacturer fails to make timely delivery of orders, we may lose revenues and suffer damage to our customer relationships.

      Additionally, iCable currently purchases the primary chipset used in our customer premise equipment, or CPE, from Broadcom. Currently, there is an available supply path and rapid delivery for these chipsets. It is not anticipated that there will be any significant shortfalls in the ability to produce equipment or deliver equipment, given past experience and current operating procedures, even under heavy volume sales. Our customers rely upon our ability to meet committed delivery dates, and any disruption in the supply of key components would seriously impact our ability to meet these dates and could result in legal action by our customers, loss of customers or harm to our ability to attract new customers.

                          RISKS RELATED TO OUR INDUSTRY

Our future success depends on the growth in the use of the Internet as a means of communications.

      If the market for IP communications, in general, and our services in particular, does not grow at the rate we anticipate or at all, we will not be able to increase our number of users or generate revenues we anticipate. To be successful, IP communications requires validation as an effective, quality means of communication and as a viable alternative to traditional telephone service. Demand and market acceptance for recently introduced services are subject to a high level of uncertainty. The Internet may not prove to be a viable alternative to traditional telephone service for reasons including:

      o     inconsistent quality or speed of service;

      o     traffic congestion on the Internet;

      o     potentially inadequate development of the necessary infrastructure;

      o     lack of acceptable security technologies;

      o lack of timely development and commercialization of performance improvements, and;

      o     unavailability of cost-effective, high-speed access to the Internet.

      If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by such growth, or its performance or reliability may decline. In addition, Web sites may from time to time experience interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, Internet usage, as well as usage of our communications portal and our services, could be adversely affected.

Intense competition could reduce our market share and harm our financial performance.

      Competition in the market for IP communications services is becoming increasingly intense and is expected to increase significantly in the future. The market for Internet and IP communications is new and rapidly evolving. We expect that competition from companies both in the Internet and telecommunications industries will increase in the future. Our competitors include both start-up IP telephony service providers and established traditional communications providers. Many of our existing competitors and potential competitors have broader portfolios of services, greater financial, management and operational resources, greater brand-name recognition, larger subscriber bases and more experience than we have. In addition, many of our IP telephony competitors use the Internet instead of a private network to transmit traffic. Operating and capital costs of these providers may be less than ours, potentially giving them a competitive advantage over us in terms of pricing. We also compete against the growing market of discount telecommunications services including calling cards, prepaid cards, call-back services, dial-around or 10-10 calling and collect calling services. In addition, some Internet service providers have begun to aggressively enhance their real time interactive communications, focusing on instant messaging, PC-to-PC and PC-to-phone, and/or broadband phone services.

      In addition, traditional carriers, cable companies and satellite television providers are bundling services and products not offered by us with internet telephony services. While this provides us with the opportunity to offer these companies our products and services as a way for them to offer internet telephony services, it also introduces the risk that they will introduce these services on their own utilizing other options while at the same time making it more difficult for us to compete against them with direct to consumer offerings of our own. If we are unable to provide competitive service offerings, we may lose existing users and be unable to attract additional users. In addition, many of our competitors, especially traditional carriers, enjoy economies of scale that result in a lower cost structure for transmission and related costs, which cause significant pricing pressures within the industry. In order to remain competitive we intend to increase our efforts to promote our services, and we cannot be sure that we will be successful in doing this.

      In addition to these competitive factors, recent and pending deregulation in some of our markets may encourage new entrants. We cannot assure you that additional competitors will not enter markets that we plan to serve or that we will be able to compete effectively.

Decreasing telecommunications rates may diminish our revenues and profitability.

      International and domestic telecommunications rates have decreased significantly over the last few years in most of the markets in which we operate, and we anticipate that rates will continue to be reduced in all of the markets in which we do business or expect to do business. Users who select our services to take advantage of the current pricing differential between traditional telecommunications rates and our rates may switch to traditional telecommunications carriers as such pricing differentials diminish or disappear, and we will be unable to use such pricing differentials to attract new customers in the future. In addition, our ability to market our carrier transmission services to telecommunications carriers depends upon the existence of spreads between the rates offered by us and the rates offered by traditional telecommunications carriers, as well as a spread between the retail and wholesale rates charged by the carriers from which we obtain wholesale service. Continued rate decreases will require us to lower our rates to remain competitive could reduce our revenues and reduce or possibly eliminate our gross profit from our carrier transmission services. If telecommunications rates continue to decline, we may lose users for our services.

We may not be able to keep pace with rapid technological changes in the communications industry.

      Our industry is subject to rapid technological change. We cannot predict the effect of technological changes on our business. In addition, widely accepted standards have not yet developed for the technologies we use. We expect that new services and technologies will emerge in the market in which we compete. These new services and technologies may be superior to the services and technologies that we use, or these new services may render our services and technologies obsolete. To be successful, we must adapt to our rapidly changing market by continually improving and expanding the scope of services we offer and by developing new services and technologies to meet customer needs. Our success will depend, in part, on our ability to license leading technologies and respond to technological advances and emerging industry standards on a cost-effective and timely basis. We may need to spend significant amounts of capital to enhance and expand our services to keep pace with changing technologies.

Third parties might infringe upon our proprietary technology.

      We cannot assure you that the steps we have taken to protect our intellectual property rights will prevent misappropriation of our proprietary technology. To protect our rights to our intellectual property, we rely on a combination of trademark and trade secret protection, confidentiality agreements and other contractual arrangements with our employees, affiliates, strategic partners and others. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Effective copyright and trade secret protection may not be available in every country in which we offer or intend to offer our services. Failure to adequately protect our intellectual property could harm our brand, devalue our proprietary content and affect our ability to compete effectively. Further, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources.

If we are not able to obtain necessary licenses of third-party technology at acceptable prices, or at all, some of our products may become obsolete.

      From time to time, we may be required to license technology from third parties to develop new products or product enhancements. Third-party licenses may not be available or continue to be available to us on commercially reasonable terms. The inability to maintain or re-license any third-party licenses required in our current products, or to obtain any new third-party licenses to develop new products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost, and delay or prevent us from making these products or enhancements, any of which could seriously harm the competitiveness of our products. We currently license third party technology for products acquired through the WQN acquisition. We anticipate migrating these products to our internal technology over the next six to 12 months at which point we will have no current reliance on third party technology.

Government regulation and legal uncertainties relating to IP telephony could harm our business.

      Historically, voice communications services have been provided by regulated telecommunications common carriers. We offer voice communications to the public for international and domestic calls using IP telephony, and we do not operate as a licensed telecommunications common carrier in any jurisdiction. Based on specific regulatory classifications and recent regulatory decisions, we believe we qualify for certain exemptions from telecommunications common carrier regulation in many of our markets. However, the growth of IP telephony has led to close examination of its regulatory treatment in many jurisdictions making the legal status of our services uncertain and subject to change as a result of future regulatory action, judicial decisions or legislation in any of the jurisdictions in which we operate. Established regulated telecommunications carriers have sought and may continue to seek regulatory actions to restrict the ability of companies such as ours to provide services or to increase the cost of providing such services. In addition, our services may be subject to regulation if regulators distinguish phone-to-phone telephony service using IP technologies over privately-managed networks such as our services from integrated PC-to-PC and PC-originated voice services over the Internet. Some regulators may decide to treat the former as regulated common carrier services and the latter as unregulated enhanced or information services. Application of new regulatory restrictions or requirements to us could increase our costs of doing business and prevent us from delivering our services through our current arrangements. In such event, we would consider a variety of alternative arrangements for providing our services, including obtaining appropriate regulatory authorizations for our local network partners or ourselves, changing our service arrangements for a particular country or limiting our service offerings. Such regulations could limit our service offerings, raise our costs and restrict our pricing flexibility, and potentially limit our ability to compete effectively. Further, regulations and laws which affect the growth of the Internet could hinder our ability to provide our services over the Internet.

      Recent regulatory enactments by the FCC will require us to provide enhanced Emergency 911 dialing capabilities to our subscribers as part of our standard VoIP services and to comply with certain notification requirements with respect to such capabilities, these requirements will result in increased costs and risks associated with the delivery of our VoIP services.

      On June 3, 2005, the FCC released the "IP-Enabled Services and E911 Requirements for IP-Enabled Service Providers, First Report and Order and Notice of Proposed Rulemaking" (the "E911 Order"). The E911 Order requires, among other things, that VoIP service providers that interconnect to the public switched telephone network ("Interconnected VoIP Providers") supply enhanced emergency 911 dialing capabilities ("E911") to their subscribers no later than 120 days from the effective date of the E911 Order. The effective date of the E911 Order is July 29, 2005. As part of such E911 capabilities, Interconnected VoIP Providers are required to mimic the 911 emergency calling capabilities offered by traditional landline phone companies. Specifically, all Interconnected VoIP Providers must deliver 911 calls to the appropriate local public safety answering point ("PSAP"), along with call back number and location, where the PSAP is able to receive that information. Such E911 capabilities must be included in the basic service offering of the Interconnected VoIP Providers; it cannot be an optional or extra feature. The PSAP delivery obligation, along with call back number and location information must be provided regardless of whether the service is "fixed" or "nomadic." User registration of location is permissible initially, although the FCC is committed to an advanced form of E911 that will determine user location without user intervention, one of the topics of the further Notice of Proposed Rulemaking to be released.

      Additionally, the E911 Order required that, by July 29, 2005 (the effective date of the E911 Order), each Interconnected VoIP Provider must have:
(1) specifically advised every new and existing subscriber, prominently and in plain language, of the circumstances under which the E911 capabilities service may not be available through its VoIP services or may in some way be limited by comparison to traditional landline E911 services; (2) obtained and kept a record of affirmative acknowledgement from all subscribers, both new and existing, of having received and understood the advisory described in the preceding item (1); and (3) distributed to its existing subscribers warning stickers or other appropriate labels warning subscribers if E911 service may be limited or not available and instructing the subscriber to place them on or near the equipment used in conjunction with the provider's VoIP services. We have complied with the requirements set forth in the preceding items (1) and (3). However, despite engaging in significant efforts, as of October 12, 2005, we had received the affirmative acknowledgements required by the preceding item (2) from less than 15% of our VoIP subscribers.

      On July 26, 2005, noting the efforts made by Interconnected VoIP Providers to comply with the E911 Order's affirmative acknowledgement requirement, the Enforcement Bureau of the FCC (the "EB") released a Public Notice communicating that, until August 30, 2005, it would not initiate enforcement action against any Interconnected VoIP Provider with respect to such affirmative acknowledgement requirement on the condition that the provider file a detailed report with the FCC by August 10, 2005. The report must set forth certain specific information relating to the provider's efforts to comply with the requirements of the E911 Order. Furthermore, the EB stated its expectation that that if an Interconnected VoIP Provider has not received such affirmative acknowledgements from 100% of its existing subscribers by August 29, 2005, then the Interconnected VoIP Provider would disconnect, no later than August 30, 2005, all subscribers from whom it has not received such acknowledgements. On August 26, 2005, the EB released another Public Notice communicating that it would not, until September 28, 2005, initiate enforcement action regarding the affirmative acknowledgement requirement against those providers that: (1) previously filed reports on or before August 10, 2005 in accordance with the July 26 Public Notice; and (2) file two separate updated reports with the FCC by September 1, 2005 and September 22, 2005 containing certain additional required information relating to such provider's compliance efforts with respect to the E911 Order's requirements. The EB further stated in the second Public Notice its expectation that, during the additional period of time afforded by the extension, all Interconnected VoIP Providers that qualified for such extension would continue to use all means available to them to obtain affirmative acknowledgements from all of their subscribers.

      Our VoIP services that are subject to the E911 Order account for a material portion of our current VoIP revenues. However, our VoIP retail net revenues were not substantial for the six months ending June 30, 2005 as they were approximately $26,362.00. Since the E911 Order, we have fully complied with the mandated FCC reporting requirements and the FCC has acknowledged that enforcement will not be pursued.

      With the recent acquisition on WQN, Inc.'s VoIP Assets we have confirmed that WQN has filed and complied with the E911 order. We will be filing the required acknowledgment letter relating to WQN RocketVoIP Subscribers on October 25, 2005. The most recent E911 compliance deadline is November 29, 2005.

      On October 9, 2005 we announced a new service called v911 to support E911 not only for our customers but as a service to be resold to Service Providers that need E911 compliance. Additional information on this service is referenced within this document.

      Although the EB has thus far granted three extensions to its deadline for obtaining affirmative acknowledgements from 100% of Interconnected VoIP Providers' subscribers, the EB may or may not provide additional extensions to such deadline and the Company may or may not qualify for such extensions. If we are required by the EB to suspend VoIP service to a material portion of our VoIP subscribers for a material period of time due to our non-compliance with the E911 Order, our revenues and operating results from our current VoIP operations will deteriorate.

      Even assuming our full compliance with the E911 Order, such compliance and our efforts to achieve such compliance, will increase our cost of doing business in the VoIP arena and may adversely affect our ability to deliver our VoIP telephony services to new and existing customers in all geographic regions.

Our products must comply with industry standards, FCC regulations, state, country-specific and international regulations, and changes may require us to modify existing products.

      In addition to reliability and quality standards, the market acceptance of telephony over broadband IP networks is dependent upon the adoption of industry standards so that products from multiple manufacturers are able to communicate with each other. There is currently a lack of agreement among industry leaders about which standard should be used for a particular application, and about the definition of the standards themselves. These standards, as well as audio and video compression standards, continue to evolve. We also must comply with certain rules and regulations of the Federal Communications Commission (FCC) regarding electromagnetic radiation and safety standards established by Underwriters Laboratories, as well as similar regulations and standards applicable in other countries. Standards are continuously being modified and replaced. As standards evolve, we may be required to modify our existing products or develop and support new versions of our products. The failure of our products to comply, or delays in compliance, with various existing and evolving industry standards could delay or interrupt volume production of our IP telephony products, which would have a material adverse effect on our business, financial condition and operating results.

Increased costs associated with corporate governance compliance may significantly affect our results of operations.

      The Sarbanes-Oxley Act of 2002 will require changes in some of our corporate governance and securities disclosure and compliance practices, and will require a thorough documentation and evaluation of our internal control procedures. We expect this to increase our legal compliance and financial reporting costs. This could also make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur higher costs to obtain coverage. In addition, they could make it more difficult for us to attract and retain qualified members of our board of directors, or qualified executive officers. We are presently evaluating and monitoring regulatory developments and cannot estimate the timing or magnitude of additional costs we may incur in this regard.

Our internal controls over financial reporting may not be adequate and our independent auditors may not be able to certify as to their adequacy, which could have a significant and adverse effect on our business and reputation.

      Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities Exchange Commission associated with this Act, which we refer to as Section 404, require a reporting company to, among other things, annually review and disclose its internal controls over financial reporting, and evaluate and disclose changes in its internal controls over financial reporting quarterly. Under Section 404 a reporting company is required to document and evaluate such internal controls in order to allow its management to report on, and its independent auditors attest to, these controls. We will be required to comply with Section 404 not later than our fiscal year ending December 2007. We are currently evaluating our strategy to begin performing the system and process documentation, evaluation and testing required (and any necessary remediation) in an effort to comply with management certification and auditor attestation requirements of Section 404. In the course of our ongoing evaluation, we may identify areas of our internal controls requiring improvement, and plan to design enhanced processes and controls to address issues that might be identified through this review. As a result, we expect to incur additional expenses and diversion of management's time. We cannot be certain as to the timing of completion of our documentation, evaluation, testing and remediation actions or the impact of the same on our operations and may not be able to ensure that the process is effective or that the internal controls are or will be effective in a timely manner. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent auditors may not be able to certify as to the effectiveness of our internal control over financial reporting and we may be subject to sanctions or investigation by regulatory authorities, such as the Securities and Exchange Commission. As a result, there could be an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such actions could adversely affect our results.

We expect to seek to raise additional capital in the future, which may not be available to us, and if it is available, may dilute the ownership of our common stock.

      In the future, we expect to seek to raise additional funds through public or private debt or equity financings in order to:

      o     fund ongoing operations and capital requirements;
      o take advantage of opportunities, including more rapid expansion or acquisition of complementary products, technologies or businesses;
      o     develop new products; or
      o     respond to competitive pressures.

      Any additional capital raised through the sale of convertible debt or equity may further dilute an investor's percentage ownership of our common stock. Furthermore, additional financings may not be available on terms favorable to us, or at all. A failure to obtain additional funding could prevent us from making expenditures that may be required to grow or maintain our operations.

Our stock price has been and may continue to be volatile.

      The market for technology stocks in general and our common stock in particular, has been and will likely continue to be extremely volatile. The following factors could cause the market price of our common stock to fluctuate significantly:

      o     the addition or loss of any major customer;
      o changes in the financial condition or anticipated capital expenditure purchases of any existing or potential major customer;
      o     quarterly variations in our operating results;
      o     changes in financial estimates by securities analysts;
      o     speculation in the press or investment community;
      o announcements by us or our competitors of significant contracts, new products or acquisitions, distribution partnerships, joint ventures or capital commitments;
      o sales of common stock or other securities by us or by our shareholders in the future;
      o     securities and other litigation;
      o announcement of a stock split, reverse stock split, stock dividend or similar event;
      o economic conditions for the telecommunications, networking and related industries; and
      o     worldwide economic instability.

                           RISKS RELATED TO OUR STOCK

We expect to seek to raise additional capital in the future, which may not be available to us, and if it is available, may dilute the ownership of our common stock.

      In the future, we expect to seek to raise additional funds through public or private debt or equity financings in order to:

      o     fund ongoing operations and capital requirements;

      o take advantage of opportunities, including more rapid expansion or acquisition of complementary products, technologies or businesses;

      o     develop new products; or

      o     respond to competitive pressures.

      Any additional capital raised through the sale of convertible debt or equity may further dilute an investor's percentage ownership of our common stock. Furthermore, additional financings may not be available on terms favorable to us, or at all. A failure to obtain additional funding could prevent us from making expenditures that may be required to grow or maintain our operations.

We do not expect to pay dividends.

      We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain profits, if any, to fund growth and expansion.

                                 USE OF PROCEEDS

      WE WILL NOT RECEIVE ANY PROCEEDS FROM THE SALE OF THE COMMON STOCK OFFERED BY THIS PROSPECTUS. THE SELLING SHAREHOLDERS WILL RECEIVE ALL OF THE PROCEEDS.

      We, however, will receive funds upon any exercise for cash of the warrants held by the selling shareholders. If any of such warrants are exercised for cash, we will receive the exercise price for the warrants. Any funds received upon exercise of the warrants will be applied to our working capital needs. There can be no assurance that any of the warrants will be exercised.

                              SELLING SHAREHOLDERS

      We have agreed to register 15,372,245 shares of our common stock, beneficially owned by the selling shareholders. These shares were acquired or will be acquired by the selling shareholders pursuant to private placement offerings of our securities (the "Placements") completed in July 2005 and the warrants issued under the Placements. Included in the total number of shares, we are registering for resale up to 3,492,658 shares of common stock that may be issued upon the exercise of warrants issued to certain of the selling shareholders. The shares of common stock beneficially owned by each of the selling shareholders are being registered to permit public secondary trading of these shares, and the selling shareholders may offer these shares for resale from time to time. See "Plan of Distribution."

      The following table sets forth the names of the selling shareholders, the number of shares of common stock owned beneficially by each Selling Shareholder as of October 9, 2005 and the number of shares that may be offered pursuant to this Prospectus. Except as may be identified in the footnotes to the table, none of the selling shareholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates. The table has been prepared based upon information furnished to us by or on behalf of the selling shareholders.

      The selling shareholders may decide to sell all, some, or none of the shares of common stock listed below. We cannot provide you with any estimate of the number of shares of common stock that any of the selling shareholders will hold in the future.

      For purposes of this table, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting power and investment power with respect to such shares. All percentages are approximate.

      As explained below under "Plan of Distribution", we have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the list of shares under this Prospectus.

                                                                                  Number of
                                                                                  Shares of
                                            Maximum Number of                    Common Stock
                                            Shares of Common                        Owned
                                           Stock Beneficially                   Following the
                                              Owned Prior           Maximum        Offering
                                              the Offering         Number of    Assuming Sale
                                         ----------------------   Shares Sold   of All Shares
Selling Shareholder                        Shares     Warrants      Hereby      Offered Hereby
--------------------------------------   ----------   ---------   -----------   --------------
Stonestreet Limited Partnership(1)          718,750     359,375     1,078,125               --
Whalehaven Capital(2)                       575,000     287,500       862,500               --
Ellis International(3)                      359,375     179,688       539,063               --
Bristol Investment Fund(4)                  958,332     479,166     1,437,498               --
Alpha Capital(5)                          1,005,824     479,166     1,437,498           47,492
NITE Capital, LP(6)                         287,500     143,750       431,250               --
Additional Registered Shares issuable
in certain circumstances pursuant to
subscription agreements with foregoing
persons                                          --          --     3,266,672               --
Adam Sosne                                   40,000                    40,000               --
Alice Evans                                   8,000                     8,000               --
Allan D. Weinberg                             3,750                     3,750               --
Ann-Marie H. Cooper                           3,125                     3,125               --
B.P. Butler                                   6,250                     6,250               --
Brian A. Stover                              10,000                    10,000               --
Charles H. Obermeyer                         11,250                    11,250               --
Cheryl Noir, Inc.                            10,000                    10,000               --
Cheryl Stasky Mora                            3,750                     3,750               --
Cheryll Grant Coleman                         6,250                     6,250               --
Clifton A. Pufpaff                            3,125                     3,125               --
Domenic Secondo                              20,000                    20,000               --
Don A. Jackson                               17,067                    17,067               --
Donald L. Seidler & Jaclyn Seidler           57,500                    57,500               --
Edward F. Orski                              80,288                    80,288               --
Edwin Earl Spencer                           11,250                    11,250               --
Emmet / Pauline Tedesco                       3,125                     3,125               --
Frederick F. Baldwin, Jr.                     8,000                     8,000               --
Harvey Lowestein                             13,942                    13,942               --
Herbert J. Hoffman                            3,750                     3,750               --
Howard L. Murray                              6,250                     6,250               --

Hubert Owen McLamb                            5,000                     5,000               --
Insight Builders                             20,000                    20,000               --
Jacg Paltini                                 10,000                    10,000               --
Jackie G. Smith / Victor Lee Smith           10,000                    10,000               --
Janice / Tommy Cavenaugh                     31,250                    31,250               --
Jeffrey M. Ramsay                             5,625                     5,625               --
John Evans                                   12,000                    12,000               --
John Sutton, Inc.                           285,715                   285,715               --
Judith Cooperstein                            6,250                     6,250               --
Kanoy / Fulford                              12,500                    12,500               --
Kruklitis Family Trust                        3,125                     3,125               --
Lauren Ann Hon Trust                          5,000                     5,000               --
Lawrence Broderick                           10,192                    10,192               --
Margaret M. Lee                               5,000                     5,000               --
Marshall Robert Davenport Jr.                56,250                    56,250               --
Matthew A. Burklund                          25,000                    25,000               --
Michael A. Frank                             10,000                    10,000               --
Michael Stone                                10,000                    10,000               --
Myron Swetlitz                               10,000                    10,000               --
Nelson Teague                                23,384                    23,384               --
Paul Arita                                   17,884                    17,884               --
Rachel Alexander                             10,000                    10,000               --
Raymond Real                                 10,817                    10,817               --
Robert Blumberg                              10,000                    10,000               --
Robert Tyson & June Tyson                     6,250                     6,250               --
Romell Reed                                   3,125                     3,125               --
Rosemary Rouen                                5,000                     5,000               --
Ruth Teresa Tyson                             7,740                     7,740               --
Scott Taylor                                 35,769                    35,769               --
T.P. Bourneuf                                25,201                    25,201               --
Ted G. Seawell                                3,125                     3,125               --
Thomas A. Dunican                             5,000                     5,000               --
Virginia Beury Helms / Fleet Helms            2,500                     2,500               --
William Bergeron                             47,500                    47,500               --
William D. Carrol                             6,250                     6,250               --
William E. Gardner / Sue Alvis               10,000                    10,000               --
William J. Little                            10,000                    10,000               --
Dean A. Bodenscatz &                         12,500      12,500        25,000               --
GeraldT. Williamson                          12,500      12,500        25,000               --
Howard K. Brown                              20,000      20,000        40,000               --
James D. Conner                              20,000      20,000        40,000               --
Kenneth D. Wickwire                          12,500      12,500        25,000               --
Michael T. Macomson                          25,000      25,000        50,000               --
Michael L. Cole                              12,500      12,500        25,000               --
Philip Ackert                                25,000      25,000        50,000               --
Puline Tedesco                               20,192      12,500        25,000            7,692
RobertW. Fitzgerald                          25,000      25,000        50,000               --
Robert C. Demmy                              12,500      12,500        25,000               --
Robert H. McDonald                          100,000     100,000       200,000               --
Roderick R. Baker                            18,750      18,750        37,500               --
Samuel Cole Porter                           13,000      13,000        26,000               --
Ted Bodewschatz                              12,500      12,500        25,000               --
William D. Chadwick                          25,000      25,000        50,000               --
Andrew J. Dietzler &                         12,500      12,500        25,000               --
Arnold R. Atkins                             13,125      13,125        26,250               --
Arturo Alonso                                12,500      12,500        25,000               --

Dominick Schiavone                           50,000      50,000       100,000               --
Herbert & Rita Cooper                        12,500      12,500        25,000               --
Ronald E. Stasky &                           12,500      12,500        25,000               --
Jeffrey G. Roberts                           35,000      15,000        30,000           20,000
Joseph & David Kwietnewski                   12,500      12,500        25,000               --
Kevin Grenz                                  43,750      43,750        87,500               --
Larry Street                                 31,250      31,250        62,500               --
Ronna Fisher                                 12,500      12,500        25,000               --
Stuart I. Kosh(7)                           778,227     350,000       700,000          428,227
Thomas F. Reeves                            318,961      56,250       143,750          231,461
DavidBrown                                   25,000      25,000        50,000               --
Harvey Lowenstein Ira                        12,500      12,500        25,000               --
Thomas R. Harkins                            41,250      41,250        82,500               --
Thomas R. Harkins & Jayne Harkins            37,500      37,500        75,000               --
Anthony Gallo                                 9,750                     9,750               --
Claude S Morris                              16,250                    16,250               --
Connie Krupka                                 3,000                     1,000            2,000
Creative Marketing                          100,000     400,000       500,000               --
David H. Arrington                            3,300                     2,333              967
David L. Ebershoff                           91,000                    33,333           57,667
David S. Trescot                              2,000                     1,000            1,000
Granite Enterprise                           20,000                    20,000               --
Harold E. Gear                              151,000                    66,667           84,333
John H. Trescot Jr.                         125,667                    66,667           59,000
W. W. Gay                                    60,000                    20,000           40,000
Kelley Smith                                  2,000                     1,500              500
Leigh Trescot                                 7,000                     5,000            2,000
Moshe Sharan                                700,000                   125,000          575,000
MZM Capital                                  20,000      54,138        74,138               --
Nancy J Trescot                              10,000                     1,000            9,000
Raymond B. Bunton                             3,000                     2,000            1,000
Reuven Michaeli                             916,250                   392,000          524,250
Ronald E. Clark                               3,000                     2,000            1,000
Tami Hamilton                                20,000                    10,000           10,000
Thomas E. Thornhill                           3,000                     2,000            1,000
VanNoy Thornhill                              3,000                     2,000            1,000
M500 Inc                                    125,000                    50,000           75,000
Hitron Technologies USA(8)                  239,097                   239,097               --
Akanji Okuboye                               72,490                     7,249           65,241
Albert & Delia Silva                         25,766                     2,577           23,189
Albert Aletto                                 8,052                       805            7,247
Amie Selecman                                 8,052                       805            7,247
Conquest Development (A. Preston)            51,563                     5,156           46,407
Anthony Tallman                               8,052                       805            7,247
Armando & Linda Esteves                       8,052                       805            7,247
Arthur Levesque                               8,052                       805            7,247
Bernard Odoy Jr                              61,875                     6,188           55,687
Carrie Caruso                                20,953                     2,095           18,858
Charlene Stehling                            13,691                     1,369           12,322
Christopher Lang                             25,781                     2,578           23,203
Curtis Frank                                 13,200                     1,320           11,880
Damian Sousa                                 51,563                     5,156           46,407
Dan Hochman                                  51,563                     5,156           46,407
Denise & Christian Carlstrom                  8,382                       838            7,544
E Lance Vetter                               25,781                     2,578           23,203
Frank Bianco                                 16,109                     1,611           14,498

Pershing, LLC C/F George Yaffe, IRA         103,125                    10,313           92,812
Gino & Mary De Conti                          8,052                       805            7,247
GMN Partnership(9)                          150,875                    15,087          135,788
Heather Howard                              100,000                   100,000               --
Jason & Susan Hollander                      17,531                     1,753           15,778
John De Cecco III                             8,052                       805            7,247
John Piotrowski                             295,206                    29,521          265,685
John Rebello III                             16,109                     1,611           14,498
Jose Martinez                               266,436                    26,644          239,792
Joseph & Judith Levis                       206,250                    20,625          185,625
Judith Milner                                83,820                     8,382           75,438
Kathleen Long                                 8,055                       806            7,249
Kathleen Masino                              24,162                     2,416           21,746
Ken Hynes & Karen McSweeney                  16,109                     1,611           14,498
Kevin B. Halter                           1,700,000                   300,000        1,400,000
Kevin & Janet Miller                         48,403                     4,840           43,563
Krishna Reddy                                 8,055                       806            7,249
Lauren Spickler                              84,317                     8,432           75,885
Pershing, LLC C/F Lee Yaffe, IRA             52,800                     5,280           47,520
Lee Yaffe                                    54,450                     5,445           49,005
Linda Yaffe                                  10,313                     1,031            9,282
Marc & Karren Yaffe                          10,313                     1,031            9,282
Mark De Stefano                               8,052                       805            7,247
Max Plojing                                   4,192                       419            3,773
Michael Wineland                             32,219                     3,222           28,997
Nicholas Bianco                              65,232                     6,523           58,709
Nick Iannuzzi                               134,111                    13,411          120,700
Oli Sjurdagard                               82,500                     8,250           74,250
Patrick Shea                                 11,276                     1,128           10,148
Frank Bianco                                118,790                    11,879          106,911
Richard Bianco                               16,109                     1,611           14,498
Ricky Birkes & Anne Fuery                     9,661                       966            8,695
Robert Spickler                              52,697                     5,270           47,427
Ron Harden                                  157,137                    50,814          106,323
Russell McAndrew                             25,781                     2,578           23,203
Stephen Samuelson                             8,052                       805            7,247
Stephen Smith                                52,593                     5,259           47,334
Thad Bydlon                                 189,216                    42,647          146,569
William Scampoli                             16,109                     1,611           14,498
William Jones                               150,000                   150,000               --
Byron Butler                                 12,500                    12,500               --
Peter Curriers                              118,790                    11,879          106,911
RFMJ Inc.                                   125,000                   125,000               --
Ebony Finance                               250,000                   100,000          150,000
Andreas Meixger                              30,000                    30,000               --
Robert Kraak                                 50,000                    50,000               --
Paul Burkhart                                10,000                    10,000               --
Newbridge Securities Corporation(10)             --      75,063        75,063               --
Stefan Gort                                  10,000                    10,000               --
--------------------------------------   ----------   ---------   -----------   --------------
TOTAL                                    14,957,151   3,567,721    15,372,245        6,419,299

------------
*     Less than one percent.

(1) Stonestreet Limited Partnership is a Canada Limited Partnership. The shares beneficially owned consist of 718,750 shares of common stock, 179,688 warrants exercisable at $1.38 per share and 179,688 warrants exercisable at $1.60 per share. Stonestreet Limited Partnership has advised the Company that Michael Finklestein has dispositive and voting power for all of its shares in the Company.

(2) Whalehaven Capital Fund LTD is a Bermuda company. The shares beneficially owned consist of 575,000 shares of common stock, 143,750 warrants exercisable at $1.37 per share and 143,750 warrants exercisable at $1.60 per share. Whalehaven Capital Fund has informed the Company that Michael Finkelstein has dispositive and voting power for all of its shares in the Company.

(3) Ellis International LTD is a Republic of Panama company. The shares beneficially owned consist of 359,375 shares of common stock, 89,844 warrants exercisable at $1.37 per share and 89,844 warrants exercisable at $1.60 per share. Ellis International LTD has informed the Company that Willhelm Ungar has dispositive and voting power for all of its shares in the Company

(4) Bristol Investment Fund LTD is a Cayman Islands company. The shares beneficially owned consist of 958,332 shares of common stock, 239,583 warrants exercisable at $1.37 per share and 239,583warrants exercisable at $1.60 per share. Bristol Investment Fund LTD has informed the Company that Paul Kessler has dispositive and voting power for all of its shares in the Company

(5) Alpha Capital AG is a Liechtenstein corporation. The shares beneficially owned consist of 1,005,824 shares of common stock, 239,583 warrants exercisable at $1.37 per share and 239,583 warrants exercisable at $1.60 per share. Alpha Capital AG has informed the Company that Konrad Ackerman has dispositive and voting power for all of its shares in the Company.

(6) NITE Capital, LP is a USA Limited Liability Corporation. The shares beneficially owned consist of 287,500 shares of common stock, 71,875 warrants exercisable at $1.37 per share and 71,875 warrants exercisable at $1.60 per share. NITE Capital, LP has informed the Company that Keith A. Goodman has dispositive and voting power for all of its shares in the Company

(7) Stuart Kosh will be nominated for election as a director at the next Shareholder meeting.

(8) Hitron Technologies USA is a USA Corporation. The shares beneficially owned consist of 239,097 shares of common stock. Hitron Technologies USA has informed the Company that Fuyung Lai has dispositive and voting power for all of its shares in the Company.

(9) GMN Partneship is a USA Partnership. The shares beneficially owned consist of 150,875 shares of common stock. GMN Partneship has informed the Company that Mr. Julius Grant has dispositive and voting power for all of its shares in the Company.

(10) Newbridge Corporation is a USA company. The shares beneficially owned consist of 75, 063 warrants exercisable at $2.23 per share. Newbridge Corporation has informed the Company that Scott Goldstein and Guy Amico have dispositive and voting power for all of its shares in the Company.

                              PLAN OF DISTRIBUTION

      The shares may be sold from time to time by the selling shareholders or by pledges, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or on any stock exchange on which the common stock of the Company may be listed at the time of sale or otherwise at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately-negotiated transactions;

      o broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

      The selling shareholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus.

      Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      We have agreed to pay for all costs and expenses incident to the issuance, offer, sale and delivery of the shares of common stock offered by the selling shareholders, including all expenses and fees of preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of such items. We will not pay sales or brokerage commissions or discounts with respect to sales of the shares offered by the selling shareholders.

      Any broker-dealers or agents that are involved in selling the shares are "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. One selling shareholder (Newbridge Security Corp.) is a registered broker dealer.

      We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling shareholders, but excluding brokerage commissions or underwriter discounts. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities under the Securities Act.

                         DIVIDEND POLICY AND MARKET DATA

Dividends

      We have no current plans to pay any future cash dividends on the common stock. Instead, we intend to retain all earnings, other than those required to be paid to the holders of the preferred stock, to support our operations and future growth. The payment of any future dividends on the common stock will be determined by the Board of Directors based upon our earnings, financial condition and cash requirements, possible restrictions in future financing agreements, if any, business conditions and such other factors deemed relevant.

Market Information

      The common stock is traded on the Over-the-Counter Bulletin Board under the symbol VOII. The quotations below reflect inter-dealer prices, without retail markup, markdown or commissions and may not represent actual transactions. The following table shows the bid price range of our common stock for the time periods indicated:

                FROM           TO       HIGH     LOW
                --------   ----------   -----   -----
                1/1/2002   12/31/2003     *       *
                1/1/2004   3/31/2004    $0.85   $0.80
                4/1/2004   6/30/2004     6.75    1.35
                7/1/2004   9/30/2004     3.20    1.10
                10/01/04    12/31/04     4.75    1.05
                01/01/05    03/31/05     4.08    1.61
                04/01/05    06/30/05     1.65    1.03
                07/01/05    09/30/05     2.38    0.95


      *Trading in the shares of our predecessor was sporadic and did not produce reported quotations.

Holders

      As of September 30, 2005 there were approximately 480 shareholders of record and an unknown number of beneficial holders holding through brokers.

                                BUSINESS HISTORY

      We were incorporated on August 3, 1998 under our original name of Millennia Tea Masters under the laws of the State of Texas. In February 2004 we exchanged 12,500,000 shares for the assets of two start-up telecommunication businesses, eGlobalphone, Inc. and VoIP Solutions, Inc. We changed our name to VoIP, Inc. in April 2004. We consummated the acquisitions of DTNet Technologies, Inc., a hardware supplier, and VoIP Americas, Inc., a VoIP related company, in June and September, respectively, of 2004. We decided to exit our former tea business in December 2004 and focus our efforts and resources in the Voice over Internet Protocol telecommunications industry. In May 2005 we completed the acquisition of Caerus, Inc., a VoIP carrier and service provider, and in October 2005 we purchased substantially all of the assets of WQN's, Inc. VoIP business.

Business Overview

      We are an emerging global provider of advanced communications services utilizing Voice over Internet Protocol (VoIP) technology. Internet Protocol telephony is the real time transmission of voice communications in the form of digitized "packets" of information over the Internet or a private network, similar to the way in which e-mail and other data is transmitted. VoIP services allow consumers and businesses to communicate at dramatically reduced costs compared to traditional telephony networks.

      Since 2004, we have developed our business through complementary and synergistic strategic acquisitions. These acquisitions have provided us with important technology, intellectual capital and VoIP expertise, trade names, domain names, VoIP enhanced service applications, key business relationships and revenues. We own our network, technology and have the ability to provide complete product and service solutions, including outsourced customer service and hardware fulfillment. We are a certified Competitive Local Exchange Carrier
(CLEC) and Interexchange Carrier (IXC) which allows us to receive more favorable rates from the Regional Bell Operating Companies (RBOCs) and the traditional long-distance carriers than telephony resellers who are not CLECs or IXCs as well as provide regulatory compliance in an industry that is moving quickly towards controls and regulations. We provide a comprehensive portfolio of advanced telecommunications technologies, enhanced service solutions, and broadband products to the VoIP industry. Our customers include RBOCs, CLECs, IXCs, wireless carriers, resellers, Internet Service Providers (ISPs), Cable Multiple System Operators ("cable operators") and other providers of telephony services in the United States and various countries around the world

      Our goal is to become the premier enabler for packet communication services for carriers, service providers and cable operators seeking to offer value-added voice, data and enhanced services products utilizing VoIP technology.

Our Technology and Network

      We began developing our proprietary hardware and software in 2002, establishing strategic relationships with companies such as Intel, Brooktrout, Sonus, iCable and other manufacturers of both hardware and software.

      Our proprietary softswitch features tools that relieve the interoperability and cost issues that typically affect the implementation of VoIP softswitch technology by traditional carriers, enabling them to offer cost-competitive, viable VoIP services. Our softswitch architecture is protocol agnostic, allowing seamless integration with the legacy-based networks (referred to in the industry as Time Division Multiplexing, or TDMs) employed by the traditional telephony companies and with other packet technologies. Our network will allow TDM-based networks to access the enhanced capabilities and efficiencies of packet technology networks. The ability to control the underlying technology in our network allows us to provide interoperable services with multiple hardware solutions which may be pre-existing in customer networks. Based on Microsoft .NET technology, we believe that integration to the enterprise desktop will drive market acceptance and use of our advanced services.

      Our network currently supports its own media gateways, softswitch controller, unified messaging systems, voicemail, media trans-coding, billing and many other integral parts of a complete solution. Using our easy-to-use web interfaces, our customers have the management tools needed for providing and maintaining their features and services.

      Our Network Operations Center is a fully manned, 24x7x365 operation. From this center we monitor all aspects of the technical environment of our network, from our nationwide OC-12 backbone to network routers, Session Initiation Protocol proxies and numerous routing gateways, soft switches and other aspects of our VoIP infrastructure. Fully redundant technologies are deployed in a scalable network environment that enables us to compete effectively and efficiently in the demanding Internet Protocol (IP) telephony marketplace. Our network incorporates an advanced Multi-Protocol Label Switching (MPLS) architecture which provides services to carriers and other service providers. Our network features direct interconnection facilities with multiple RBOCs, CLECs, IXCs, service providers, cable operators, wireless carriers and resellers.

      We are currently implementing a nationwide expansion of our network through the establishment of Network Access Points and multiple direct carrier interconnections nationwide. This expansion will provide us with local access to substantially all of the major U.S. metropolitan areas while lowering our transport costs and providing added redundancy and stability for our network. We anticipate completing this expansion by mid-2006.

      We believe we operate the first seamless IP network that interfaces with Signal System7 (SS7), Q.93 and Sigtran. Our primary network infrastructure will continue to be integrated with the Sonus-based platform used in our network today.

Customers, Products and Services

      Our products and service offerings target VoIP wholesale customers, RBOCs, CLECs, IXCs, wireless carriers, ISPs, cable operators and other providers of telephony services in the United States and various countries around the world.

Call Routing and Termination

      We charge our customers termination fees to terminate calls on our network. We pay termination fees when it is necessary to route calls from our network to other networks for termination. Our revenues are in large part a function of the volume of calls handled by our network and what we charge and pay to handle traffic.

      U.S. termination takes place either on our network or that of one of our network partners to which we route traffic. Our international termination product features direct routes and connections established to many international voice carriers worldwide. Carriers use complex least-cost-routing algorithms that direct traffic to the lowest cost carrier. We believe we have established a competitive cost structure through the efficiencies of our network design, as well as through partnerships with key off-net and niche providers. Quality and reliability are also critical to capture commercial traffic. Our network supports all TDM/IP protocols and features nationwide coverage with widespread points of presence throughout the United States. Reliability is provided by our fully redundant backbone network and monitored 24x7x365 by our manned Network Operations Center.

VoiceOne Carrier Direct

      We are in the early stages of implementing our VoiceOne Carrier Direct program which we believe will enable us to quickly develop a CLEC customer base. We are a certified CLEC in 28 states, and will continue to apply for CLEC certification in other states as required.

      We believe that CLECs that want to offer VoIP services have essentially three options: create their own internal VoIP capabilities, acquire a VoIP carrier, or partner with a VoIP carrier. The first of these options is relatively low and expensive requiring a CLEC to devote a significant amount of resources to (i) develop its VoIP network capabilities and associated retail services; (ii) maintain its network and develop new retail products, and; (iii) continuously upgrade its VoIP capabilities to keep pace with technological changes. The second option would also appear to be relatively expensive in most cases given the purchase price premium most VoIP carriers have historically commanded and, once the acquisition is complete, the CLEC would still face on-going maintenance/ upgrade issues and costs and additional capital expenditures.

      With respect to the third option, we are not currently aware of any existing VoIP carrier that offers a CLEC the turnkey solution we can provide. Our VoiceOne Carrier Direct is a partner program for CLECs that provides them with our technology to IP-enable their TDM networks. With this program we can supply them with the equipment and expertise to rapidly enter the VoIP services market without making significant capital expenditures. Because our technology is protocol agnostic, by implementing the VoiceOne Carrier Direct program our customers can avoid modifications to their TDM networks and will avoid the operability issues that can plague the interface of legacy systems with IP technology. We interface our customers' TDM systems to our VoIP network. We do not charge the CLECs for equipment that includes softswitch technology, a media gateway, a service creation environment, a high-quality multi-protocol label switching network and access to our products and services. In return for our equipment and expertise, the CLEC pays us fees to terminate calls on our network and for other services such as Hosted IP Centrex and local inbound. We anticipate that this strategy will be attractive to the CLECs since it provides them with a new group of customers and revenue sources without requiring them to modify their legacy systems or expend capital. We then obtain revenues from calls the CLECs terminate on our network, and we terminate calls on their network. We believe this arrangement creates a "win-win" scenario for both parties.

Virtual Service Provider

      Our Virtual Service Provider (VSP) offering is a private-labeled VoIP solution that enables service providers to quickly deliver VoIP services to their retail subscribers and business customers without the cost of development or a large investment. Our enhanced services platform provides VSP customers with a hosted and managed solution. Our enhanced services platform provides services that support retail subscriber-based VoIP solutions, and an IP Centrex business solution. In addition, we offer private label branded customer care services and hardware product fulfillment to the VSP customer base.

      Our retail subscriber based VoIP Solution is a residential or small business service that enables a user to make telephone calls by using their existing broadband Internet connection. This can eliminate the services provided by a customer's local and long-distance phone company. The customer keeps its existing telephone number and is not required to purchase any new telephone handsets. The process for getting the service is relatively simple. Once the customer signs up for service with a VoiceOne VSP, it will receive a small integrated access device (IAD) or our Multimedia Terminal Adapter (MTA) from the VSP or through our fulfillment center. The subscriber plugs the device into its broadband internet connection and existing telephone handset. Once the customer turns it on, the device automatically connects to the Internet, configures itself and is ready for use. We offer a full suite of features, including caller ID, call waiting, call forwarding, voicemail, speed dial, call detail records, music on hold, 3-way calling and others. This enhanced service has been packaged as a bundle that includes local service, long distance, enhanced voicemail, and most of the popular calling features.

Other Products and Support Offerings

      We offer complementary services and products to support our customers. These VoiceOne Origination services support all protocols and connection types and are bundled with the termination product to supplement the VoiceOne Carrier Direct and VSP service offerings.

DIDs

      As a CLEC, we can purchase local numbers for use by our VoiceOne Carrier Direct and VSP customers. VoiceOne Origination provides our customers with one of the largest selections of direct inward dial (DID) numbers available. Our Web based administration and automated XML provisioning saves our customers time when managing the inventory, access, reservation and allocation of DIDs.

800 Origination

      Our 800 Origination service is a flexible solution with IP or TDM delivery. Our 800 Origination product provides nationwide toll free numbers with full control over routing. Customers can easily re-route a number due to local area problems and can log into an easy-to-use, attractive web interface to manage their 800 numbers. Our 800 Origination service supports geographic routing and vanity numbers.

v911(TM) Services

      Our VoiceOne v911 exceeds the FCC compliant solution for VoIP e911 calls. Our v911 services go beyond the requirements of the recent FCC order to help ensure reliability and quality of e911 calls. We utilize our private MPLS network along with our proprietary softswitch, selective routers, and media gateway controllers to provide the redundancy necessary for high quality of service for emergency calls over IP. v911 provides for XML and web interfaces so that providers can update customer location information automatically, and/or provide an interface for the customer to update it themselves. Customers' emergency calls route to the correct Public Service Answering Point (PSAP) via selective routing. v911 also provides a remedy for nomadic subscribers. When lines are classified as nomadic, calls will be handled by a call center.

ANI Recognition

      The ANI Recognition calling platform, known as EasyTalk, is a long distance service with "ease of use" features for consumers. We believe that EasyTalk is a generation beyond calling cards. Our network can be programmed to automatically recognize certain phone numbers and to provide callers from these numbers immediate access to long-distance services. No calling card or PIN number calling card number is required, and because the call is routed over the Internet, the customer avoids the long-distance rates charged by the traditional telephony carriers. VSP and Carrier Direct customers can private-label this platform, customizing its web pages. Consumer features include PIN-less dialing, fast *1 recharge of the service, speed dial, and quick query of current balance. Providers can specify many billing options and can opt for fraud screening services, customer support, and use of our payment processing service.

Hosted IP Centrex

      Hosted IP Centrex provides the immediate ability to provide complete PBX functionality for phone service in small office/home office and small/medium enterprise business environments. Phone service is provided over IP connectivity from the customer to the Internet, a provider's private IP network, or virtual private network. All standard features of PBX functionality, as well as more advanced calling features, are provided to the customer. Management of the features, phones and options are accomplished through a web management interface. Changes may be made by users, administrators and the service provider.

Additional Services

      vFax Service - this service provides a personal fax number and web based management of faxes. vFax allows a consumer to send and receive faxes anywhere they can receive email.

      Voicemail / Unified Messaging - Our unified messaging solutions provide users an integrated step in bringing together many of the functions, features and necessities under a simple unified approach of communications. We allow users to control their communications needs and provide the flexibility to modify the way they operate. This product integrates with our voice services, but also can be an adjunct service to carriers in existing markets, allowing carriers, cable operators and other service providers to enhance their existing voice offerings.

      Pathfinder(TM) 2.0 Provisioning Server Software - Our Pathfinder application enables broadband service providers to easily adapt our MTA to their existing platform. Pathfinder fully automates the process of configuring and provisioning the MTA device. The automated process identifies the user and their personal profile information before carrying out any instructions that the Broadband Provider has scheduled.

      Fulfillment Services and Value-added Distribution - We operate a fulfillment center and supply chain solutions provider for our broadband service provider partners. We are an established and respected supplier of broadband components and VoIP hardware to the cable television industry. We were awarded the National Cable Television Cooperative's First Platinum Vendor status, giving us credibility and direct access to over 1,400 independent cable operators.

      Other - We recently acquired substantially all of the assets relating to WQN, Inc.'s VoIP business. This acquisition will enable us offer high quality international prepaid virtual calling cards, personal 800 numbers, and VoIP subscriber based services, such as RocketVoIP, our retail VoIP solution. Our prepaid calling cards are sold through our website and through a network of over 90 private distributors. Through this network we estimate that our services are sold through over 10,000 retail outlets, with more than half of these outlets in Southern California.

Our Strategy

      Our objective is to provide reliable, scalable, and competitively-priced worldwide VoIP communication services with unmatched quality. We plan to achieve this objective by delivering innovative technologies and services and balancing the needs of our customers with the needs of our business. We intend to bring high quality voice products and services, at an affordable price, to residential consumers and businesses and enhance the ways in which these customers communicate with the rest of the world.

      Specific strategies to accomplish this objective include:

      o building our CLEC customer base through aggressive marketing of our VoiceOne Carrier Direct program;

      o     completing the expansion of our network currently in process;

      o capitalizing on our technological expertise to introduce new products and features;

      o offering the best possible service and support to our customers with a world class customer support organization;

      o     developing additional distribution channels;

      o     expanding our market share for our retail calling services;

      o increasing our customer base by introducing cost-effective solutions to interconnect with our network; and

      o     controlling operating expenses and capital expenditures.

Competition

      We compete primarily in the market for enhanced IP communications services. This market is highly competitive and has numerous service providers. The market for enhanced Internet and IP communications services is new and rapidly evolving. We believe that the primary competitive factors determining success in the Internet and IP communications market are:

      o     quality of service;

      o the ability to meet and anticipate customer needs through multiple service offerings and feature sets;

      o     responsive customer care services, and;

      o     price.

      Future competition could come from a variety of companies both in the Internet and telecommunications industries. These industries include major companies who have greater resources and larger subscriber bases than we have, and have been in operation for many years. We also compete in the growing market of discount telecommunications services including "pure play" VoIP service providers, calling cards, prepaid cards, call-back services, dial-around or 10-10 calling and collect calling services. In addition, some Internet service providers have begun to aggressively enhance their real time interactive communications, including instant messaging, PC-to-PC and PC-to-Phone services, and Broadband phone services.

      Some competitors may be able to bundle services and products that are not offered by us together with enhanced Internet and IP communications services, which could place us at a significant competitive disadvantage. Many of our competitors enjoy economies of scale that can result in lower cost structure for transmission and related costs, which could cause significant pricing pressures within the industry. At the same time, we see these potential competitors as potential customers, and have organized our various reseller and service provider products and services to meet the emergent needs of these companies.

      Our primary competitors include:

      o carriers operating in the U.S. and abroad, which include the RBOCs, AT&T, British Telecom, France Telecom, Deutsche Telecom, NTT, MCI, Sprint, Level 3, Infonet, Qwest, Broadwing, Ibasis, and Teleglobe;

      o subscriber based service provider competitors, which include Vonage, Packet8, DeltaThree, SunRocket, Time Warner, Comcast and Net2phone.

Industry Overview

      The advance of broadband delivery of the Internet into residential and small offices has opened up a large market for high-speed services to be delivered in a manner that is independent of the actual wires connected to each property. Nearly three out of four households with basic phone service have Internet access, and of that 75% of all households in the US, almost half have broadband access. (Source: Nielsen/NetRatings) The penetration of broadband is rising at around 2.5% per month. These growth figures are even higher in other nations, which have only recently been implementing systems after understanding and modeling their platforms on what has become the standard in the United States. An additional factor in the cost savings of VoIP is the relatively inexpensive nature of IP transit data at the core of the Internet. In the late 90's, a large amount of capital was invested in fiber connectivity between major metropolitan areas. Due to market forces, this fiber became available at incredibly inexpensive rates, and a "bandwidth glut" or "fiber glut" occurred at the core of the Internet, driving costs down.

      VoIP is a technology that enables voice communications over the Internet through the compression of voice into data packets that can be transmitted over data networks and then converted back into voice at the other side. Data networks, such as the Internet or local area networks (LANs), have always utilized packet-switched technology to transmit information between two communicating terminals (for example, a PC downloading a page from a web server, or one computer sending an e-mail message to another computer). The most common protocol used for communicating on these packet switched networks is internet protocol, (IP). VoIP allows for the transmission of voice along with other data over these same packet switched networks, and provides an alternative to traditional telephone networks, which uses a fixed electrical connection to carry voice signals through a series of switches to the final destination. VoIP has experienced significant growth in recent months. The telephone networks maintained by many local and long distance telephone companies were designed solely to carry low-fidelity audio signals with a high level of reliability. Although these traditional telephone networks are very reliable for voice communications, they are not well suited to service the explosive growth of digital communication applications for the following reasons:

      o Until recently, telephone companies have avoided the use of packet switched networks for transmitting voice calls due to the potential for poor sound quality attributable to latency issues (delays) and lost packets which can prevent real-time transmission. Recent improvements in packet switch technology, compression and broadband access technologies, as well as improved hardware and provisioning techniques, have significantly improved the quality and usability of packet-switched voice calls.

      o Packet-switched networks have been built mainly for carrying non real-time data, and the advantages of such networks are their efficiency, flexibility, reliability and scalability. Bandwidth is only consumed when needed, networks can be built in a variety of configurations to suit the number of users, client/server application requirements and desired availability of bandwidth and many terminals can share the same connection to the network. As a result, significantly more traffic can be transmitted over a packet switched network, such as a home network or the Internet, than a circuit-switched telephony network. Packet switching technology allows service providers to converge their traditionally separate voice and data networks and more efficiently utilize their networks by carrying voice, video, fax and data traffic over the same network. The improved efficiency of packet switching technology creates network cost savings that can be passed on to the consumer in the form of lower telephony rates. The exponential growth of the Internet in recent years has proven the scalability and reliability of these underlying packet switched IP based networks. As broadband connectivity has become more available and less expensive, it is now possible for service providers like us to offer voice services that run over these IP networks to consumers and business worldwide.

      The growth of the Internet in recent years has proven the scalability of these underlying packet switched networks. As broadband connectivity, including cable modem and digital subscriber line, or DSL, has become more available and less expensive, it is now possible for service providers like us to offer voice and video services that run over these IP networks to businesses and residential consumers. Providing such services has the potential to both substantially lower the cost of telephone service and equipment costs to these customers and to increase the breadth of features available to our subscribers. Services like full-motion, two-way video are now supported by the bandwidth spectrum commonly available to broadband customers, whether business or residential.

      As the wireless industry has shown, disruptive new technology with better product and service features has the effect of luring customers to regularly change carriers. To minimize this risk of churn, carriers must continually expand their service offering in order to retain their existing customers. With the growing acceptance of packet and VoIP telephony, the incumbent carriers are again faced with a disruptive technology with a lower cost of service.

Human Resource Team; VoIP Inc. Group

      VoIP, Inc. currently employs 72 persons in the following capacities: 8 officers, 27 general and administrative employees, and 37 technology personnel. We consider our relations with our employees to be good. We have never had a work stoppage, and none of our employees is represented by collective bargaining agreements. We believe that our future success will depend in part on our ability to attract, integrate, retain and motivate highly qualified personnel, and upon the continued service of our senior management and key technical personnel. None of our key personnel is bound by employment agreements that prohibit them from ending their employment at any time. Competition for qualified personnel in our industry and geographical location is intense. We cannot assure you that we will be successful in attracting, integrating, retaining and motivating a sufficient number of qualified employees to conduct our business in the future.

Legal Proceedings

      On April 8, 2005, Volo Communications, Inc. ("Volo") (a wholly-owned subsidiary of Caerus, Inc.) filed suit against MCI WorldCom Network Services, Inc. d/b/a UUNET ("MCI"). Volo alleges that MCI engaged in a pattern and practice of over-billing Volo for the telecommunications services it provided pursuant to the parties' Services Agreement, and that MCI refused to negotiate such overcharges in good faith. Volo also seeks damages arising out of MCI's fraudulent practice of submitting false bills by, among other things, re-routing long distance calls over local trunks to avoid access charges, and then billing Volo for access charges that were never incurred. On April 4, 2005, MCI declared Volo in default of its obligations under the Services Agreement, claiming that Volo owes a past due amount of $8,365,980, and threatening to terminate all services to Volo within 5 days. By this action Volo alleges claims for (1) breach of contract; (2) fraud in the inducement; (3) primary estoppel; and (4) deceptive and unfair trade practices. Volo also seeks a declaratory judgment that (1) MCI is in breach of the Services Agreement; (2) $8,365,980 billed by MCI is not "due and payable" under that agreement; and (3) MCI's default letter to Volo is in violation of the Services Agreement. Volo seeks direct, indirect and punitive damages in an amount to be determined at trial.

      On May 26, 2005, MCI filed an Answer, Affirmative Defenses, Counterclaim and Third-Party Complaint naming Caerus, Inc. as a third-party defendant. MCI asserts a breach of contract claim against Volo, a breach of guarantee claim against Caerus, Inc., and a claim for unjust enrichment against both parties, seeking an amount to be determined at trial. On July 11, 2005, Volo and Caerus, Inc. answered the counterclaim and third-party complaint, and filed a third-party counterclaim against MCI for declaratory judgment, fraud in the inducement, and breach of implied duty of good faith and fair dealing. Volo and Caerus, Inc. seek direct, indirect, and punitive damages in an amount to be determined at trial. Discovery should commence shortly. The Company is currently unable to assess the likelihood of a favorable or unfavorable outcome.

Properties

      Our headquarters are in Fort Lauderdale, Florida. We have offices and facilities in a number of other locations. Following is a list of our leased offices and facilities as of October 12, 2005.

Location                          Purpose                          App. sq. ft.   Annual Rent
-------------------------------   ------------------------------   ------------   -----------
12330 SW 53rd Street, Suite 712   Principal executive offices             3,200   $    39,648
Ft. Lauderdale, FL 33330

151 S. Wymore Rd, Suite 3000      Network facilities and offices         11,500       196,872
Altamonte Springs, FL 32714

13101 56th Court N., Suite 813    Fullfillment center                     4,500        35,304
Clearwater, FL 33760

14911 Quorum Dr., Suite 140       Offices                                 6,250        54,000
Dallas, Texas 75254

17806 Pioneer Blvd, Suite 106     Offices                                 1,000        41,000
Artesia, California 90701


Manufacturing and Sources of Supply

      Our products are manufactured by iCable System Co. Ltd. a South Korean Company. iCableSystem provides offshore inventory and delivery services worldwide and large scale orders are shipped directly from Korea to providers at any destination. iCableSystem has in-house PC board pressing, case design and manufacturing, and board processing facilities, making them less susceptible to supply chain dropouts than other manufacturers.

      The primary chipset used in the CPE units is the Broadcom chipset, for which there is an available supply path and rapid delivery periods. It is not anticipated that there will be any significant shortfalls in the ability to produce equipment or deliver equipment, given past experience and current operating procedures, even under heavy volume sales.

      Equipment for VoIP Solutions, Inc. which involve a "solution" delivery for a customer, are primarily software driven, and do not involve significant hardware resources that are manufactured in-house.

Inventories

      All the inventories are kept in our warehouse facility in Clearwater, Florida. Our local inventory and supply methods provide adequate capacity for most order volumes, but special orders or multi-thousand unit deliveries are typically drop-shipped from Korea. All softswitch and "back office" solution materials are also kept on-site for customer deployment, except in cases where local purchase of equipment is less difficult or less costly than in-country sourcing.

      The "cascading provisioning" server method that is used in the network allows for the "out-of-box" configuration and deployment of CPE hardware without ever being configured on the customer's network. This means that deployment time can be reduced drastically for field-shipping equipment, and no intermediate warehouse or customer care steps are required. Devices are delivered from overseas and can be directly put into use by any of our customers without manual configuration. This is significantly different than most other hardware and softswitch providers, in that our solution removes the requirement for customer configuration of equipment (which is confusing and slow) or two-step shipping (which is costly and slow.)

Intellectual Property

      The Company has developed several important intellectual property features. VoiceOne has developed and the network provides a ubiquitous E911 solution to fully comply with the FCC's recent order imposing E911 requirements on VoIP Service Providers. VoiceOne's 911 service is known as i-911 and we believe it is the most accurate and advanced in the industry. A key feature of the i-911 service is that it can route emergency calls for the customer whose location is constant as well as the customer who often moves the location of his VoIP device. Customers can update their location information in real time, so that their i-911 call will be delivered to the appropriate Public Safety Answering Point (PSAP) in the new location. To further support the FCC 911 mandate, VoIP, Inc. has applied for a patent for its state-of-the-art 911 compliant VoIP Multimedia Terminal Adaptor.

      VoIP Inc. has developed Pathfinder as a "cascading provisioning server" feature for deployment of zero-touch hardware deployment and is a new development that is exclusive to VoIP, Inc.'s platform. The system allows each device to auto-provision without any customer interaction even in situations where there are multiple levels of VAR or resellers to distribute the product to their customers (to any number of resale levels.) This allows for installations without any customer service or technical support time spent in configuration issues.

      The Company has developed significant software resources in all areas of its business. Many of the core features of the Company's services and deliverables are constructed on software that has been custom-designed and completely owned by the Company. Hardware inventory control, accounting, least cost routing, customer records, telephony element management, network monitoring and administration, billing reconciliation, and internal sales resource tools are some of the integrated features of the Company's software development effort.

Regulation

      The Company currently is a value added service provider. The hardware, integration and softswitch portions of our business are expected to remain unthreatened by regulation in major nations in which the Company expects to do business. The eGlobalphone service offering may potentially experience regulatory pressures as the United States makes changes in its telecommunications law to encompass VoIP services. The imposition of government regulation on our business could adversely affect our operations by requiring additional expense to meet compliance requirements.

      1) Regulation is expected to be applied to the following areas of our service: E911, CALEA (law enforcement wiretap) and USF taxation.

            a. Our existing E911 service addresses this concern already and we are working with industry groups to also address E911 delivery via the network when that technology becomes mature and affordable. The combined delivery methods should adequately protect the Company against negative regulatory or economic pressure in the future.

            b. CALEA data delivery is almost complete in the system for the basics of call status and PIN tapping. The additional steps of call monitoring and call splitting are yet to be even defined, though it is not anticipated that their deployment would require anything other than minor expense for adequate compliance with these laws, given current technology.

            c. USF (Universal Service Fee) taxation has been explicitly not required for data services. The classification of VoIP as a value added data service has clearly indicated that it is outside of the USF charter.

      2) Comments by the FCC staff have indicated that VoIP will be handled in a relatively "hands-off" manner until the industry is more mature and capable of competing directly with RBOC and ILEC carriers. This is anticipated to be at least another two years.

      3) Even with additional regulations and if they were to be applied, the costs of compliance would be significantly lower than those of traditional telephony, as these regulatory structures are already being considered and compensated for in design aspects of the network.

      4) Our primary focus on non-US customers should limit our exposure in the United States.

      5)    Federal Regulations

Federal Regulation

      The Federal Communications Commission (FCC) regulates interstate and international telecommunications services. The FCC imposes extensive regulations on common carriers such as incumbent local exchange carriers ("ILECs") that have some degree of market power. The FCC imposes less regulation on common carriers without market power, such as Volo. The FCC permits these nondominant carriers to provide domestic interstate services (including long-distance and access services) without prior authorization; but it requires carriers to receive an authorization to construct and operate telecommunications facilities and to provide or resell telecommunications services between the United States and international points.. Under the Telecommunications Act of 1996 (the "1996 Act"), any entity, including cable television companies and electric and gas utilities, may enter any telecommunications market, subject to reasonable state regulation of safety, quality and consumer protection. Because implementation of the 1996 Act is subject to numerous federal and state policy rulemaking proceedings and judicial review, there is still uncertainty as to what impact it will have on Volo. The 1996 Act is intended to increase competition. The 1996 Act opens the local services market by requiring ILECs to permit interconnection to their networks and establishing ILEC obligations with respect to:

      o Reciprocal Compensation. Requires all ILECs and CLECs to complete calls originated by competing carriers under reciprocal arrangements at prices based on a reasonable approximation of incremental cost or through mutual exchange of traffic without explicit payment.

      o Resale. Requires all ILECs and CLECs to permit resale of their telecommunications services without unreasonable restrictions or conditions. In addition, ILECs are required to offer wholesale versions of all retail services to other telecommunications carriers for resale at discounted rates, based on the costs avoided by the ILEC in the wholesale offering.

      o Interconnection. Requires all ILECs and CLECs to permit their competitors to interconnect with their facilities. Requires all ILECs to permit interconnection at any technically feasible point within their networks, on nondiscriminatory terms and at prices based on cost (which may include a reasonable profit). At the option of the carrier seeking interconnection, colocation of the requesting carrier's equipment in an ILEC's premises must be offered, except where the ILEC can demonstrate space limitations or other technical impediments to colocation.

      o Unbundled Access. Requires all ILECs to provide nondiscriminatory access to specified unbundled network elements (including certain network facilities, equipment, features, functions and capabilities) at any technically feasible point within their networks, on nondiscriminatory terms and at prices based on cost (which may include a reasonable profit).

      o Number Portability. Requires all ILECs and CLECs to permit, to the extent technically feasible, users of telecommunications services to retain existing telephone numbers without impairment of quality, reliability or convenience when switching from one telecommunications carrier to another.

      o Dialing Parity. Requires all ILECs and CLECs to provide "1+" equal access to competing providers of telephone exchange service and toll service, and to provide nondiscriminatory access to telephone numbers, operator services, directory assistance, and directory listing, with no unreasonable dialing delays.

      o Access to Rights-of-Way. Requires all ILECs and CLECs to permit competing carriers access to poles, ducts, conduits and rights-of-way at regulated prices.

      The FCC has to date treated ISPs as "enhanced service providers," exempt from federal and state regulations governing common carriers, including the obligation to pay access charges and contribute to the universal service fund. Nevertheless, regulations governing disclosure of confidential communications, copyright, excise tax, and other requirements may apply to the provision of Internet access services.

      The FCC, on March 10, 2004, adopted a Notice of Proposed Rulemaking, which will address a variety of issues concerning the regulatory treatment of VoIP telephony. At the same time, the FCC ruled on a petition which dealt with a VoIP service that never used the PSTN, was offered free to members of the service, and did not involve the transport of the calls. The FCC determined the service was not a telecommunications service under the Act. We cannot predict the outcome of these proceedings or other FCC or state proceedings that may affect our operations or impose additional requirements, regulations or charges upon our provision of Internet access and related Internet Protocol-based telephony services.

      The FCC and many state public utilities commissions have implemented rules to prevent unauthorized changes in a customer's pre-subscribed local and long distance carrier services (a practice commonly known as "slamming.") Pursuant to the FCC's slamming rules, a carrier found to have slammed a customer is subject to substantial fines. In addition, the FCC's slamming rules allow state public utilities commissions to elect to administer and enforce the FCC's slamming rules. These slamming liability rules substantially increase a carrier's possible liability for unauthorized carrier changes, and may substantially increase a carrier's administrative costs in connection with alleged unauthorized carrier changes. The Communications Assistance for Law Enforcement Act (CALEA) provides rules to ensure that law enforcement agencies would be able to properly conduct authorized electronic surveillance of digital and wireless telecommunication services. CALEA requires telecommunications carriers to modify their equipment, facilities, and services used to provide telecommunications services to ensure that they are able to comply with authorized surveillance requirements. Our switches are CALEA compliant. The FCC is currently looking at whether VoIP and other Internet enabled communications services should continue to be unregulated Internet services. We cannot predict the outcome of such proceedings or that any increased level of regulation resulting therefrom will not have a material adverse affect on our business or operations.

State Regulation

      The 1996 Act is intended to increase competition in the telecommunications industry, especially in the local exchange market. With respect to local services, ILECs are required to allow interconnection to their networks and to provide unbundled access to network facilities, as well as a number of other pro-competitive measures. Because the implementation of the 1996 Act is subject to numerous state rulemaking proceedings on these issues, it is currently difficult to predict how quickly full competition for local se

Local Regulation

      Our network is subject to numerous local regulations such as building codes and licensing. Such regulations vary on a city-by-city, county- by-county and state-by-state basis.

Increasing interest by U.S. states in the regulation of voice over IP services could result in laws or regulatory actions that harm our business.

      Several states have recently shown an interest in regulating voice over IP, or VoIP, services, as they do for providers of traditional telephone service. If this trend continues, and if state regulation is not preempted by action by the U.S. federal government, we may become subject to a "patchwork quilt" of state regulations and taxes, which would increase our costs of doing business, and adversely affect our operating results and future prospects.

Our company and industry are highly regulated, which restricts our ability to compete in our target markets and imposes substantial compliance costs on us that adversely impact our results.

      We are subject to varying degrees of regulation from federal, state and local authorities. This regulation imposes substantial compliance costs on us. It also restricts our ability to compete. For example, in each state in which we desire to offer our services, we are required to obtain authorization from the appropriate state commission. If any required authorization for any of our markets or services is revoked or otherwise terminated, our ability to operate in the affected markets would be adversely affected.

Attempts to limit the basic competitive framework of the Telecom Act could interfere with the successful implementation of our business plan.

      Successful implementation of our business plan is predicated on the assumption that the basic framework for competition in the local exchange services market established by the Telecom Act will remain in place. We expect that there will be attempts to limit or eliminate this basic framework through a combination of federal legislation, new rulemakings by the FCC and ILEC challenges to existing and proposed regulations. It is not possible to predict the nature of any such action or its impact on our business and operations.

    MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                        OPERATIONS AND PLAN OF OPERATION

      The information presented in this section should be read in conjunction with the information contained in the financial statements, including the notes thereto, and the other financial statements appearing elsewhere in this Prospectus.

General

      The following discussion should be read in conjunction with the Consolidated Financial Statements and the notes thereto and the other financial information appearing elsewhere in this Prospectus. Certain statements contained in this Prospectus and other written material and oral statements made from time to time by us do not relate strictly to historical or current facts. As such, they are considered "forward-looking statements" that provide current expectations or forecasts of future events. Such statements are typically characterized by terminology such as "believe," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "strategy" and similar expressions. Our forward-looking statements generally relate to the prospects for future sales of our products, the success of our marketing activities, and the success of our strategic corporate relationships. These statements are based upon assumptions and assessments made by our management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors our management believes to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including the following: our ability to achieve profitable operations and to maintain sufficient cash to operate its business and meet its liquidity requirements; our ability to obtain financing, if required, on terms acceptable to it, if at all; the success of our research and development activities; competitive developments affecting our current products; our ability to successfully attract strategic partners and to market both new and existing products; exposure to lawsuits and regulatory proceedings; our ability to protect our intellectual property; governmental laws and regulations affecting operations; our ability to identify and complete diversification opportunities; and the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items. A further list and description of these risks, uncertainties and other matters can be found elsewhere in this Prospectus. Except as required by applicable law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Balance Sheet Data:
                                       June 30, 2005
                                        (unaudited)    December 31, 2004
                                       -------------   -----------------
Goodwill and other intangible assets     $30,765,594          $6,923,854
Total assets                              43,250,279          10,215,552
Notes payable, current                     7,736,929             760,000
Total liabilities (all current)           20,542,992           2,108,114
Shareholders' equity                      22,707,287           8,107,438

                                    Six Months Ended                Year Ended
                                        June 30,                   December 31,
                                ------------------------    ------------------------
Statement of Operations Data:       2005          2004          2004          2003
                                -----------    ---------    -----------    ---------
                                       (Unaudited)
Revenue                         $ 3,916,920    $  85,298    $ 2,619,393    $       0
Operating (loss)(1)              (5,033,437)    (430,981)    (4,160,050)           0
Net (loss) (1)                   (5,033,437)    (430,981)    (4,014,739)    (352,968)
Net (loss) per common share           (0.19)       (0.05)         (0.27)       (0.20)

(1) The year ended December 31, 2004 includes $3,520,000 non-cash compensation expenses resulting from the issuance to executive officers of warrants to purchase 4,400,000 shares of common stock for $1.00 per share in August, 2004.

See "Financial Statements" beginning on Page F-1.

Results of Operations

      We commenced operations during the fourth quarter of 1998 and focused significant resources through December 2003 in procuring and importing inventory and developing sales and distribution channels for our tea business, which was discontinued in 2004. Accordingly, we generated only minimal revenues and experienced cumulative losses of approximately $624,647, through December 31, 2003. Our net loss for the year ended December 31, 2003 was $352,968, or $0.20 per share.

      In 2004 we changed our focus to the IP telephony business. Our 2004 fiscal year revenues were provided primarily by DTNet Technologies, Inc., and Voipamericas, companies we acquired in June and September, respectively, of the year ended December 31, 2004. Sales generated for us by DTNet and Voipamericas amounted to approximately $1.6 million and $0.6 million respectively, in 2004. The sales generated by DTNet and our hardware sales generated substantially all of our gross profit for the year ended December 31, 2004. Our operating expenses totaled $4,909,174 for the year ended December 31, 2004 and were comprised of $2,721,296 for compensation and related expenses and $2,187,878, for general and administrative expenses. Our net loss for the 2004 fiscal year was $4,014,739 or $0.27 per share.

      Net losses for the respective six months ended June 30, 2005 and 2004 were $5,033,437 and $430,981, respectively, reflecting levels of revenues and gross profit that were inadequate to support our operating cost structure. Our net loss per share was $0.19 and $0.05 for the six months ended June 30, 2005 and 2004, respectively. Revenues for the six months ended June 30, 2005 increased by approximately $3.8 million, to $3,916,920 from the comparable 2004 period. This revenue increase is attributable to the inclusion of the results of DTNet and Voipamericas in 2005. The increase in gross profit to $812,074 for the six months ended June 30, 2005 from $26,375 for the comparable 2004 period is attributable to our revenue increase. Our operating expenses increased from $457,356 for the six months ended June 30, 2004 to $5,845,511 for the six months ended June 30, 2005 due to the addition of the operating costs of the subsidiaries we acquired in the second and third quarters of 2004.

      Total assets at June 30, 2005 were $43,250,279, up $33,034,727 from
December 31, 2004. This increase in assets and the corresponding increase in accounts payable and other current liabilities are almost entirely related to the acquisition of Caerus, Inc. on May 31, 2005. We have recorded significant amounts of goodwill and intangible assets in connection with the acquisition of Caerus and other acquisitions. Goodwill and intangible assets comprised 71% of our total assets at June 30, 2005. We expect to record additional amounts of goodwill and intangible assets in connection with our WQN, Inc. acquisition, which was completed on October 5, 2005.

      Under Statement of Financial Accounting Standards No. 142 we are required to periodically evaluate the carrying values of our goodwill and intangible assets. If in the future such carrying values exceed their fair values, we will be required to record an impairment charge in our consolidated statement of operations. Such an impairment charge could have a significant adverse impact on our operating results and financial condition.

Liquidity and Capital Resources and Plan of Operation

      As of June 30, 2005, we had cash and cash equivalents of $1,068,514, as compared to $1,141,205 at December 31, 2004. Cash and cash equivalents decreased by $72,691 for the six months ended June 30, 2005. We used $4,583,648 in cash for our operating activities. We funded our operating activities through private placements of notes payable and common stock. These financing activities provided us with net cash of $4,548,736 for the six months ended June 30, 2005.

      Liquidity for the period from inception through June 30, 2005 has been provided by sales of common stock through private placements and borrowing from affiliates. We anticipate that we will continue to experience negative cash flows from operations. We have incurred losses since the inception of our business and as of June 30, 2005 our accumulated deficit was $9,672,823. We have not achieved profitability in any quarter or year. We may incur additional net losses in future quarters or years.

      We have $7,736,929 due under outstanding notes payable as of June 30, 2005 consisting of a note payable to a shareholder ($1,053,196), convertible notes ($1,552,925) and a loan payable to a lending institution ($5,130,818).

      The note payable to the shareholder bears interest at 3.75% and matures on December 31, 2005.

      Of the $1,552,995 convertible notes payable, $125,000 was converted into 166,667 shares of common stock in July 2005. The remaining balance of $1,427,995 represents 8% notes issued pursuant to a subscription agreement, convertible into 1,784,895 shares of common stock. In connection with these notes the holders received warrants to purchase 829,447 shares of common stock at $1.60 per share and 892,448 shares of common stock at $1.43 per share. The subscription agreement for these notes requires the issuance of an additional $1,427,916 of these 8% notes, convertible into 1,784,895 shares of common stock, within five business days following the effective date of a Company registration statement on Form SB-2. In connection with these notes the Company will issue warrants for the purchase of 892,447 shares of common stock at $1.60 per share and 892,448 shares of common stock at a per share price equal to 110% of the volume weighted average price for the five business days immediately preceding the effective date of the Form SB-2.

      Borrowings under the loan payable to the lending institution are repayable over a three-year period and bear interest at 12.5% per annum. Additional borrowings under this facility are contingent upon, among other things, our success in raising certain levels of additional equity financing. The loan agreement contains customary covenants and restrictions and provides the lender the right to a perfected first-priority, secured interest in all of Caerus, Inc.'s assets, as well as rights to preferred stock warrants. We are currently in violation of certain requirements of the debt facility. Accordingly, the full amount of the note at June 30, 2005 has been classified as current. No default on this loan has been declared.

      We will need to significantly increase our revenues, and earn adequate margins on these revenues, to become profitable. We believe we will be able to add new customers and increase our revenues with the completion of the nationwide expansion of our network. Our revenues will also increase, as compared to prior periods, as a result of our recent acquisition of Caerus and the VoIP assets of WQN. We estimate that the expansion of our network will require approximately $4.0 million. We will continue to be dependent upon the sale of debt and equity securities not only to complete our network expansion, but to fund our existing operations. We are presently pursuing this additional financing. However, we may not be successful in obtaining further debt or equity financing for our business.

Critical Accounting Policies and Estimates

      We have identified the policies and significant estimation processes below as critical to our business operations and the understanding of our results of operations. This listing is not intended to be a comprehensive list. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management's judgment in their application. In other cases, management is required to exercise judgment in the application of accounting principles with respect to particular transactions. The impact and any associated risks related to these policies on our business operations is discussed throughout "Management's Discussion and Analysis of Financial Condition and Results of Operations" where such policies affect reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note B in the Notes to Consolidated Financial Statements for the year ended December 31, 2004, included in this Form SB-2. Our preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our consolidated financial statements, and the reported amounts of revenue and expenses during the reporting periods. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from those estimates and such differences could be significant.

      Revenue recognition - Our revenue is derived from fees charged to terminate voice services over our network, from monthly recurring charges associated with Internet services, and from sales of hardware product.

      Variable revenue is earned based on the number of minutes during a call and is recognized upon completion of a call. Revenue for each customer is calculated from information received through our network switches. We track the information from the switch and analyze the call detail records against stored detail information about revenue rates.

      Fixed revenue is earned from monthly recurring services provided to customers that are fixed and recurring in nature, and are contracted for over a specified period of time. Revenue recognition commences after the provisioning, testing, and acceptance of the service by the customer. The monthly charges continue until the expiration of the contract, or until cancellation of the service by the customer.

      Revenue from product sales is recognized when persuasive evidence of an arrangement exists, delivery to customer has occurred, the sales price is fixed and determinable, and collectibility of the related receivable is probable.

      Accounts receivable - Accounts receivable are stated at the amount we expect to collect from outstanding balances. We provide for probable uncollectible amounts based on our assessment of the current status of the individual receivables.

      Business combinations - We account for business combinations in accordance with Statement of Financial Accounting Standards No. 141 "Business Combinations" (SFAS No. 141). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations. SFAS No. 141 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually by comparing carrying value to the respective fair value in accordance with the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142). This pronouncement also requires that the intangible assets with estimated useful lives be amortized over their respective estimated useful lives.

      Impairment of long-lived assets - We review the recoverability of our long-lived assets, such as property and equipment, when events or changes in circumstances occur that indicate that the carrying value of the asset group may not be recoverable. The assessment of possible impairment is based on our ability to recover the carrying value of the asset or asset group from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. The measurement of impairment requires us to estimate future cash flows and the fair value of long-lived assets.

      Stock based compensation - We apply the fair value method of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS No. 123) in accounting for its stock options. This standard states that compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The fair value for each option granted is estimated on the date of the grant using the Black-Scholes option pricing model. The fair value of all vested options granted has been charged to salaries, wages, and benefits in accordance with SFAS No. 123.

      Recent accounting pronouncements - In November 2004, FASB issued Statement No. 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4." Statement No. 151 requires that abnormal amounts of costs, including idle facility expense, freight, handling costs and spoilage, should be recognized as current period charges. The provisions of this Statement are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not expect the adoption of this Statement to have a material impact on our financial statements.

      In December 2004, FASB issued Statement No. 153, "Exchange of Nonmonetary Assets - an amendment of Accounting Principles Board ("APB") Opinion No. 29." Statement No. 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have a commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this Statement are effective for nonmonetary exchange occurring in fiscal periods beginning after June 15, 2005. We do not expect the adoption of this Statement to have material impact on our financial statements.

      In December 2004, FASB issued Statement No. 123R, "Share -Based Payment." Statement No. 123R revises Statement No. 123, supersedes APB Opinion No. 25 and amends Statement No. 95. Statement No. 123R requires the cost of employee services received in exchange for an award of equity instruments be recognized over the period during which an employee is required to provide service in exchange for the award. The provisions of this Statement are effective for public entities that do not file as small business issuers as of the beginning of the first interim period or annual reporting period that begins after June 15, 2005. We do not expect the adoption of this Statement to have a material impact on our financial statements.

Payments Due by Period

      The following table illustrates our outstanding debts and the terms of that debt as of June 30, 2005:

                                                                2006-
Contractual Obligations     Total       Remainder of 2005       2008
-----------------------   ----------    -----------------     --------
Long-term debt                    $0                   $0           $0
Notes payable             $7,736,929           $7,736,929           $0
Operating leases            $594,905           $  149,905     $445,000
Purchase obligations              $0                   $0           $0
                          ----------    -----------------     --------
Total                     $8,331,834           $7,886,834     $445,000
                          ==========    =================     ========

Recent Developments

      We have recently made a number of announcements regarding key developments in our business.

      We launched the industry's private network 911 service (v911) for broadband and packet communications in September 2005.

      We began adding an additional 48 CLEC customers and cities to our Voice One direct network footprint. This expansion is anticipated to be completed in November 2005.

      We closed our acquisition of the assets of WQN, Inc.'s VoIP business on October 5, 2005.

      During October 2005 we interconnected our Voice One network with Stealth Communications' Voice Peering FabricTM (VPF), the world's largest peering network. VPF allows members to exchange VoIP traffic without relying on the traditional Public Switched Telephone Network. VPF members now have the ability to exchange traffic directly with our network and access the services we offer, including our v911 services.


                                   MANAGEMENT

Directors, Executive Officers and Control Persons

      The following table contains information concerning the Company's executive officers and directors.

                                                                      Start Date
Name               Age           Position with Company           with Company
----------------   ---   -------------------------------------   -------------
Steven Ivester      41   Chairman, Chief Executive Officer       March 2004
Osvaldo Pitters     47   Chief Financial Officer                 May 2004
Bill Burbank        47   Chief Operating Officer                 December 2004
Shawn Lewis         38   Chief Technology Officer                May 2005
Clive Raines        46   Chief Marketing Officer                 March 2004
B. Michael Adler    58   Prospective Director                    October 2005
Stuart Kosh         49   Prospective Director                    December 2005
George Firestone    73   Director                                October 2005
Thomas Reeves*      57   Prospective Director                    October 2005

---------------
*     Anticipated.

Steven Ivester - Chairman & Chief Executive Officer

      Mr. Ivester has been a successful technology inventor and entrepreneur since 1982. In 1985 he established a chain of automotive service centers, All State Auto Centers (Founder & President) and sold the business in 1991. He subsequently established, expanded and sold a chain of computer stores known as 21st Century Computers. In 1997, Mr. Ivester became President and CEO of Navigator, PC, which invented a series of rugged waterproof military grade navigational computer and display systems. From 2001 to 2004, he consulted for Voice over IP companies and was responsible for the specification and development of IP desktop telephone devices, Multimedia Terminal Adaptors, and portable WiFi phones in addition to sourcing, negotiation and quality assurance. In early 2004, Mr. Ivester founded VoIP, Inc.

Osvaldo Pitters - Chief Financial Officer

      Osvaldo has a successful track record and progressive working experience managing finance, administration, accounting and auditing functions in the US, England, UK and Latin America. Osvaldo worked 10 years with PriceWaterhouseCoopers in the Audit Department in Latin America and in England, UK. Osvaldo also worked 7 years with Pepsi Cola International in the Finance Area in several countries within the Latin American region. He also worked for two years as Deputy General Manager of Banco Republica in Lima, Peru. Before joining us, from January 2003 to April 2004, Osvaldo was the Controller of the Cima Telecom Group in Miami, Florida. Osvaldo is a 1983 graduate of the Santiago University, Chile and a 1985 post graduate of the Cambridge University, UK.

Bill Burbank - Chief Operating Officer

      Bill Burbank brings over 25 years of success in Business Development and Operations to our company. Bill has extensive experience in working with both private and public emerging technology development companies. He was co-founder of Incite Global Services, a consulting firm specializing in Business Development, Operations and Crisis Management for emerging companies in the high tech communications sector. Prior to IGS, he was the Senior Vice President of Sales and Chief Marketing Officer for Intraco Systems, Inc., a provider of virtual office solutions and applied speech recognition applications. Bill was co-founder and President of Foresight Technology. At Foresight, he played an instrumental role in fostering Foresight's leadership in computer telephone integration (CTI) and customer premise-based speech recognition products. Prior to Foresight, Burbank served as Vice President of Worldwide Sales and Marketing for Registry Magic Inc., where he led the sales of the company's speech recognition call routing system. As Vice President of Sales for The Automatic Answer Inc., a voice and unified messaging software company.

Shawn M. Lewis - Chief Technology Officer

      Shawn M. Lewis oversees all of our Technological and Engineering activities. Prior to accepting our CTO position, Mr. Lewis was President and CEO of Caerus, Inc. and its three subsidiaries, Volo Communications, Caerus Networks, Inc., and Caerus Billing & Mediation, Inc. Shawn Lewis wrote the patent for the first Softswitch and SS7 Media Gateway for XCOM Technologies, Inc., a CLEC he co-founded at the time of the Telecommunications Act in 1996 and directed before its acquisition by Level 3 in 1998. Level 3 proceeded to make these patents public, which created the packet communications industry. His next venture, set-top box vendor, River Delta, sold to Motorola. His third successful venture, Caerus, Inc. empowers carriers and service providers to begin selling advanced services and realizing revenues and profits immediately.

Clive Raines - Chief Marketing Officer

      Clive is a VoIP industry pioneer holding senior management positions with several United States based VoIP start ups prior to co-founding VoIP Inc. Born in England and a resident of New Zealand, his professional qualifications are complemented by extensive international marketing and business development experience in the Telco, computer and wireless industries. His experience has assisted the Company in the development of unique market driven products, solutions and services. Clive's industry experience commenced when he established the first private telephone, PBX and Interconnect businesses to compete with the incumbent PTT when New Zealand deregulated in 1987. After selling these businesses in 1993, Clive progressed to the Computer Telephony Integration and Call Center industries as they emerged and later became involved with Internet related businesses as the first VoIP calls were being made. In 1997 he relocated to Sydney, Australia to help found the first Internet start up to be listed on the Australian stock exchange. He was later recruited by a VoIP equipment vendor based in California to develop business and marketing plans for a new VoIP Telco. During this period he traveled to Sarajevo to establish satellite based payphones for multinational troops to be able to call home and developed other value added services for global markets. During the period 1998
- 2002 Clive developed marketing plans and an international business model for USA Talks, the first company to offer VoIP based unlimited calling with the United States for a flat monthly charge. He relocated to London and served from 1998 to 2002 as European CEO and opened a UK office offering the same services to UK consumers. He has also traveled extensively establishing wholesale carrier services with direct routes to developing countries in Africa, the Middle East and Asia utilizing VoIP. In 2003, Clive was instrumental in launching Voiceglo, a VoIP Telco service providing home line replacement services based on the newly available SIP technology.

B. Michael Adler - Prospective Director

      B. Michael Adler is the founder of WQN, Inc. and has been its Chairman of the Board since its inception in 1996. Mr. Adler is the Chief Executive Officer of Eagle Venture Capital, LLC, a Delaware limited liability company, formerly known as WorldQuest Networks, LLC, and a Director of Intellicall, Inc., a publicly traded manufacturer of pay phones and call processing equipment (American Stock Exchange symbol "ICL"). Mr. Adler founded Intellical in 1984 and served as Chairman or Vice Chairman of the Board from its inception until November 1993. From 1994 to July 1999, Mr. Adler was the Chairman of the Board of The Payphone Company Limited, a company that owns a wireless pay telephone network in Sri Lanka.

Stuart Kosh - Prospective Director

      Mr. Kosh moved to Florida in 1978 to join his father and brother at Kosh Ophthalmic, Inc., a wholesale optical laboratory with annual sales of $15 million, where he managed 100 employees. In 1998, the company was sold to Essilor of America and Mr. Kosh maintains his position as General Manager. His leadership roles have included involvement with the Big Brothers Big Sisters Program of Broward County as a mentor to needy youth. For the past 15 years, Mr. Kosh has been involved with the National Multiple Sclerosis Society. He has served on their board and chairs their annual golf tournament which raises over $50,000. Presently he is serving on the Temple Dor Dorim Board of Directors.

George Firestone - Director

      Senator Firestone was elected Florida's 20th Secretary of State of Florida in 1978, and was re-elected for two additional terms. Previously, he served as a member of the House of Representatives and as a member of the Florida Senate. During his legislative tenure, he was responsible for the passage of laws permitting international banking and foreign trade zones. This provided the groundwork for Florida becoming a major center for international business and finance. He has led trade missions and traveled extensively throughout Europe, Asia, Africa and South America and has visited 41 countries. Senator Firestone currently serves as the state of Florida's "Special Envoy" to the Foreign Consular Corp of Florida. He has a long history of valued legislative service, including serving as a member of the Florida Cabinet, the state's Chief Elections Officer, and Chief Cultural Officer. A distinguished military career, Senator Firestone served in the U.S. Army as Sergeant First Class and graduated in the top 25 percent of his class at the Non-commissioned Officer Academy in Munich, Germany. In the private sector, Senator Firestone is Chairman and CEO of Tecton, Inc., a financial and operations Management Company. He is a licensed real estate broker and developer, and insurance broker specializing in the field of estate planning and business insurance for individuals and corporations.

      Senator Firestone is a vice president, general manager, and stockholder of Gray Security Service, which provides security investigations of commercial and industrial matters. He serves on the board of Eastern National Bank of Miami. His long public service support includes serving as chairman of the city of Miami Economic Advisory Board; member of the Dade County Personnel Advisory Board; and receiver and trustee of the U.S. Bankruptcy Court. Accolades and awards abound throughout Senator Firestone's career, including the Florida Democratic Party Award for Outstanding Service and Leadership, and the Florida Times Union Award for Most Outstanding First Term Senator. A lecturer and published author, Senator Firestone works with the National Conference of State Legislators and the Citizens Conference on State Legislators, and he writes articles on various issues of interest to senior citizens and condominium owners.

Thomas Reeves - Prospective Director

      Mr. Reeves graduated from Cal State University with a BS in Business Administration and also holds an AA degree from Chabot College. Mr. Reeves has a broad professional career that began with Shaklee Corporation as Contract Manufacturing Manager and was later promoted to Director of Purchasing. In 1980 he accepted a Vice President position with Nutrition Pak Corporation. From 1984 to 1992 Mr. Reeves was President of Torick Inc. an electrical wire harness manufacturer. In 1992 he started Transportation Safety Technologies where he was President and CEO. From 2000 to present he has been President of TRJB Inc. a holding company for various companies in the hospitality industry. In addition, Mr. Reeves has been actively involved in supporting the American Cancer Society and is a committee member of the Cystic Fibrosis Foundation.

Organization of the Board of Directors and Management

      From February 2004 until September 2005, Mr. Ivester served as the sole member of the Board of Directors. In September 2005, the Company was proud to announce the addition of Senator George Firestone to a seat on the Board. The Company intends to effect a reorganization of management during the coming weeks, as follows: On October 17, 2005, B. Michael Adler will replace Steven Ivester as CEO. Ten days after filing an Information Statement pursuant to SEC Rule 14f, Mr. Ivester will resign as a director and Mr. Adler will be appointed to fill his vacancy. At the same time, an additional seat on the Board will be created, and Thomas Reeves will be appointed to fill the seat. At the Company's next annual shareholders meeting, anticipated to occur in November or December 2005, the entire Board will be reelected, along with Stuart Kosh and possibly one other director. Mr. Ivester will remain associated with the Company as a Consultant and observer on the Board.

      At the meeting of the Board of Directors following the shareholders meeting, the Board will be organized to create an Audit Committee and Compensation Committee, and will adopt a Code of Conduct and charters for the Audit and Compensation Committees.

Executive Compensation

      Summary Compensation Table. The following table sets forth the compensation earned by the Company's Chief Executive Officer for the year ended December 31, 2004 in salary and bonus for services rendered in all capacities to the Company for the fiscal years ended December 31, 2004, 2003 and 2002:

                                       Annual Compensation          Long-Term Compensation
                                 -------------------------------   -------------------------
                                                                      Securities
                                                                      Underlying
                                                    Other Annual   Options or    All Other
Name/Principal Position   Year    Salary    Bonus   Compensation    Warrants    Compensation
-----------------------   ----   --------   -----   ------------   ----------   ------------
Steven Ivester, CEO       2004   $125,000   $   0   $          0            0              0
                          2003          0       0              0            0              0
                          2002          0       0              0            0              0


                                                   Number of Securities          Value of Unexercised
                                                  Underlying Unexercised         In-the-Money Options
                                                    Options at Fiscal                 at Fiscal
                                                        Year End                       Year End
                                                ---------------------------   ---------------------------
         Number of Shares
Name   Acquired or Exercised   Realized Value   Exercisable   Unexercisable   Exercisable   Unexercisable
----   ---------------------   --------------   -----------   -------------   -----------   -------------
None


                                                 Estimated Future Payments under
                                                   Non-Stock Price-Based Plans
                                                 -------------------------------
          Number of       Performance or Other
       Shares, Under or       Period Until       Threshold    Target    Maximum
Name    Other Rights #   Maturation or Payout    ($ or #)    ($ or #)   ($ or #)
----   ----------------   --------------------   ---------   --------   --------
None


Stock Option Plan

      The Company's Stock Option Plan (the "2004 Option Plan") provides for the grant to eligible employees and directors of options for the purchase of Common Stock. The Option Plan covers, in the aggregate, a maximum of 4,000,000 shares of Common Stock and provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986) and nonqualified stock options (options which do not meet the requirements of Section 422). Under the Option Plan, the exercise price may not be less than the fair market value of the Common Stock on the date of the grant of the option.

      The Board of Directors administers and interprets the Option Plan and is authorized to grant options there under to all eligible employees of the Company, including officers. The Board of Directors designates the optionees, the number of shares subject to the options and the terms and conditions of each option. Each option granted under the Option Plan must be exercised, if at all, during a period established in the grant which may not exceed 10 years from the later of the date of grant or the date first exercisable. An optionee may not transfer or assign any option granted and may not exercise any options after a specified period subsequent to the termination of the optionee's employment with the Company.

Certain Relationships and Related Transactions

      The Company was organized by Kevin Halter and members of his family in 1998, when they purchased 1,000,000 shares at its par value. Then in March 2004, the Company sold 12,500,000 shares of stock to Steven Ivester for par value ($12,500), plus his agreement to contribute two operating companies. Such companies were contributed in May 2004, effective April 15, 2004.

      As of December 31, 2003, the Company had amounts due to affiliated entities and/or shareholders and/or officers of approximately $151,000. These advances were unsecured, due upon demand and are non-interest bearing. Subsequently, in April 2004, the Company issued 339,242 shares of common stock to satisfy the balance due at December 31, 2003.

Promoters

      On February 27, 2004, the Company issued and sold 12,500,000 shares of common stock to Steven Ivester in exchange for cash of $12,500 and his agreement to contribute the intellectual property rights and related assets of two start-up companies formed to engage in the telecommunications industry. The shares issued represented approximately 88% of the shares outstanding after the exchange, as a result of which Mr. Ivester became the controlling shareholder of the Company.

      On May 25, 2004 (but effective for all purposes as of April 15, 2004), the Company completed the acquisition of two Florida-based subsidiaries, eGlobalphone, Inc. and VoIP Solutions, Inc., both Florida Corporations.

      On August 4, 2004, the Company issued warrants to purchase 2,200,000 shares of common stock for an exercise price of $1.00 per share to each of John Todd and Clive Raines. Mr. Todd's warrants were exchanged for 750,000 shares in a net cashless exercise in February 2005.

      Messrs. Ivester, Todd and Raines may be considered to be "promoters" of the Company.

                            DESCRIPTION OF SECURITIES

General

      The following summary is qualified in its entirety by reference to the Company's Articles of Incorporation and its By-Laws. The Company's authorized capital stock consists of 100,000,000 shares of common stock, $.001 par value per share.

Common Stock

      As of September 30, 2005, 56,588,004 common shares of the Company's common stock are held of record by approximately 326 persons. Each share of common stock entitles the holder of record thereof to cast one vote on all matters acted upon at the Company's shareholder meetings. Directors are elected by a plurality vote. Because holders of common stock do not have the cumulative voting rights, holders or a single holder of more than 50% of the outstanding shares of common stock present and voting at an annual meeting at which a quorum is present can elect all of the Company's directors. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities. All of the outstanding shares of common stock are fully paid and non-assessable.

      Holders of common stock are entitled to receive ratably such dividends, if any as may be declared from time to time by the Board of Directors in its sole discretion from funds legally available therefore. In the event the Company is liquidated, dissolved or wound up, holders of common stock are entitled to share ratably in the assets remaining after liabilities and all accrued and unpaid cash dividends are paid.

Transfer Agent

      The Company's transfer agent is Securities Transfer Corporation, Frisco, Texas.

                             PRINCIPAL SHAREHOLDERS

      The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of October 9, 2005, before this offering and as adjusted to reflect the sale of 15,372,245 shares in this offering, by all officers and directors and by all those known by us to be beneficial owners of more than 5% of our Common Stock.

      Unless otherwise specified, the business address of the shareholder is our address as set forth in this memorandum. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally means sole or shared power to vote or direct the voting or to dispose or direct the disposition of any Common Stock. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                                                                                   Beneficial
                                                              Beneficial           Ownership
                                                              Ownership(1)          After
                                                            Before Offering        Offering
                                                        -----------------------    ----------
Beneficial Owner                                          Shares     Percentage      Shares
-----------------------------------------------------   ----------   ----------    ----------
Steven Ivester ......................................    8,250,000         14.6%    8,250,000
Shawn Lewis .........................................    5,346,231          9.4%    5,346,231
Clive Raines ........................................    1,000,000          1.8%    1,000,000
Bill Burbank ........................................    1,000,000          1.8%    1,000,000
Osvaldo Pitters .....................................      500,000          0.8%      500,000
Thomas Reeves .......................................      318,961          0.5%      318,961
Stuart Kosh .........................................      778,227          1.3%      778,227
Michael Adler .......................................            0            0%            0
George Firestone ....................................            0            0%            0

                                  LEGAL MATTERS

      Legal matters in connection with the common stock being offered hereby will be passed upon for the Company and selling shareholders or by Andrews Kurth LLP, Dallas, Texas.

                                     EXPERTS

      Our financial statements as of December 31, 2004, in this Prospectus, have been audited by the firm of Berkovits, Lago & Company, LLP , independent registered certified public accountants, as set forth in their report herein included, and have been so included in reliance upon such report being given upon their authority as experts in accounting and auditing. Our financial statements and the financial statements for our subsidiary, Caerus, Inc. as of December 31, 2003, in this Prospectus have been audited by the firm of Tschopp, Whitcomb & Orr, P.A. and Moore Stephens Lovace, P.A., respectively, independent registered certified public accountants, as set forth in their report herein included, and have been so included in reliance upon such report being given upon their authority as experts in accounting and auditing.

                              AVAILABLE INFORMATION

      We have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2, together with all amendments, schedules and exhibits thereto, pursuant to the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all information set forth in the registration statement and the exhibits. The statements contained in this prospectus as to the contents of any contract or other document identified as exhibits in this prospectus are materially complete, but in each instance, reference is made to a copy of such contract or document filed as an exhibit to the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and exhibits which may be inspected without charge at the Commission's principal office 100 F Street, NW, Washington, D. C. 20549.

      We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports, proxy statements and other information with the Commission Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 100 First Street, NE, Washington, D. C. 20549. Copies of such material may also be obtained from the Public Reference Section of the Commission at prescribed rates. Our Registration Statement on Form SB-2, as well as any reports to be filed under the Exchange Act can also be obtained electronically after we have filed such documents with the Commission through a variety of databases, including among others, the Commission's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") program, Knight-Ridder Information, Inc., Federal Filings/Dow Jones and Lexis/Nexis. Additionally, the Commission maintains a Website (http://www sec.gov) that contains such information regarding the Company.

      We intend to furnish our shareholders with annual reports containing audited financial statements and such other reports as we deem appropriate or as may be required by law.

      Requests for information may be directed to Steven Ivester, CEO, c/o the Company at 12330 S.W. 53rd Street, Suite 712, Fort Lauderdale, Florida 33330, telephone (954) 434-2000.

                          INDEX TO FINANCIAL STATEMENTS

VoIP, Inc. Financial Statements                                                     Page
---------------------------------------------------------------------------------   -----

Reports of Independent Certified Public Accountants                                 F-1-2

Consolidated Balance Sheets December 31, 2004 and 2003                              F-3

Consolidated Statements of Operations for Years Ended December 31, 2004 and 2003    F-4

Consolidated Statement of Changes in Shareholders Equity for years Ended
   December 31, 2004 and 2003                                                       F-5

Consolidated Statements of Cash Flow for Years Ended December 31, 2004 and 2003     F-6

Notes to Consolidated Financial Statements for Year Ended December 31, 2004         F-7

Report of Independent Certified Public Accountants                                  F-16

Consolidated Balance Sheets for June 30, 2005 and December 31, 2004                 F-17

Consolidated Statements of Operations for Six Months Ended June 30, 2005 and 2004
   And Three Months Ended June 30, 2005 and 2004                                    F-18

Consolidated Statements of Cash Flows for Six Months Ended June 30, 2005 and 2004   F-19

Notes to Financial Statements for Six Months Ended June 30, 2005 and 2004           F-20


Proformas                                                                           Page
---------------------------------------------------------------------------------   -----

Proforma Condensed Combined Statement of Operations for Three Months Ended
   June 30, 2005 - Unaudited                                                        F-27

Proforma Condensed Combined Statement of Operations for Six Months
   Ended June 30, 2005 - Unaudited                                                  F-28

Proforma Condensed Combined Statement of Operations for Year Ended
   December 31, 2004 - Unaudited                                                    F-29

Proforma Condensed Combined Statement of Operations for Three Months Ended
   June 30, 2004 - Unaudited                                                        F-30

Proforma Condensed Combined Statement of Operations for Six Months Ended
   June 30, 2004 - Unaudited                                                        F-31

Notes to Unaudited Pro Forma Condensed Combined Financial Statements                F-32


Caerus, Inc. Financial Statements                                                   Page
---------------------------------------------------------------------------------   -----

Report of Independent Certified Public Accountants                                  F-33

Consolidated Balance Sheets December 31, 2004 and 2003                              F-34

Consolidated Statements of Operations for Years Ended December 31, 2004 and
   The Period May 15, 2002 through December 31, 2003                                F-35

Consolidated Statement of Changes in Shareholders Equity for years Ended
   December 31, 2004 and the Period May 15, 2002 through December 31, 2003          F-36

Consolidated Statements of Cash Flow for Years Ended December 31, 2004 and
   The Period May 15, 2002 through December 31, 2003                                F-37

Notes to Consolidated Financial Statements for Year Ended December 31, 2004 and
   The Period May 15, 2002 through December 31, 2003                                F-38

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
-------------------------------------------------------------------------------


Board of Directors
VoIP, Inc. and Subsidiaries
Fort Lauderdale, Florida

We have audited the accompanying consolidated balance sheet of VoIP, Inc. and Subsidiaries ("the Company") as of December 31, 2004, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we do not express such an opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above presents fairly, in all material respects, the consolidated financial position of VoIP, Inc. and its subsidiaries, as of December 31, 2004, and the results of operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.



 /s/ Berkovits, Lago & Company, LLP

Fort Lauderdale, Florida
March 16, 2005

                          TSCHOPP, WHITCOMB & ORR, P.A.
                     2600 Maitland Center Parkway, Suite 330
                             Maitland, Florida 32751

               Report of Independent Certified Public Accountants

Board of Directors and Stockholder
Millennia Tea Masters, Inc.

We have audited the accompanying balance sheet of Millenia Tea Masters, Inc. as of December 31, 2003 and the related statements of operations, changes in shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Millennia Tea Masters, Inc. as of December 31, 2003, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has experienced limited sales and incurred cumulative operating losses since its inception through December 31, 2003. The Company has been dependent upon the proceeds from the sales of common stock and advances from related parties to provide working capital. This situation raises a substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Tschopp, Whitcomb & Orr, P.A.
---------------------------------

January 30, 2004
Maitland, Florida

                                    VoIP Inc.
                           Consolidated Balance Sheets
                           December 31, 2004 and 2003

                                                      Dec. 31, 2004    Dec. 31, 2003
                                                      -------------    -------------
  ASSETS

Current Assets:
  Cash and cash equivalents                           $   1,141,205    $          --
  Accounts receivable, net of allowance of $136,795         818,071               --
  Due from related parties                                  245,402               --
  Inventory                                                 187,451               --
  Assets from discontinued operations                       412,419          259,459
  Other current assets                                       43,702               --
                                                      -------------    -------------
Total Current Assets                                      2,848,250          259,459
                                                      -------------    -------------

Property and equipment, net                                 419,868               --
Intangibles                                               6,923,854               --
Other assets                                                 23,580               --
                                                      -------------    -------------

TOTAL ASSETS                                          $  10,215,552    $     259,459
                                                      =============    =============


  LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses               $   1,224,974    $          --
  Bank loans and note payable                               760,000               --
  Liabilities from discontinued operations                       --          151,167
  Other current liabilities                                 123,140               --
                                                      -------------    -------------
Total Liabilities                                         2,108,114          151,167
                                                      -------------    -------------

Shareholders' equity:
Common stock - $0.001 par value
  100,000,000 shares authorized
  24,258,982 and 1,730,939 issued
  and outstanding, respectively                              24,259            1,731
Additional paid-in capital                               12,722,565          731,208
Accumulated deficit                                      (4,639,386)        (624,647)
                                                      -------------    -------------
Total shareholders' equity                                8,107,438          108,292
                                                      -------------    -------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $  10,215,552    $     259,459
                                                      =============    =============

The accompanying notes are an integral part of these financial statements.

                                    VoIP Inc.
                      Consolidated Statements of Operations
                 For the Years Ended December 31, 2004 and 2003

                                                             Year ended           Year ended
                                                          December 31, 2004    December 31, 2003
                                                          -----------------    -----------------
Revenues                                                  $       2,619,393    $              --

Cost of Sales                                                     1,870,269                   --
                                                          -----------------    -----------------

Gross Profit                                                        749,124                   --

Operating expenses
  Compensation and related expenses                               2,721,296                   --
  General and administrative expenses                             2,187,878                   --
                                                          -----------------    -----------------

Loss from operations                                             (4,160,050)                  --

Provision for income taxes                                               --                   --
                                                          -----------------    -----------------

Net loss before discontinued operations                          (4,160,050)                  --

Income (Loss) from discontinued operations                          145,311             (352,968)
                                                          -----------------    -----------------

Net Loss                                                         (4,014,739)            (352,968)
                                                          =================    =================


Basic and diluted loss per share:

Loss before discontinued operations                       $           (0.28)   $              --

Income from discontinued operations net of income taxes   $            0.01    $           (0.20)
                                                          -----------------    -----------------

Total                                                     $           (0.27)   $           (0.20)
                                                          =================    =================

Weighted average number of shares outstanding                    14,597,312            1,730,939
                                                          =================    =================

The accompanying notes are an integral part of these financial statements.

                                   VoIP, Inc.
           Consolidated Statements of Changes in Shareholders' Equity
                     Years Ended December 31, 2004 and 2003

                                                      Common Stock   Common Stock     Additional      Accumulated
                                                         Shares         Amount      Paid-in Capital     Deficit         Total
                                                      ------------   ------------   ---------------   -----------    -----------
Balance as of December 31, 2002                          1,730,939   $      1,731   $       731,208   $  (271,679)   $   461,260

Loss for the for the year                                       --             --                --      (352,968)      (352,968)

                                                      ------------   ------------   ---------------   -----------    -----------
Balance as of December 31, 2003                          1,730,939          1,731           731,208      (624,647)       108,292
                                                      ------------   ------------   ---------------   -----------    -----------

Common stock issued                                     12,500,000         12,500                --            --         12,500

Common Stock issued for services received                  568,235            568           342,432            --        343,000

Common stock issued to investors for cash received       5,520,566          5,521         3,610,598            --      3,616,119

Common stock issued for services                           339,242            339           150,827            --        151,166

Common Stock issued for acquisition of DTNet Tech        2,500,000          2,500         4,747,500            --      4,750,000

Common Stock issued for acquisition of VoipAmericas      1,000,000          1,000         1,099,000            --      1,100,000

Warrants issued to two company officers                         --             --         1,936,000            --      1,936,000

Warrants issued for intellectual property                  100,000            100           105,000            --        105,100

Loss for the year                                               --             --                --    (4,014,739)    (4,014,739)
                                                      ------------   ------------   ---------------   -----------    -----------

Balance December 31, 2004                               24,258,982   $     24,259   $    12,722,565   $(4,639,386)   $ 8,107,438
                                                      ============   ============   ===============   ===========    ===========

The accompanying notes are an integral part of these financial statements.

                                    VoIP Inc.
                      Consolidated Statements of Cash Flows
                     Years ended December 31, 2004 and 2003

                                                                 Year ended           Year ended
                                                              December 31, 2004    December 31, 2003
                                                              -----------------    -----------------
Cash flows from operating activities:
Continuing operations:
Net loss                                                      $      (4,160,050)   $              --
Adjustments to reconcile net loss to net
  cash used in operating activities                                          --                   --
  Depreciation                                                           82,832                   --
  Provision for bad debt                                                136,795                   --
  Common shares issued for services                                     494,166                   --
  Warrants issued to employees                                        1,936,000                   --
  Shares issued for intellectual property                               105,000                   --
Changes in operating assets and liabilities net of
  assets and liabilities acquired:
  Accounts receivable                                                  (555,007)                  --
  Due from related parties                                             (245,402)                  --
  Inventory                                                             144,913                   --
  Other current assets                                                    8,531                   --
  Accounts payable                                                     (296,305)                  --
  Other current liabilities                                            (315,587)                  --
                                                              -----------------    -----------------
Net cash used in continuing operating activities                     (2,664,114)                  --
                                                              -----------------    -----------------

Discontinued operations:
  Income (loss) from discontinued operations                            145,311             (352,968)
  Changes in assets, liabilities, and net results                      (408,000)             274,262
                                                              -----------------    -----------------
  Net cash used in discontinued operating activities                   (262,689)             (78,706)

                                                              -----------------    -----------------
  Net used in operating activities                                   (2,926,803)             (78,706)
                                                              -----------------    -----------------

Cash flows from investing activities Continuing operations:
  Cash from acquisitions                                                104,872                   --
  Purchase of property and equipment                                   (157,881)                  --
  Cash for intellectual property                                        (50,000)                  --
  Purchase of other assets                                              (21,100)                  --
                                                              -----------------    -----------------
Net cash used in continuing investing activities                       (124,109)                  --
                                                              -----------------    -----------------
Discontinued operations:
  Cash from affiliates                                                       --               82,196
                                                              -----------------    -----------------
Net cash provided by discontinued investing activities                       --               82,196
                                                              -----------------    -----------------
Net cash provided by (used in) investing activities                    (124,109)              82,196
                                                              -----------------    -----------------

Cash flows from financing activities:
  Proceeds from issuance of notes payable                               560,000                   --
  Proceeds from sales of common stock                                 3,628,618                   --
                                                              -----------------    -----------------
Net cash provided by investing activities                             4,188,618                   --

Net increase in cash                                                  1,137,706                3,490

Cash at beginning of year                                                 3,499                    9
                                                              -----------------    -----------------

Cash at end of year                                           $       1,141,205    $           3,499
                                                              =================    =================

Non-cash investing and financing activities:
  Common stock issued for services                            $         494,166    $              --
                                                              =================    =================
  Warrants issued to employees                                $       1,936,000    $              --
                                                              =================    =================
  Shares issued for intellectual property                     $         105,000    $              --
                                                              =================    =================

The accompanying notes are an integral part of these financial statements.

                                   VoIP, Inc.
                         Notes to Financial Statements

NOTE A - ORGANIZATION AND DESCRIPTION OF BUSINESS

The Company was incorporated on August 3, 1998 under its original name of Millennia Tea Masters, Inc. under the laws of the State of Texas. The Company began operations in October 1998 with its initial order of imported teas from Sri Lanka. On February 27, 2004 the Company entered into a stock purchase agreement that provided for the sale of 12,500,000 shares of its common stock in exchange for $12,500 and a commitment by the purchaser to contribute the assets of two start-up companies in the telecommunications business, eGlobalphone, Inc. and VOIP Solutions, Inc. into the Company.

On April 13, 2004 the Company changed its name to VoIP, Inc. and began to develop and manufacture innovative IP telephony customer premise equipment, provide premium voice over the internet subscriber based telephony services and state of the art long range WiFi technology solutions, for residential and enterprise customers, including multimedia applications.

During December 2004 the Company decided to exit the tea import business in order to focus its efforts and resources in the "Voice over Internet Protocol"
(VoIP) telecommunications industry. In connection with the decision the Company sold its imported tea inventory and began to wind down its tea import operations. The assets, liabilities, and results of operations of the imported tea business have been classified as discontinued operations on the accompanying consolidated financial statements.

The Company offers quality Voice over IP (VoIP) based solutions offering residential and business customers more user friendly and affordable ways to communicate. VoIP, Inc. also manufactures products and provides services to Internet Service Providers, Telecommunication Service Providers and Cable Operators in strategic countries around the world. VoIP, Inc., through its subsidiaries, provides a comprehensive portfolio of IP multimedia-based solutions ranging from subscriber based voice services, to SIP based infrastructure design and deployment, to broadband customer premise equipment design and implementation services, as well as engineering design, manufacturing and distribution of wireless broadband technology.

The Company's operations consist of one segment.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, eGlobalphone, Inc., VoIP Solutions, Inc., DTNet Technologies, Inc., and VoIP Americas, Inc. from their respective dates of acquisition. All significant inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities; disclosure of contingent assets and liabilities at the date of the financial statements; and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

Cash and cash equivalents

For purposes of reporting cash flows, the Company considers all cash on hand, in banks, including amounts in book overdraft positions, certificates of deposit and other highly liquid debt instruments with a maturity of three months or less at the date of purchase to be cash and cash equivalents. Cash overdraft positions may occur from time to time due to the timing of making bank deposits and releasing checks, in accordance with the Company's cash management policies.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts using the reserve method based on its assessment of the current status of the individual receivables and after using reasonable collection efforts. As of December 31, 2004 the balance of the allowance for uncollectible accounts amounted to $136,795. There was no allowance as of December 31, 2003.

Inventory

Inventory consists of finished goods and is valued at the lower of cost or market using the first-in, first-out method.

Advertising expenses

Advertising and marketing expenses are charged to operations as incurred.

Income Taxes

The Company and its subsidiaries file consolidated federal and state income tax returns. The Company has adopted Statement of Financial Accounting Standards No. 109 in the accompanying consolidated financial statements. The only temporary differences included therein are attributable to differing methods of reflecting depreciation for financial statement and income tax purposes.

Earnings (loss) per share

Basic earnings (loss) per share is computed by dividing the net income (loss) for the year by the weighted-average number of shares of common stock outstanding. The calculation of fully diluted earnings (loss) per share assumes the dilutive effect of the exercise of outstanding options and warrants at either the beginning of the respective period presented or the date of issuance, whichever is later. Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method.

Fair Value of Financial Instruments

The carrying amount of cash, accounts receivable, accounts payable and notes payable, as applicable, approximates fair value due to the short term nature of these items and/or the current interest rates payable in relation to current market conditions.

Revenue Recognition

Revenue from product sales is recognized when persuasive evidence of an arrangement exists, delivery to customer has occurred, the sales price is fixed and determinable, and collectibility of the related receivable is probable. The recognition of revenues from Internet telephony services are deferred for new subscribers of eGlobalphone and Voipsolutions until it deems that the customer has accepted the service. Subsequent revenues are recognized at the beginning of each customer's month.

Property, plant, and equipment

Property, plant, and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the related assets using the straight line method. The useful life of assets ranges from three to five years. The leasehold improvements are amortized over the life of the related lease.

Business combinations

The Company accounts for business combinations in accordance with Statement of Financial Accounting Standard No. 141 Business Combinations ("SFAS No. 141"). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations. SFAS No. 141 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually by comparing carrying value to the respective fair value in accordance with the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142"). This pronouncement also requires that the intangible assets with estimated useful lives be amortized over their respective estimated useful lives.

Impairment of long-lived assets

VoIP, Inc. reviews the recoverability of its long-lived assets, such as plant, equipment and intangibles when events or changes in circumstances occur that indicate that the carrying value of the asset group may not be recoverable. The assessment of possible impairment is based on the Company's ability to recover the carrying value of the asset or asset group from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. The measurement of impairment requires management to estimate future cash flows and the fair value of long-lived assets.

Recent accounting pronouncements

In November 2004, FASB issued Statement No. 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4." Statement No. 151 requires that abnormal amounts of costs, including idle facility expense, freight, handling costs and spoilage, should be recognized as current period charges. The provisions of this Statement are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not expect the adoption of this Statement to have a material impact on its financial statements.

In December 2004, FASB issued Statement No. 153, "Exchanges of Nonmonetary Assets - an amendment of Accounting Principles Board ("APB") Opinion No. 29." Statement No. 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have a commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this Statement are effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect the adoption of this Statement to have a material impact on its financial statements.

In December 2004, FASB issued Statement No. 123R, "Share-Based Payment." Statement No. 123R revises Statement No. 123, supersedes APB Opinion No. 25 and amends Statement No. 95. Statement No. 123R requires the cost of employee services received in exchange for an award of equity instruments be recognized over the period during which an employee is required to provide service in exchange for the award. The provisions of this Statement are effective for public entities that do not file as small business issuers as of the beginning of the first interim period or annual reporting period that begins after June 15, 2005. The Company does not expect the adoption of this Statement to have a material impact on its financial statements.

Stock Based Compensation

The Company applies the fair value method of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123") in accounting for its stock options. This standard states that compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The fair value for each option granted is estimated on the date of the grant using the Black-Scholes option pricing model. The fair value of all vested options granted has been charged to salaries, wages, and benefits in accordance with SFAS No. 123.


NOTE C - PROPERTY AND EQUIPMENT, NET

As of December 31, 2004 property and equipment consists of the following:

Office Equipment                $ 519,810
Furniture & Fixtures               56,748
Vehicles                            4,769
Leasehold Improvements              4,562
                                ---------
Total                             585,889
Less accumulated depreciation    (166,021)
                                ---------

Total                           $ 419,868
                                =========

Depreciation expense for 2004 amounted to $82,832. There was no depreciation expense for 2003.

NOTE D - INTANGIBLES

As of December 31, 2004 intangibles consist of the following:
Goodwill-acquisition of DTNet Technologies, Inc.                $5,210,553
Goodwill-acquisition of Voipamericas, Inc.                       1,408,301
Intellectual property                                              305,000
                                                                ----------

Total                                                           $6,923,854
                                                                ==========

The goodwill on the acquisition of DTNet Technologies, Inc. (DTNet) represents the fair market value of DTNet liabilities as of the date of the acquisition plus $4,750,000 which represents the market value of 2,500,000 shares of Company stock issued pursuant to its acquisition.

The goodwill on the acquisition of Voipamericas represents the fair market value of Voipamericas liabilities as of the date of the acquisition plus $1,100,000 which represents the market value of 1,000,000 shares of the Company's stock pursuant to this acquisition.

Intellectual property is carried at cost which is comprised of $50,000 paid in cash in 2004, $150,000 due in the first quarter of 2005, and the value assigned to 100,000 Company common shares and 400,000 warrants issued pursuant to this transaction. The valuation of the shares was $1.05 while the value was $105,000. The value of the warrants was determined using the Black-Scholes model calculated as of October 14, 2004. As these warrants were not "in the money", these warrants have been assigned a value of zero. This model uses the annualized deviation calculation and utilizes industry averages as a comparison for adequate statistical results in the valuation. This is a standard financial model that considers the statistical annual volatility of the market changes in a stock price. (See Note H)

Intellectual property consists of the following:

a) all rights of the Company of Record in the telephone numbers 1(800)TALKTIME, 1(888)TALKTIME, AND 1(877)TALKTIME.COM

b) all rights to the URL's (domain names) 800TALKTIME.COM, 1800TALKTIME.COM, and 1-800-TALKTIME.COM

c) all rights to U.S. Trademark Registration No. 2,209,316 directed to the mark 1-800-TALKTIME and the goodwill associated therewith.


NOTE E - ACCOUNTS PAYABLES AND ACCRUED EXPENSES

As of December 31, 2004 Accounts Payables and accrued expenses consist of the following:

Account Payables Trade   $  988,815
Accrued Expenses            233,711
Other                         2,448
                         ----------

Total                    $1,224,974
                         ==========

NOTE F - BANK LOANS AND NOTE PAYABLE

As of December 31, 2004 bank loans and note payable consists of the following:

Bank Loan:
Revolving Line of Credit   $187,000
Promissory Note              13,000
                           --------
Sub-total                   200,000

Note Payable                560,000
                           --------
Total                      $760,000
                           ========

      a) The revolving line of credit with the Bank of Tampa is interest only payable at prime plus 1.0% monthly. The promissory note is payable in monthly installments of approximately $6,200 including interest at a rate of 7.5%. The loans are collateralized by receivables, inventory and equipment. Both balances were fully paid in January 2005.

      b) In December 2004 the Company issued a note payable to a shareholder in the amount of $560,000 at an interest rate of 3.75% with a maturity date of December 2005. As mentioned in Note K on January 6, 2005, the Company issued another note payable amounting to $1,040,000 to the same shareholder under the same terms and conditions as the previous one.

NOTE G - ACQUISITIONS

On May 25, 2004 (but effective for all purposes as of April 15, 2004), the Company completed the acquisition of two Florida-based entities, (eGlobalphone, Inc. and VoIP Solutions, Inc.). Contribution of these start-up companies was the basis for the original decision to issue a controlling block of shares of common stock to Mr. Ivester. eGlobalphone, Inc. and VoIP Solutions Inc. are both Florida corporations.

In June 2004, the Company acquired DTNet Technologies, Inc. a Florida Corporation. The acquisition was financed through the issuance of 2,500,000 shares of the Company's common stock with a value of $4,750,000 in exchange for all issued and outstanding shares of DTNet common stock.

In September 2004, VoIP Inc. closed the acquisition of VoIP Americas, a Florida corporation. The acquisition was financed through the issuance of 1,000,000 shares of the Company's restricted common stock with the value of $1,100,000 in exchange for all issues and outstanding shares of VoIP Americas.

NOTE H - WARRANTS

On August 4th, 2004, the Company issued 4,400,000 warrants to two executives to acquire 2,200,000 Company common shares at $1.00 each. The compensation expenses of $1,936,000, is in the accompanying Consolidated Statement of Operations.

A summary of the Company's warrants as of December, 31 2004 is presented below:

                                                        2004
                                            ----------------------------
                                                        Weighted average
                                            Warrants     exercise price
                                            ---------   ----------------
Warrants outstanding at beginning or year          --
Granted to two company officers             4,400,000   $           1.00
Granted to a third party                      400,000   $           1.75
Expired                                            --
Exercised                                          --
                                            ---------   ----------------
Warrants outstanding at end of year         4,800,000   $           1.06
                                            =========   ================


The value of warrants issued to the Company officers and the value of the 400,000 warrants granted to the third party was estimated using the Black-Scholes option pricing model with the following assumptions; risk free rate 3.35%, no dividend yield, expected life of five years and volatility of 175% and 152%, respectively.

NOTE I - COMMITMENTS

The Company is obligated under non-cancelable operating leases for its office facilities and two apartments used by its employees. Future minimum lease payments under the Company's non-cancelable operating leases as of December 31, 2004 are as follows:

                Year ending Dec 31
                ------------------
                2005                 $52,772
                2006                  15,155
                                     -------
                                     $67,927
                                     =======


NOTE J - RELATED PARTY TRANSACTIONS

As of December 31, 2004 the due from related party consists in the following:

      DTNet, Inc. (*)           $ 134,317
      DTNet International (*)     119,974
      Mozart Communication         21,794
      Com Laser                     5,850
      Due to related parties      (36,533)
                                ---------
                                $ 245,402
                                =========

      * The above entities are related to a shareholder of the Company. These advances are unsecured, due upon demand and are non-interest bearing.


NOTE K - INCOME TAXES

The components of the Company's consolidated income tax provision are as follows:

                                              Year ended December 31,
                                                 2004          2003
                                             -----------    ---------

Current Benefits                             $(1,365,000)    (119,000)
Valuation allowance                            1,365,000      119,000
                                             -----------    ---------
Total                                                 --           --
                                             ===========    =========

                                                 2004          2003
                                             -----------    ---------
Long-term deferred tax assets arising from
  net operating loss carry forward           $(1,485,000)   $(119,000)

Valuation allowance                            1,485,000      119,000
                                             -----------    ---------
Total                                                 --           --
                                             ===========    =========


The reconciliation of income tax provision at statutory rate to the reported income tax expense is as follows:

                                    Year ended December 31,
                                         2004     2003
                                         ----     ----
Computed at statutory rate                 34%      34%
State tax net of federal benefits          --       --
Valuation allowance                       (34%)    (34%)
                                         ----     ----
  Total                                    --       --
                                         ====     ====


At December 31, 2004 and December 31, 2003 deferred tax assets are related solely to the Company's net operating loss carry forward of approximately $4,014,739 and $303,000, respectively, which have been reduced by a valuation allowance. If these carry forwards are not utilized, they will begin to expire in 2018.


NOTE L - STOCKHOLDERS' EQUITY

On February 27, 2004, the Company issued and sold 12,500,000 shares of common stock to Steven Ivester in exchange for cash of $12,500 and his agreement to contribute the intellectual property rights and related assets of two start-up companies formed to engage in the telecommunications industry. The shares issued represented approximately 88% of the shares outstanding after the exchange, as a result of which Mr. Ivester became the controlling shareholder of the Company.

On April 1, 2004, the Company issued 142,902 shares to two accredited investors in satisfaction of accounts payable totaling $71,421.

In May 2004, the Company issued 1,143,250 shares to twenty-two individual accredited investors.

In May 2004, the Company issued 168,235 shares to one individual accredited investor in exchange for services.

On May 10, 2004, the Company issued 67,300 shares to fourteen individual accredited investors at a price of $3.00 per share.

On May 19, 2004, the Company issued 196,340 shares to two accredited investors in satisfaction of accounts payable totaling $79,745.

On June 25, 2004, the Company closed the acquisition of DTNet Technologies, Inc. ("DTNet") a Florida corporation. The acquisition was effective through the issuance of 2,500,000 shares of VoIP, Inc. restricted common stock in exchange for all issued and outstanding shares of DTNet common stock.

In July 2004, the Company issued 668,688 shares to six individual existing accredited investors. Also effective July 2004, registrant issued 41,688 shares to four accredited individual investors.

On August 4, 2004, the Company issued 4,400,000 warrants to two executives to acquire 4,400,000 shares at $1.00 per share. As explained in Note N, subsequent events, in February 2005, 2,200,000 warrants were exchanged for restricted shares.

In August 2004, the Company issued 50,000 shares to one individual accredited investor in satisfaction of accounts payable totaling $50,000.

In August 2004, the Company issued 653,319 shares to forty-six individual accredited investors.

In September 2004, the Company issued 38,461 shares to one accredited investor.

On September 1st, 2004, VoIP Inc. closed the acquisition of VoIP Americas, a Florida corporation. The acquisition took the form of an exchange of 1,000,000 shares of VoIP restricted common stock in exchange for all the issued and outstanding shares of VoIP Americas common stock.

In October 2004, the Company issued 251,831 shares to twelve accredited investors.

In October 2004, the Company issued 100,000 shares to one individual accredited investor.

In November 2004, the Company issued 2,249,500 shares to five accredited investors.

In November 2004, the Company issued 318,500 shares to twelve accredited investors.

In December 2004, the Company issued 79,659 shares to five accredited investors.

In December 2004, the Company issued 400,000 shares to sixteen accredited investors.


NOTE M - DISCONTINUED OPERATIONS

In December 2004, the Company decided to exit the tea business and sold all its tea inventory, therefore, those transactions have been presented as discontinued operations for the year ended December 31, 2004, and 2003.

Assets, liabilities, and results of the discontinued tea operations of the Millennia Tea Master division are as follows:


Assets from the discontinued operation:

                                               2004       2003
                                             --------   --------

Cash                                         $  4,419   $  3,499
Notes receivable from purchaser of tea
  (non-interest bearing due in four equal
  installments through
  December 31, 2005)                          408,000         --

Tea inventory at net realizable value              --    251,534

Other assets                                       --      4,426
                                             --------   --------

Total                                        $412,419   $259,459
                                             ========   ========


                                               2004       2003
                                             --------   --------
Liabilities from discontinued operations:

Due to related parties                             --    151,167
                                             --------   --------

Total                                        $     --   $151,167
                                             ========   ========

Results from discontinued operations:
                                               2004        2003
                                             --------   ---------

Revenues                                     $408,613   $   8,678

Cost of sales                                 263,302      11,213
                                             --------   ---------

Gross profit                                  145,311      (2,535)

Other expenses                                     --     350,433
                                             --------   ---------

Income (loss) from discontinued operations   $145,311   $(352,968)
                                             ========   =========


NOTE N - SUBSEQUENT EVENTS

On January 6, 2005, the Company issued a Note Payable to its controlling shareholder in the amount of $1,040,000 at an interest rate of 3.75%, maturing in December 2005.

On January 26, 2005, the Company filed a Form S-8 registration statement in connection with the Company's Stock Option Plan. The plan provides for the grant to eligible employees and directors of options for the purchase of Common Stock. The Option Plan covers, in the aggregate, a maximum of 4,000,000 shares of Common Stock and provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986) and nonqualified stock options (options which do not meet the requirements of Section 422). Under the Option Plan, the exercise price may not be less than the fair market value of the Common Stock on the date of the grant of the option.

On February 14, 2005, an officer exercised a Stock Purchase Warrant to purchase 2,200,000 shares of VoIP, Inc. common stock by surrendering such Warrant, and, based upon an agreement with the Company, receiving in return 750,000 shares of restricted common stock in a net exercise.

On February 23, 2005, VoIP, Inc. and its subsidiary eGlobalPhone, Inc. executed an Asset Purchase Agreement for the purchase of certain intellectual property rights associated with the trade names TALKTIME and TALKTIME.COM. In exchange for the rights, the Registrant issued 100,000 shares of restricted common stock, warrants to purchase 400,000 shares at $1.70 per share, and agreed to pay $200,000 cash. Negotiations started during the last quarter of 2004, therefore all the cash disbursements, liabilities, shares issued, and commitments were recorded in that period.

             Report of Independent Registered Public Accounting Firm


To The Board of Directors and Shareholders
VoIP, Inc.

We have reviewed the accompanying consolidated balance sheet of VoIP, Inc. and Subsidiaries (the "Company") as of June 30, 2005 and the consolidated statements of operations and cash flows for the six and three month periods ended June 30, 2005 and 2004. These interim financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States.

We have previously audited, in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of the Company as of December 31, 2004, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended (not presented herein); and in our report dated March 16, 2005, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2004 is fairly presented in all material respects, in relation to the balance sheet from which it has been derived.


/s/ Berkovits, Lago & Company, LLP
----------------------------------

Ft. Lauderdale, Florida August 15, 2005 except for Notes A, D, E, and J as to which the date is October 7, 2005

                                   VoIP, Inc.
                           Consolidated Balance Sheets
                       June 30, 2005 and December 31, 2004
                                   (Unaudited)

                                              June 30, 2005    Dec. 31, 2004
                                              -------------    -------------
  ASSETS

Current assets:
  Cash and cash equivalents                   $   1,068,514    $   1,141,205
  Accounts receivable, net of allowance of
    $99,047 and $136,795 respectively             1,023,226          818,071
  Due from related parties                          169,537          245,402
  Inventory                                         889,373          187,451
  Assets from discontinued operations less
    valuation allowance of $200,000 in 2005         192,000          412,419
  Other current assets                              209,884           43,702
                                              -------------    -------------
Total current assets                              3,552,534        2,848,250

Property and equipment, net                       8,637,267          419,868
Goodwill and other intangible assets             30,765,594        6,923,854
Other assets                                        294,884           23,580
                                              -------------    -------------

TOTAL ASSETS                                  $  43,250,279    $  10,215,552
                                              =============    =============


  LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses       $  10,472,720    $   1,224,974
  Notes payable                                   7,736,929          760,000
  Other current liabilities                       2,333,343          123,140
                                              -------------    -------------
Total current liabilities                        20,542,992        2,108,114
                                              -------------    -------------

Shareholders' equity:
  Common stock - $0.001 par value
    100,000,000 shares authorized
    47,166,380 and 24,258,982 shares
    issued and outstanding respectively              47,167           24,259
  Additional paid-in capital                     32,332,943       12,722,565
  Accumulated deficit                            (9,672,823)      (4,639,386)
                                              -------------    -------------
Total shareholders' equity                       22,707,287        8,107,438
                                              -------------    -------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    $  43,250,279    $  10,215,552
                                              =============    =============

The accompanying notes are an integral part of these consolidated financial statements.

                                   VoIP, Inc.
                      Consolidated Statements of Operations
                     Six Months Ended June 30, 2005 and 2004
                  And Three Months Ended June 30, 2005 and 2004
                                   (Unaudited)


                                    Six Months Ended    Six Months Ended    Three Months Ended    Three Months Ended
                                     June 30, 2005       June 30, 2004         June 30, 2005         June 30, 2004
                                    ----------------    ----------------    ------------------    ------------------
Revenues                            $      3,916,920    $         85,298    $        1,909,773    $           85,298

Cost of sales                              3,104,846              58,923             1,303,911                58,923
                                    ----------------    ----------------    ------------------    ------------------

Gross profit                                 812,074              26,375               605,862                26,375

Operating expenses                         5,845,511             457,356             4,132,002               435,033
                                    ----------------    ----------------    ------------------    ------------------

Loss from operations                      (5,033,437)           (430,981)           (3,526,140)             (408,658)

Provision for income taxes                        --                  --                    --                    --
                                    ----------------    ----------------    ------------------    ------------------

Net loss                            $     (5,033,437)   $       (430,981)   $       (3,526,140)   $         (408,658)
                                    ================    ================    ==================    ==================

Basic and diluted loss per share:   $          (0.19)   $          (0.05)   $            (0.12)   $            (0.03)
                                    ================    ================    ==================    ==================

Weighted average number of
  shares outstanding                      26,940,458           8,255,570            30,012,632            16,233,813
                                    ================    ================    ==================    ==================

The accompanying notes are an integral part of these consolidated financial statements.

                                   VoIP, Inc.
                      Consolidated Statements of Cash Flows
                     Six Months ended June 30, 2005 and 2004
                                   (Unaudited)


                                                       Six Months Ended    Six Months Ended
                                                        June 30, 2005       June 30, 2004
                                                       ----------------    ----------------
Cash flows from operating activities
Net loss                                               $     (5,033,437)   $       (430,981)
Adjustments to reconcile net loss to net
  cash (used in) operating activities
    Depreciation and amortization                               540,400                 293
    Provision for bad debt                                       99,047                  --
    Provision on assets from discontinued operations            200,000                  --
    Common shares issued for services                           748,325             143,000
    Stock option plan                                           127,238                  --
    Common shares exchanged for warrants                        239,500                  --

    Changes in operating assets and liabilities net of assets and liabilities acquired:

      Accounts receivable                                      (174,591)                 --
      Inventory                                                (701,922)             (2,460)
      Other current assets                                      342,534             (33,719)
      Accounts payable                                         (134,456)             83,455
      Other current liabilities                                (836,286)                 --
                                                       ----------------    ----------------
Net cash (used in) operating activities                      (4,583,648)           (240,412)
                                                       ----------------    ----------------

Cash flows from investing activities
    Cash from acquisitions                                           --            (173,182)
    Purchase of property and equipment                          (37,779)            (20,231)
                                                       ----------------    ----------------
Net cash used in investing activities                           (37,779)           (193,413)
                                                       ----------------    ----------------

Cash flows from financing activities
    Proceeds from issuance of notes payable                   2,615,339                  --
    Payments on notes payables                                 (769,228)                 --
    Proceeds from sales of common stock                       2,702,625             591,400
                                                       ----------------    ----------------
    Net cash provided by financing activities                 4,548,736             591,400

Change in cash and cash equivalents                             (72,691)            157,575

Cash and cash equivalents at beginning of period              1,141,205               3,499
                                                       ----------------    ----------------

Cash and cash equivalents at end of period             $      1,068,514    $        161,074
                                                       ================    ================

Non-cash investing and financing activities:
    Goodwill on acquisition                            $    (24,101,000)   $             --
    Issuance of common stock and warrants
      on acquisitions                                  $     13,819,119    $             --
    Issuance of stock for debt conversion              $      1,996,478    $             --
    Net liabilities assumed net of cash                $      8,285,403    $             --
                                                       ================    ================

The accompanying notes are an integral part of these consolidated financial statements.

                                   VoIP, Inc.
                         Notes to Financial Statements

NOTE A - ORGANIZATION AND DESCRIPTION OF BUSINESS

The Company was incorporated on August 3, 1998 under its original name of Millennia Tea Masters, Inc. under the laws of the State of Texas.

On February 27, 2004 the Company entered into a stock purchase agreement that provided for the sale of 12,500,000 shares of its common stock in exchange for $12,500 and a commitment by the purchaser to contribute the assets of two start-up companies in the telecommunications business, eGlobalphone, Inc. and VOIP Solutions, Inc.

On April 13, 2004 the Company changed its name to VoIP, Inc. and began to develop and manufacture internet protocol telephony customer premise equipment, provide voice over the internet subscriber based telephony services and long range WiFi technology solutions for residential and enterprise customers including multimedia applications.

During December 2004 the Company decided to exit the tea import business in order to focus its efforts and resources in the voice over internet protocol
(VoIP) telecommunications industry. In connection with the decision the Company sold its imported tea inventory and began to wind down its tea import operations. The assets, liabilities, and results of operations of the imported tea business have been classified as discontinued operations in the accompanying consolidated financial statements.

On May 31, 2005 the Company acquired 100 percent of Caerus, Inc. and its wholly owned subsidiaries Volo Communications, Inc., Caerus Networks, Inc., and Caerus Billing, Inc. in exchange for 16.9 million of the Company's common shares.

Volo Communications, Inc. is a licensed facilities-based Competitive Local Exchange Carrier and Inter Exchange Carrier. Volo Communications, Inc. markets its network products and services under the VoiceOne brand name. It has Network Access Points operating in Orlando, Atlanta, New York, Dallas and Los Angeles.

Caerus Networks, Inc. is a technology research and development subsidiary, and Caerus Billing, Inc. is a billing and mediation subsidiary.

The Company offers quality (VoIP) based solutions, providing residential and business customers more user friendly and affordable ways to communicate. The Company also manufactures products and provides services to Internet Service Providers, Telecommunication Service Providers and Cable Operators in strategic countries around the world. The Company, through its subsidiaries, provides a comprehensive portfolio of IP multimedia-based solutions ranging from subscriber based voice services, to SIP based infrastructure design and deployment, to broadband customer premise equipment design and implementation services, as well as engineering design, manufacturing and distribution of wireless broadband technology.

The Company's operations consist of one segment.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Caerus, Inc. (after its May 31, 2005 acquisition), eGlobalphone, Inc., VoIP Solutions, Inc., DTNet Technologies, Inc., and VoIP Americas, Inc. from their respective dates of acquisition. All significant inter-company balances and transactions have been eliminated in consolidation.

Unaudited Consolidated Interim Financial Statements

The accompanying consolidated financial statements for the three and six months periods ended June 30, 2005 and 2004 are unaudited but, in the opinion of management, include all necessary adjustments (consisting of normal, recurring in nature) for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. Interim results are not necessarily indicative of results for a full year. Therefore, the results of operations for the three and six month periods ended June 30, 2005 are not necessarily indicative of operating results to be expected for 2005.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of reporting cash flows, the Company considers all cash on hand, in banks, including amounts in book overdraft positions, certificates of deposit and other highly liquid debt instruments with a maturity of three months or less at the date of purchase to be cash and cash equivalents. Cash overdraft positions may occur from time to time due to the timing of making bank deposits and releasing checks, in accordance with the Company's cash management policies.

Our subsidiary, Caerus, Inc. has cash restrictions to support letters of credit which in turn support operating license bonds required by several states' regulatory agencies. The amount of restricted cash as of June 30, 2005 was $60,000.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts based on its assessment of the current status of the individual receivables and after using reasonable collection efforts. As of June 30, 2005 and December 31, 2004 the balance of the allowance for uncollectible accounts amounted to $99,047 and $136,795, respectively.

Inventory

Inventory consists of finished goods and is valued at the lower of cost or market using the first-in, first-out method.

Advertising Expenses

Advertising and marketing expenses are charged to operations as incurred.

Income Taxes

The Company and its subsidiaries file consolidated federal and state income tax returns. The Company has adopted Statement of Financial Accounting Standards No. 109 in the accompanying consolidated financial statements. The only temporary differences included therein are attributable to differing methods of reflecting depreciation for financial statement and income tax purposes.

Earnings (loss) per Share

Basic earnings (loss) per share is computed by dividing the net income (loss) for the period by the weighted-average number of shares of common stock outstanding. The calculation of fully diluted earnings (loss) per share assumes the dilutive effect of the exercise of outstanding options and warrants at either the beginning of the respective period presented or the date of issuance, whichever is later. Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method.

Fair Value of Financial Instruments

The carrying amounts of cash, accounts receivable, accounts payable and notes payable, as applicable, approximate fair value due to the short term nature of these items and/or the current interest rates payable in relation to current market conditions.

Revenue Recognition

Revenue from product sales is recognized when persuasive evidence of an arrangement exists, delivery to customer has occurred, the sales price is fixed and determinable, and collectibility of the related receivable is probable. The recognition of revenues from Internet telephony services are deferred for new subscribers of eGlobalphone and VoIP Solutions until it deems that the customer has accepted the service. Subsequent revenues are recognized at the beginning of each customer's month. The recognition of revenue from Internet telephony services are recorded as rendered. Revenues related to long distance, carrier access service and certain other usage-driven charges are billed monthly in arrears and the associated revenues are recognized during the month of service.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the related assets using the straight line method. The useful life of assets ranges from three to five years. The leasehold improvements are amortized over the life of the related lease.

Under the Statement of Position ("SOP") 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use," the Company expenses computer software costs related to internal-use software that is incurred in the preliminary project stage. When the capitalization criteria of SOP 98-1 have been met, costs of developing or obtaining internal-use computer software are capitalized. Amortization of internal-use software over a 5-year estimated useful life commenced upon the software being placed in service beginning January 1, 2004. Amortization of internal-use software for the period ended June 30, 2005 was approximately $77,000.

Business Combinations

The Company accounts for business combinations in accordance with Statement of Financial Accounting Standard No. 141 Business Combinations ("SFAS No. 141"). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations. SFAS No. 141 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually by comparing carrying value to the respective fair value in accordance with the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). This pronouncement also requires that the intangible assets with estimated useful lives be amortized over their respective estimated useful lives.

Impairment of Long-Lived Assets

The Company reviews the recoverability of its long-lived assets, such as plant, equipment and intangibles when events or changes in circumstances occur that indicate that the carrying value of the asset group may not be recoverable. The assessment of possible impairment is based on the Company's ability to recover the carrying value of the asset or asset group from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. The measurement of impairment requires management to estimate future cash flows and the fair value of long-lived assets.

Concentration of Credit Risk

Financial instruments that may subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company has investment policies and procedures that are reviewed periodically to minimize credit risk. One customer represented approximately 98% of our subsidiary Caerus, Inc.'s accounts receivable as of June 30, 2005 and approximately 91% of Caerus, Inc.'s revenues for the six months ended June 30, 2005.

NOTE C - ACQUISITION OF CAERUS, INC.

On May 31, 2005 the Company acquired 100 percent of Caerus, Inc. and its wholly owned subsidiaries Volo Communications, Inc., Caerus Networks, Inc., and Caerus Billing, Inc. in exchange for 16.9 million of the Company's common shares. The acquisition was accounted for as a business combination in accordance with Statement of Financial Accounting Standard No. 141 "Business Combinations" ("SFAS No. 141").

The purchase price was allocated to the identifiable net assets acquired including the identifiable intangible assets based on their estimated fair market values at the date of acquisition. The goodwill, intangible assets and property recorded for the acquisition of Caerus, Inc. (Caerus) represent the fair market value of liabilities as of the date of acquisition, plus $13,819,118 which represents the value of the Company's common stock and options issued pursuant to the acquisition, plus acquisition-related costs. The common stock issued to acquire Caerus was valued at the closing market price of the stock on the date of the acquisition, less a 25% discount due to restrictions on the shares. The amortizable lives of the intangible assets recorded for Caerus range from one to nine years.

The fair market value of the assets acquired on May 31, 2005 is as follows:


                                                                   Fair Value of
                                                                 Assets Acquired
                                                                ---------------
Cash                                                            $        66,485
  Accounts receivable                                                   285,578
  Deposits                                                              108,500
  Other current assets                                                  156,659
  Property and equipment, net                                         8,451,763
  Other assets                                                          271,609
  Accounts payable                                                   (9,382,323)
  Note payable                                                       (6,960,818)
  Customer deposits                                                  (1,026,750)
  Other current liabilities                                          (2,252,703)
                                                                ---------------
      Sub total                                                     (10,282,000)

  Intangible assets                                                  13,800,000
  Goodwill                                                           10,301,000
                                                                ---------------
      Sub total                                                      24,101,000
                                                                ---------------
Purchase price                                                  $    13,819,000
                                                                ===============


NOTE D - GOODWILL AND OTHER INTANGIBLE ASSETS

a) As of June 30, 2005 goodwill consisted of the following:           Amount
                                                                   ------------
     Acquisition of Caerus, Inc.                                   $ 10,301,000
     Acquisition of DTNet Technologies, Inc.                          5,210,553
     Acquisition of Voipamericas, Inc.                                1,408,301
                                                                   ------------
               Sub total                                             16,919,854
                                                                   ------------

b)   As  of  June  30,  2005  intangible  assets  consisted  of  the  following:
     Ingangibles with finite lives: Useful Life Years Amount
                                               -----------------   ------------
       Technology - Caerus, Inc.                      4.0          $  6,000,000
       Customer relationships - Caerus, Inc.          6.0             5,800,000
       Trade names - Caerus, Inc.                     9.0             1,300,000
       Non-compete agreements - Caerus, Inc.          1.0               500,000
       Carrier licenses - Caerus, Inc.            Unamortized           200,000
                                                                   ------------
               Sub total                                             13,800,000
       Less accumulated amortization                                   (259,260)
                                                                   ------------
               Sub total 13,540,740

       Ingangibles with indefinite lives:
       Intellectual property                                            305,000
                                                                   ------------
               Sub total                                             13,845,740
                                                                   ------------

               Total                                               $ 30,765,594
                                                                   ============

The goodwill on the acquisition of DTNet Technologies, Inc. (DTNet) represents the fair market value of DTNet liabilities as of the date of the acquisition plus $4,750,000 which represents the market value of 2,500,000 shares of Company stock issued pursuant to its acquisition.

The goodwill on the acquisition of Voipamericas represents the fair market value of Voipamericas liabilities as of the date of the acquisition plus $1,100,000 which represents the market value of 1,000,000 shares of the Company's stock pursuant to this acquisition.

Intellectual property is carried at cost which is comprised of $200,000 paid in cash and the value assigned to 100,000 Company common shares and 400,000 warrants issued pursuant to this transaction. The valuation of the shares was $1.05 while the value was $105,000. The value of the warrants was determined using the Black-Scholes model calculated as of October 14, 2004. This model uses the annualized deviation calculation and utilized industry averages as a comparison for adequate statistical results in the valuation. This is a standard financial model that considers the statistical annual volatility of the market changes in a stock price.

Intellectual property consists of the following:

      a) all rights of the Company of Record in the telephone numbers 1(800)TALKTIME, 1(888)TALKTIME, AND 1(877)TALKTIME.COM

      b)    all   rights   to  the   URL's   (domain   names)   800TALKTIME.COM,
            1800TALKTIME.COM, and 1-800-TALKTIME.COM

      c) all rights to U.S. Trademark Registration No. 2,209,316 directed to 1-800-TALKTIME and the goodwill associated therewith.


NOTE E - EXCHANGE OF WARRANTS FOR SHARES

In February, 2005 an executive of the Company and the Company agreed to exchange his 2,200,000 warrants for 750,000 restricted shares of the Company. This created additional compensation of $239,500, shown in the compensation and related expenses in the consolidated statement of operations, which is the difference between the market price on the date of exchange and the value on the date of the issuance of the warrants.

NOTE F - STOCK OPTION PLAN

On January 26, 2005, the Company filed a Form S-8 registration statement in connection with the Company's Stock Option Plan. The plan provides for the grant to eligible employees, consultants, and directors of options for the purchase of Common Stock. The Option Plan covers, in the aggregate, a maximum of 4,000,000 shares of Common Stock and provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986) and nonqualified stock options (options which do not meet the requirements of Section 422). Under the Option Plan, the exercise price may not be less than the fair market value of the Common Stock on the date of the grant of the option.

The Company uses the fair value method of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123") in accounting for its stock options. This standard states that compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The fair value for each option granted is estimated on the date of the grant using the minimum value method.

The vested options as of June 30, 2005 amounting to $127,238 are shown under the compensation and related expenses on the Consolidated Statement of Operation.

NOTE G - NOTES PAYABLE

As of June 30, 2005 Notes Payable consist of the following:

a. Note Payable to Shareholder           $1,053,196
b. Note Payable - Convertible             1,427,925
c. Note Payable - Convertible               125,000
d. Note Payable to lending institution    5,130,818
                                         ----------
Notes Payable Total                      $7,736,939
                                         ----------

a. Represents the balance due a shareholder at an interest rate of 3.75% with a maturity date of December 31, 2005.

b. Represents 8% notes issued pursuant to a subscription agreement, convertible into 1,784,895 shares of common stock. In connection with these notes the holders received warrants to purchase 829,447 shares of common stock at $1.60 per share and 892,448 shares of common stock at $1.43 per share. The subscription agreement for these notes requires the issuance of an additional $1,427,916 of these 8% notes, convertible into 1,784,895 shares of common stock, within five business days following the effective date of a Company registration statement on Form SB-2. In connection with these notes the Company will issue warrants for the purchase of 892,447 shares of common stock at $1.60 per share and 892,448 shares of common stock at a per share price equal to 110% of the volume weighted average price for the five business days immediately preceding the effective date of the Form SB-2.

c. This note bears interest at 12% and in July, 2005 was converted into 166,667 shares of common stock.

d. Represents the balance of a loan payable by Caerus, Inc. These borrowings are repayable over a three-year period and bear interest at 12.5% per annum. Additional borrowings under this facility are contingent upon, among other things, the Company raising certain levels of additional equity financing. The loan agreement contains customary covenants and restrictions and provides the lender the right to a perfected first-priority, secured interest in all of the Caerus, Inc.'s assets, as well as rights to preferred stock warrants. Caerus, Inc. is currently in violation of certain requirements of the debt facility. Accordingly, the full amount of the note at June 30, 2005 has been classified as current. No default on this loan has been declared.


NOTE H - LITIGATION

On April 8, 2005, Volo Communications, Inc. ("Volo") (a wholly-owned subsidiary of Caerus, Inc.) filed suit against MCI Worldcom Network Services, Inc. d/b/a UUNET ("MCI"). Volo alleges that MCI engaged in a pattern and practice of over-billing Volo for the telecommunications services it provided pursuant to the parties' Services Agreement, and that MCI refused to negotiate such overcharges in good faith. Volo also seeks damages arising out of MCI's fraudulent practice of submitting false bills by, among other things, re-routing long distance calls over local trunks to avoid access charges, and then billing Volo for access charges that were never incurred. On April 4, 2005, MCI declared Volo in default of its obligations under the Services Agreement, claiming that Volo owes a past due amount of $8,365,980, and threatening to terminate all services to Volo within 5 days. By this action Volo alleges claims for (1) breach of contract; (2) fraud in the inducement; (3) primary estoppel; and (4) deceptive and unfair trade practices. Volo also seeks a declaratory judgment that (1) MCI is in breach of the Services Agreement; (2) $8,365,980 billed by MCI is not "due and payable" under that agreement; and (3) MCI's default letter to Volo is in violation of the Services Agreement. Volo seeks direct, indirect and punitive damages in an amount to be determined at trial.

On May 26, 2005, MCI filed an Answer,  Affirmative  Defenses,  Counterclaim  and
Third-Party Complaint naming Caerus, Inc. as a third-party defendant. MCI asserts a breach of contract claim against Volo, a breach of guarantee claim against Caerus, Inc., and a claim for unjust enrichment against both parties, seeking an amount to be determined at trial. On July 11, 2005, Volo and Caerus, Inc. answered the counterclaim and third-party complaint, and filed a third-party counterclaim against MCI for declaratory judgment, fraud in the inducement, and breach of implied duty of good faith and fair dealing. Volo and Caerus, Inc. seek direct, indirect, and punitive damages in an amount to be determined at trial. Discovery should commence shortly. The Company is currently unable to assess the likelihood of a favorable or unfavorable outcome.


NOTE I - SUBSEQUENT EVENTS

On October 5, 2005, the Company through a wholly owned subsidiary purchased substantially all of the assets of WQN, Inc. relating to WQN's "Voice over Internet Protocol" business.

Pursuant to the Asset Purchase Agreement, Acquisition Sub purchased the Assets for a purchase price consisting of (1) a Convertible Promissory Note, in the principal amount of $3,700,000 and convertible into 3,557,692 shares of the Company's common stock (the "Purchase Note"), (2) 1,250,000 restricted shares of the Company's common stock, par value $0.001 per share (the "Common Stock") and
(3) a warrant (the "Purchase Warrant") to purchase 5,000,000 shares of Common Stock for $0.001 per share. In addition, the Asset Purchase Agreement provides that, in the event that the accounts payable of WQN transferred to the Company in the Asset Purchase exceed the accounts receivable transferred to the Company in the Asset Purchase, WQN will pay the Company the difference. If WQN is required to pay such difference, the Company will issue additional shares of Common Stock at the rate of one share per dollar of such excess, up to 500,000 shares.

                           VOIP, INC. AND SUBSIDIARIES
           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The Following unaudited pro forma condensed combined financial statements are derived from and should be read in conjunction with the historical consolidated financial statements and related notes of VOIP, INC. ("VOIP" or the "Company"), and CAERUS, INC. ("CAERUS"). On June 1, 2005, the Company, and Caerus announced the closing of the merger of Volo Acquisition Corp., a wholly-owned subsidiary of the Company with and into Caerus, with Caerus as the surviving corporation (the "Merger"). The Merger was completed pursuant to an Agreement and Plan of Merger (the "Merger Agreement'), executed on May 31, 2005.

The unaudited pro forma condensed combined statements of operation for the six month periods ended June 30, 2005 and 2004, and the year ended December 31, 2004 give effect to the merger of Caerus and the Company with the conversion of all Caerus capital stock into 16,434,470 shares of common stock, par value $0.001, of the Company.

The unaudited pro forma condensed combined statements of operations assume that the merger was consummated at the beginning of the respective period.

The unaudited pro forma condensed combined balance sheet presents the combined financial position of the Company and Caerus as if the Merger was consummated on January 01, 2005.

The unaudited pro forma condensed combined financial statements have been prepared based on currently available information and assumptions that are deemed appropriate by the Company's management. The pro forma information is for informational purposes only and is not intended to be indicative of the actual consolidated results that would have been reported had the transactions occurred on the dates indicated, nor does the information represent a forecast of the consolidated financial position at any future date or the combined financial results of the Company and Caerus for any future period.

                                    VoIP Inc.
            Proforma Consolidated Statement of Operations (Unaudited)
                        Three Months Ended June 30, 2005


                                                VoIP, Inc.     Caerus, Inc.    Adjustments      Consol
                                                -----------    ------------    -----------   ------------

Revenues                                        $ 1,260,274    $  2,289,399    $        --   $  3,549,673

Cost of Sales                                       638,369       2,785,740             --      3,424,109
                                                -----------    ------------    -----------   ------------

Gross Profit (Loss)                                 621,905        (496,341)            --        125,564

Operating expenses                                3,133,639       2,246,261        518,518      5,898,418
                                                -----------    ------------    -----------   ------------

Loss from operations                             (2,511,734)     (2,742,602)      (518,518)    (5,772,854)

Provision for income taxes                               --              --             --             --
                                                -----------    ------------    -----------   ------------

Net Loss                                        $(2,511,734)   $ (2,742,602)   $  (518,518)  $ (5,772,854)
                                                ===========    ============    ===========   ============

Basic and diluted loss per share:                                                            $      (0.19)
                                                                                             ============

Weighted average number of shares outstanding                                                  30,012,632
                                                                                             ============

The accompanying notes are an integral part of this pro forma consolidated statement of operations.

                                    VoIP Inc.
            Proforma Consolidated Statement of Operations (Unaudited)
                         Six Months Ended June 30, 2005


                                                VoIP, Inc.     Caerus, Inc.    Adjustments      Consol
                                                -----------    ------------    -----------   ------------
Revenues                                        $ 3,267,421    $  7,284,244    $        --   $ 10,551,665

Cost of Sales                                     2,439,304       9,143,457             --     11,582,761
                                                -----------    ------------    -----------   ------------

Gross Profit (Loss)                                 828,117      (1,859,213)            --     (1,031,096)

Operating expenses                                4,847,148       4,098,918      1,296,295     10,242,361
                                                -----------    ------------    -----------   ------------

Loss from operations                             (4,019,031)     (5,958,131)    (1,296,295)   (11,273,457)

Provision for income taxes                               --              --             --             --
                                                -----------    ------------    -----------   ------------

Net Loss                                        $(4,019,031)   $ (5,958,131)   $(1,296,295)  $(11,273,457)
                                                ===========    ============    ===========   ============

Basic and diluted loss per share:                                                            $      (0.42)
                                                                                             ============

Weighted average number of shares outstanding                                                  26,940,458
                                                                                             ============

The accompanying notes are an integral part of this proforma consolidated statement of operations.

                                    VoIP Inc.
                  Proforma Consolidated Statement of Operations
                          Year Ended December 31, 2004


                                                VoIP, Inc.     Caerus, Inc.    Adjustments   Consolidated
                                                -----------    ------------    -----------   ------------
Revenues                                        $ 2,619,393    $ 14,379,365    $        --   $ 16,998,758


Cost of Sales Network and termination costs       1,870,269      15,765,201             --     17,635,470
                                                -----------    ------------    -----------   ------------

Gross Profit (Loss)                                 749,124      (1,385,836)            --       (636,712)

Operating expenses                                4,763,863       7,225,759      3,111,108     15,100,730
                                                -----------    ------------    -----------   ------------

Loss from operations                             (4,014,739)     (8,611,595)    (3,111,108)   (15,737,442)

Provision for income taxes                               --              --             --             --
                                                -----------    ------------    -----------   ------------

Net Loss                                        $(4,014,739)   $ (8,611,595)   $(3,111,108)  $(15,737,442)
                                                ===========    ============    ===========   ============

Basic and diluted loss per share:                                                            $      (0.51)
                                                                                             ============

Weighted average number of shares outstanding                                                  31,031,782
                                                                                             ============

The accompanying notes are an integral part of these pro forma consolidated statement of operations.

                                    VoIP Inc.
            Proforma Consolidated Statement of Operations (Unaudited)
                        Three Months Ended June 30, 2004


                                                VoIP, Inc.   Caerus, Inc.    Adjustments     Consol
                                                ---------    ------------    -----------   -----------
Revenues                                        $  85,298    $  2,332,453    $        --   $ 2,417,751

Cost of Sales                                      58,923       2,700,914             --     2,759,837
                                                ---------    ------------    -----------   -----------

Gross Profit (Loss)                                26,375        (368,461)            --      (342,086)

Operating expenses                                435,033       1,793,909        777,777     3,006,719
                                                ---------    ------------    -----------   -----------

Loss from operations                             (408,658)     (2,162,370)      (777,777)   (3,348,805)

Provision for income taxes                             --              --             --            --
                                                ---------    ------------    -----------   -----------

Net Loss                                        $(408,658)   $ (2,162,370)   $  (777,777)  $(3,348,805)
                                                =========    ============    ===========   ===========

Basic and diluted loss per share:                                                          $     (0.10)
                                                                                           ===========

Weighted average number of shares outstanding                                               32,668,283
                                                                                           ===========

The accompanying notes are an integral part of this pro forma consolidated statement of operations.

                                    VoIP Inc.
            Proforma Consolidated Statement of Operations (Unaudited)
                         Six Months Ended June 30, 2004


                                                VoIP, Inc.   Caerus, Inc.    Adjustments     Consol
                                                ---------    ------------    -----------   -----------

Revenues                                        $  85,298    $  5,369,624    $        --   $ 5,454,922

Cost of Sales                                      58,923       5,348,592             --     5,407,515
                                                ---------    ------------    -----------   -----------

Gross Profit (Loss)                                26,375          21,032             --        47,407

Operating expenses                                457,356       2,746,438      1,555,554     4,759,348
                                                ---------    ------------    -----------   -----------

Loss from operations                             (430,981)     (2,725,406)    (1,555,554)   (4,711,941)

Provision for income taxes                             --              --             --            --
                                                ---------    ------------    -----------   -----------

Net Loss                                        $(430,981)   $ (2,725,406)   $(1,555,554)  $(4,711,941)
                                                =========    ============    ===========   ===========

Basic and diluted loss per share:                                                          $     (0.19)
                                                                                           ===========

Weighted average number of shares outstanding                                               24,690,040
                                                                                           ===========

The accompanying notes are an integral part of this proforma consolidated statement of operations.

                           VOIP, INC. AND SUBSIDIARIES
                 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

(1) VOIP, INC. Basis of Presentation

      Historical financial information for VOIP, INC. as of June 30, 2005 and for the three and six months ended June 30, 2005 and 2004 and the year ended December 31, 2004 has been derived from VOIP, INC.'s historical statements.

(2) CAERUS, INC. Basis of Presentation

      Historical financial information for CAERUS, INC. as of June 30, 2005 and for the three and six months ended June 30, 2005 and 2004 and the year ended December 31, 2004 has been derived from CAERUS, INC.'s historical statements.

(3) VOIP, INC. and CAERUS, INC. Merger

      On June 1, 2005, the Company, and Caerus, Inc. announced the closing of the merger of Volo Acquisition Corp., a wholly-owned subsidiary of the Company with and into Caerus, Inc. with Caerus, Inc. as the surviving corporation (the "Merger"). The Merger was completed pursuant to an Agreement and Plan of Merger (the "Merger Agreement'), executed on May 31, 2005 by the conversion of all Caerus, Inc. capital stock into 16,434,470 shares of common stock, par value $0.001, of the Company.

(4)   Pro Forma Statements of Operations Adjustments

      Adjustments   to  the  pro  forma   Statements  of  Operations   represent
      amortization of certain intangible assets recorded in connection with the acquisition.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Caerus, Inc.
Altamonte Springs, Florida


We have audited the accompanying consolidated balance sheets of Caerus, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the year ended December 31, 2004 and for period May 15, 2002 (date of inception) through December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Caerus, Inc. as of December 31, 2004 and 2003, and the results of its operations and cash flows for the year ended December 31, 2004 and for the period May 15, 2002 (date of inception) through December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred significant losses and negative cash flows from operations, has a working capital deficit, and has significant unresolved litigation as discussed in Note 8 to the financial statements. These matters, among other things, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans related to these matters are also discussed in Note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Moore Stephens Lovelace, P.A.
---------------------------------
Certified Public Accountants

Orlando, Florida
July 25, 2005

                                  CAERUS, INC.
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2004 and 2003

                                                                                2004            2003
                                                                            ------------    -----------
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                                 $     19,414    $    25,078
  Restricted cash                                                                 60,224            196
  Accounts receivable                                                          2,098,598        358,522
  Note receivable - related party                                                     --        179,974
  Supplies, deposits and prepaid expenses                                         70,999        350,199
                                                                            ------------    -----------
      TOTAL CURRENT ASSETS                                                     2,249,235        913,969
                                                                            ------------    -----------

PROPERTY AND EQUIPMENT
  Telecommunications equipment and computers                                   6,390,973        732,205
  Furniture and fixtures                                                          61,960         21,624
  Leasehold improvements                                                         163,808        146,358
  Purchased and developed software                                               473,228        598,243
                                                                            ------------    -----------
                                                                               7,089,969      1,498,430
  Less accumulated depreciation and amortization                                (824,580)      (183,408)
                                                                            ------------    -----------
      NET PROPERTY AND EQUIPMENT                                               6,265,389      1,315,022
                                                                            ------------    -----------

OTHER ASSETS
  Deferred loan origination costs, net                                           285,075             --
  Lease deposit and other                                                         28,959         65,000
                                                                            ------------    -----------
      TOTAL ASSETS                                                          $  8,828,658    $ 2,293,991
                                                                            ============    ===========


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
  Accounts payable and accrued expenses                                     $  7,137,293    $   452,094
  Note payable                                                                 6,006,899             --
  Convertible notes payable - related party                                    1,830,000      1,050,000
  Deferred revenue and customer deposits                                          38,750         60,576
                                                                            ------------    -----------
      TOTAL CURRENT LIABILITIES                                               15,012,942      1,562,670
                                                                            ------------    -----------

STOCKHOLDERS' EQUITY (DEFICIT)
  Common stock - $.01 par value; 50,000,000 shares authorized;
    14,940,508 and 11,948,367 shares issued and outstanding, respectively        149,405        119,484
  Preferred stock - $.01 par value; 25,000,000 shares authorized;
    -0- shares issued and outstanding                                                 --             --
  Additional paid-in capital                                                   4,618,253      2,952,184
  Accumulated deficit                                                        (10,951,942)    (2,340,347)
                                                                            ------------    -----------
      TOTAL SHAREHOLDERS' EQUITY (DEFICIT)                                    (6,184,284)       731,321
                                                                            ------------    -----------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)                  $  8,828,658    $ 2,293,991
                                                                            ============    ===========

                                  CAERUS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    For The Year Ended December 31, 2004, and
      The Period May 15, 2002 (Date of Inception) Through December 31, 2003


                                          2004          2002-2003
                                      ------------    ------------
                                                      (Development
                                                         Stage)

SALES                                 $ 14,379,365    $  1,191,287

COST OF SALES
  Network and termination costs         15,103,149         900,681
  Testing and sales concessions            662,052              --
                                      ------------    ------------

      TOTAL COST OF SALES               15,765,201         900,681
                                      ------------    ------------

      GROSS PROFIT (LOSS)               (1,385,836)        290,606
                                      ------------    ------------

OPERATING EXPENSES
  Equipment and computer expenses          603,189          97,068
  Office expenses                          228,108         206,215
  Labor-related expenses                 2,973,070       1,214,240
  Professional fees                        814,243         400,872
  Marketing                                217,835          16,689
  Litigation settlement                    326,205              --
  Rent, utilities and security             246,545         355,481
  Taxes and licenses                        55,527          25,390
  Travel, lodging and entertainment        163,555          90,928
  Depreciation and amortization            641,172         183,409
  Asset impairment charge                  299,122              --
                                      ------------    ------------

      TOTAL EXPENSES                     6,568,571       2,590,292
                                      ------------    ------------

      LOSS FROM OPERATIONS              (7,954,407)     (2,299,686)

OTHER EXPENSES
  Interest expense, net                   (657,238)        (19,654)
  Other expense, net                            50         (21,007)
                                      ------------    ------------

      NET LOSS                        $ (8,611,595)   $ (2,340,347)
                                      ============    ============

                                  CAERUS, INC.
      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                   For The Year Ended December 31, 2004, and
      The Period May 15, 2002 (Date of Inception) Through December 31, 2003


                                  Common Stock
                                 $.01 Par Value       Additional                        Total
                              ---------------------    Paid-In     Accumulated      Stockholders'
                                Shares      Amount     Capital       Deficit       Equity (Deficit)
                              ----------   --------   ----------   ------------    ----------------
BALANCE - MAY 15, 2002                --   $     --   $       --   $         --    $             --

ISSUANCE OF FOUNDER STOCK      5,400,000     54,000           --             --              54,000

SALE OF COMMON STOCK           6,186,592     61,866    2,721,909             --           2,783,775

ISSUANCE OF COMMON STOCK
FOR SERVICES                     150,000      1,500       81,750             --              83,250

ISSUANCE OF COMMON STOCK
FOR PROPERTY AND EQUIPMENT       211,775      2,118      148,525             --             150,643

NET LOSS                              --         --           --     (2,340,347)         (2,340,347)
                              ----------   --------   ----------   ------------    ----------------

BALANCE - DECEMBER 31, 2003   11,948,367    119,484    2,952,184     (2,340,347)            731,321


ISSUANCE OF COMMON STOCK         712,071      7,121      273,139             --             280,260

ISSUANCE OF COMMON STOCK
FOR DEBT                       2,280,070     22,800    1,097,200             --           1,120,000

ISSUANCE OF STOCK WARRANTS
IN CONNECTION WITH SECURED
NOTE PAYABLE                          --         --      218,813             --             218,813

EMPLOYEE STOCK OPTIONS -
COMPENSATION EXPENSE
RECOGNIZED                            --         --       76,917             --              76,917

NET LOSS                              --         --           --     (8,611,595)         (8,611,595)
                              ----------   --------   ----------   ------------    ----------------

BALANCE - DECEMBER 31, 2004   14,940,508   $149,405   $4,618,253   $(10,951,942)   $     (6,184,284)
                              ==========   ========   ==========   ============    ================

                                  CAERUS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    For The Year Ended December 31, 2004, and
      The Period May 15, 2002 (Date of Inception) Through December 31, 2003


                                                                                    2004        2002-2003
                                                                                -----------    ------------
                                                                                               (Development
                                                                                                  Stage)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                                      $(8,611,595)   $ (2,340,347)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Litigation settlement                                                           326,205              --
    Depreciation and amortization                                                   641,172         183,408
    Asset impairment charge                                                         299,122              --
    Amortization of deferred loan fees                                               56,613              --
    Stock issued to Founder                                                              --          54,000
    Stock issued for services                                                            --          83,250
    Expense related to employee stock options                                        76,917              --
    Forgiveness of related-party loan                                               415,323              --
    Changes in:
      Restricted cash                                                               (60,028)           (196)
      Accounts receivable                                                        (2,066,281)       (358,522)
      Supplies, deposits and prepaid expenses                                       279,200        (415,199)
      Other assets                                                                   36,041              --
      Accounts payable and accrued expenses                                       6,685,199         452,094
      Deferred revenue                                                              (21,826)         60,576
                                                                                -----------    ------------

      NET CASH USED IN OPERATING ACTIVITIES                                      (1,943,938)     (2,280,936)
                                                                                -----------    ------------


CASH FLOWS FROM INVESTING ACTIVITIES
  Additions to property and equipment                                            (5,890,661)     (1,347,787)
  Additions to related-party loan                                                  (235,349)       (179,974)
                                                                                -----------    ------------

      NET CASH USED IN INVESTING ACTIVITIES                                      (6,126,010)     (1,527,761)
                                                                                -----------    ------------


CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from borrowings                                                        8,900,000       1,050,000
  Repayment of note payable                                                        (993,101)             --
  Proceeds from issuance of common stock                                            280,260       2,783,775
  Payments for loan origination costs                                              (122,875)             --
                                                                                -----------    ------------

      NET CASH PROVIDED BY FINANCING ACTIVITIES                                   8,064,284       3,833,775
                                                                                -----------    ------------

      NET CHANGE IN CASH                                                             (5,664)         25,078

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                                      25,078              --
                                                                                -----------    ------------

CASH AND CASH EQUIVALENTS - END OF PERIOD                                       $    19,414    $     25,078
                                                                                ===========    ============

                                  Caerus, Inc.
                   NOTES TO consolidated FINANCIAL STATEMENTS

For The Year Ended December 31, 2004 and
For The Period May 15, 2002 (Date of Inception)
Through December 31, 2003


NOTE  1 - DESCRIPTION OF BUSINESS

Caerus, Inc. and subsidiaries (collectively referred to as the "Company") were incorporated on May 15, 2002 and are wholesale providers of advanced telecommunications technologies and services to carriers and service providers, including Inter Exchange Carriers ("IXCs"), Competitive Local Exchange Carriers ("CLECs"), Internet Service Providers, Cable Operators and Enhanced Voice and Data Service Providers. Through its wholesale-only model, the Company has positioned itself as a "carrier's carrier" and offers protocol-agnostic packet switched technologies to address the gap between traditional communications and "next generation" platforms.

During the period May 15, 2002 (date of  inception)  to December 31,  2003,  the
Company  was  in  the  process  of  developing  its  resources,   enhancing  its
proprietary technology, building a nationwide network with five physical interconnection points (cities), working with potential customers on testing its network, and attracting key engineering professionals; accordingly, the Company was considered to be a development stage enterprise. In January 2004, the Company became fully operational and management determined that the Company was no longer in a development stage.

The Company offers a comprehensive suite of Internet Protocol ("IP")-based broadband packet voice services, IP and Time Division Multiplexing ("TDM") origination/termination services, IP PBX-hosted services, and unified messaging services that include enhanced voice and data solutions. The suite of services is complemented by a Service Creation Environment that enables the Company to develop custom applications and features "on the fly" for its customers.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

The Company has incurred significant losses and negative cash flows from operations since its inception. Additionally, the Company has a working capital deficit of $12,763,707 and an accumulated deficit of $10,951,942 at December 31, 2004. Management continues to undertake steps as part of a plan to attempt to improve liquidity and operating results with the goal of sustaining Company operations. These steps include seeking (a) to increase high-margin sales; and
(b) to control overhead costs and operating expenses. Management plans, in this regard, to continue the implementation of a stabilized and fully operational network, adding recurring-revenue customers, attracting an experienced management team capable of building a profitable company, and securing funding to meet current obligations.

There can be no assurance that the Company can successfully accomplish these steps. Accordingly, the Company's ability to continue as a going concern is uncertain and dependent upon continuing to achieve improved operating results and cash flows or obtaining additional financing. These consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue in business.


NOTE  2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For financial presentation purposes, the Company considers short-term, highly liquid investments with original maturities of three months or less to be cash equivalents.

Restricted Cash and Letters of Credit

Certain cash is restricted to support standby letters of credit which, in turn, support operating license bonds required by several states' regulatory agencies. These standby letters of credit are generally in force for one year with automatic one-year extensions. Maximum draws available to the beneficiary as of December 31, 2004 were $60,000. If the Company was required to obtain replacement standby letters of credit as of December 31, 2004 for those currently outstanding, it is the Company's opinion that the replacement costs would not significantly vary from the present fee structure.

Accounts Receivable

Accounts receivable result from the sale of the Company's services, net of estimated allowances. The Company estimates an allowance for doubtful accounts based on a specific-identification basis. The Company had no allowance for doubtful accounts as of December 31, 2004 and 2003.

Property and Equipment

Property and equipment are recorded at cost. Depreciation and amortization are calculated on a straight-line basis over the assets' useful lives, which range from three to ten years. Leasehold improvements are amortized over the estimated useful lives of the improvements, or the term of the lease, if shorter. Maintenance and repairs are expensed as incurred, while renewals and betterments are capitalized. Upon the sale or other disposition of property, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is recognized in operations.

Under the Statement of Position ("SOP") 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use," the Company expenses computer software costs related to internal-use software that is incurred in the preliminary project stage. When the capitalization criteria of SOP 98-1 have been met, costs of developing or obtaining internal-use computer software are capitalized. The Company capitalized approximately $772,350 of costs incurred for internally developed software during the period from inception through December 31, 2004. Amortization of internal-use software over a 5-year estimated useful life commenced upon the software being placed in service beginning January 1, 2004. Amortization of internal-use software for the periods ended December 31, 2004 and 2003 was approximately $77,000 and $-0-, respectively. During 2004, the Company suspended a number of software development projects and, accordingly, recognized a related asset impairment charge of $299,122 in 2004.

Deposits

Deposits consist primarily of an equipment deposit, a refundable office lease deposit and various other deposits outstanding with service providers.

Deferred Revenue

Deferred revenue represents fees for services that have not yet met the criteria to be recognized as revenue.

Revenue Recognition

Revenue is recognized when earned. Revenue related to long distance, carrier access service and certain other usage-driven charges are billed monthly in arrears, and the associated revenues are recognized during the month of service.

Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financially reported amounts at each year-end, based on enacted laws and statutory rates applicable to the periods in which differences are expected to affect taxable income. As of December 31, 2004, the Company had a deferred tax asset of approximately $3,000,000, the components of which consisted primarily of the Company's net losses, fixed asset depreciation and stock-based compensation. Also at December 31, 2004, the Company had a net operating loss carryforward of approximately $11,000,000 for federal income tax purposes that will begin to expire in 2022, and that is subject to significant limitations based upon the occurrence of certain changes in ownership of the Company.

A valuation allowance is provided against the future benefits of deferred tax assets if it is determined that it is more likely than not that the future tax benefits associated with the deferred tax asset will not be realized. Due to recurring losses since inception and the resultant uncertainty of the realization of the tax loss carryforward, the Company has established a 100% valuation allowance against the carryforward benefit. Accordingly, no provision/benefit for income taxes has been included in these consolidated financial statements.

Concentration of Credit Risk

Financial instruments that may subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company has investment policies and procedures that are reviewed periodically to minimize credit risk.

One customer represented approximately 98% and 90% of the Company's accounts receivable as of December 31, 2004 and 2003, respectively, and approximately 91% and 95% of the Company's revenues for the year ended December 31, 2004 and for the period May 15, 2002 (date of inception) through December 31, 2003, respectively. The loss of this customer would have a significant adverse affect on the Company's operations.

Concentration of Supplier Risk

One supplier represented approximately 86% of the Company's accounts payable as of December 31, 2004, and approximately 94% of the Company's cost of sales for the year ended December 31, 2004 (see Note 8).

Stock-based Compensation

The Company uses the fair value method of Statement of Financial Accounting Standards No. 123R, "Accounting for Stock Based Compensation" in accounting for its stock options. This standard states that compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The fair value for each option granted is estimated on the date of the grant using the minimum value method.

Estimates

The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant management estimates affect the carrying value of, among other things, internal-use software, cost of goods sold (see Note 7), the estimating of the fair value of the Company's common stock (see Note 3), and the evaluation of existing disputes and claims (see Notes 7 and 8).

Reclassifications

Certain reclassifications have been made to the 2003 financial statements to conform to the 2004 presentation.


NOTE 3 - CONVERTIBLE NOTES PAYABLE - RELATED PARTY

During 2003, the Company issued two one-year convertible notes to a stockholder of the Company, $1,050,000 and $70,000 of which were funded in the periods ended December 31, 2003 and 2004, respectively. These notes accrued interest at 12% per annum, with all interest and principal due in September and December 2004. These notes, which had certain anti-dilution provisions and which were collateralized by substantially all of the assets of the Company, were converted into common stock in May 2004 (see Note 6) and the convertible notes were cancelled and the principal amount was satisfied in full.

The Company determined the conversion rates based upon its evaluation of the Company's common stock on the issuance dates. The Company's evaluations were based upon, among other things, peer company valuations, industry and market conditions, the Company's current financial position, terms and conditions of funding available to the Company at the time of issuance, etc.

During 2004, the Company issued two one-year convertible notes to a stockholder of the Company, totaling $1,830,000. These notes accrue interest at 12% per annum, with monthly principal and interest payments originally scheduled through August and November 2004. Restrictive covenants pertaining to the note payable discussed in Note 4 to these financial statements precluded payment of scheduled principal and interest on these notes, therefore, these notes are currently due. However, the same covenants preclude payment until the note described in Note 4 to these financial statements is paid in full. These one-year notes are collateralized by substantially all of the assets of the Company (see Note 8).

Interest expense incurred with respect to these notes during the year ended December 31, 2004 and the period May 15, 2002 (date of inception) through December 31, 2003, was $122,223 and $19,653, respectively.

Interest payments made with respect to these notes during the year ended December 31, 2004 and the period May 15, 2002 (date of inception) through December 31, 2003, were $42,560 and $-0-, respectively.

NOTE 4 - NOTE PAYABLE

In June 2004, the Company secured a $15,000,000 debt facility and drew down the first $7,000,000 traunch primarily for the purpose of funding network equipment purchases. These borrowings are repayable over a three-year period and bear interest at 12.5% per annum. Additional borrowings under this facility are contingent upon, among other things, the Company raising certain levels of additional equity financing. The loan agreement contains customary covenants and restrictions and provides the lender the right to a perfected first-priority, secured interest in all of the Company's assets, as well as rights to preferred stock warrants (see Notes 6 and 8).

Interest paid under this debt facility during the year ended December 31, 2004, was $484,867.

The Company is currently in violation of several of the restrictive covenants in this debt facility. Under its provisions, the lender has the right to call the related note payable due. Accordingly, the full amount of the note at December 31, 2004 has been classified as current.


NOTE 5 - NOTE RECEIVABLE - RELATED PARTY

During the period May 15, 2002 (date of inception) through December 31, 2004, the Company advanced $415,323 to an officer of the Company. In 2005, these advances were characterized as compensation and were forgiven; accordingly, their carrying value was reduced to zero at December 31, 2004. In addition, the Company agreed to pay the related federal income tax withholding of approximately $104,000 on behalf of the related party, which was accrued at December 31, 2004.


NOTE 6 - STOCKHOLDERS' EQUITY

In June 2002, the Company increased its authorized shares to 100,000 shares of $0.01 par value common stock. In July 2002, the Company increased its authorized shares to 3,000,000 shares of $0.01 par value common stock and approved a 2-for-1 common stock split. In October 2002, the Company increased its authorized shares to 6,000,000 shares of $0.01 par value common stock. In July 2003, the Company approved an additional 3-for-1 common stock split and an increase in the authorized shares of common stock to 18,000,000. The Articles of Amendment for this amendment were not filed with the state of Delaware until 2004. The accompanying consolidated financial statements and related notes present all of these amendments as if they were effected for all periods presented.

In 2002, 5,400,000 shares of common stock were issued to the founder of the Company. These shares were recorded at their par value.

In 2002, the Company issued 150,000 shares of its common stock for legal services provided to the Company, which were recorded at their estimated fair value of $83,250.

During the period May 15, 2002 (date of inception) through December 31, 2003, the Company issued 5,965,957 shares of its common stock and received net proceeds of $2,783,775. Offering costs related to these sales consisted of the issuance of an additional 220,635 shares of the Company's common stock.

During the period May 15, 2002 (date of inception) through December 31, 2003, the Company issued 211,775 shares of its common stock in consideration for leasehold improvements and equipment, of which 190,211 of the shares were issued to the founder of the Company. These shares were recorded at their estimated fair value of $150,643.

In May 2004, $1,120,000 of convertible notes payable to a shareholder were converted into 2,280,070 shares of common stock.

In May and August 2004, the Company issued 500,000 and 212,071 shares of its common stock for cash of $100,000 and $180,260, respectively.

In May 2004, the Company authorized the issuance of up to 25,000,000 shares of $.01 par value preferred stock, the terms of which will be decided upon by the Company's Board of Directors.

In August 2004, the Company approved increasing the authorized common stock to 50,000,000 shares. However, the related state filing has yet to be effected.

Rights to Convert to Preferred Stock

At December 31, 2004, related parties held 12,989,445 shares of common stock that had the right to be converted into preferred shares; however, as of December 31, 2004, no shares of preferred stock had been issued by the Company (see Note 8).

Stock Options

During October 2004, the Board approved the Company's 2004 Stock Option Plan (the "Plan"), whereby 4,000,000 shares of the Company's common stock were reserved for issuance under the Plan to selected directors, officers, employees and consultants of the Company. As of December 31, 2004, options to purchase 2,164,969 shares of common stock for $0.85 per share were issued and outstanding under the Plan. These options expire ten years from the date of issuance. They vest from 36 to 48 months of employment following the date of option issuance. These options had an estimated fair value of $330,599 at the date of grant, using the minimum-value method with the following assumptions:

                        Expected life (in years)   10.0
                        Risk-free interest rate     2.0%
                        Dividend yield              0.0%


Related 2004 compensation expense was $76,917, determined by amortizing the options' estimated fair value at grant date over their vesting period. The weighted average remaining contractual life of the options outstanding at December 31, 2004 was 9.8 years (see Note 8). The Company had no stock options outstanding at December 31, 2003.

Stock Warrants

In 2004, the Company granted a series of warrants to purchase shares of preferred stock, the specific terms of which had yet to be determined, at an exercise price of $0.85 per share, in conjunction with the long-term note payable issuance (see Note 4). These warrants expire at the earlier of ten years from their issuance date, or five years after a potential initial public securities offering. At the warrant holder's election, these warrants may be exercised on a non-cash basis whereby the warrant holder uses the surplus of the preferred stock's then-fair market value per share over the $0.85 exercise price as payment for the preferred stock purchased under these warrants.

These warrants had estimated fair values totaling $218,813 at their grant dates, recognized as additional paid-in capital and deferred loan origination costs. Additional information pertaining to these warrants issued and outstanding at December 31, 2004 is as follows:

        Date Granted                                            Shares
        ----------------------------------------------------   ---------
        June, 2004                                             1,235,294
        August, 2004                                             766,020
        October, 2004                                            383,010
                                                               ---------
        Total Issued and Outstanding                           2,384,324
                                                               =========


Also in conjunction with the long-term note payable issuance (see Note 4), the Company granted warrants to purchase up to $1.0 million of common or preferred stock that may be issued in conjunction with any future securities offering of at least $5.0 million, upon the same price and conditions as afforded to third-party investors in said potential securities offering.

In August 2004, the Company issued warrants to purchase 150,000 shares of common stock to a former employee whose employment was terminated in June 2004. Such warrants are exercisable at $0.85 per share, and expire on June 26, 2006. The Company had no stock warrants outstanding at December 31, 2003.

NOTE 7 - OTHER COMMITMENTS AND CONTINGENCIES

Operating Leases

In August 2002, the Company entered into an operating lease for office space, which expires in February 2008. Approximate minimum future lease payments due under this operating lease, are as follows:

                            Year Ending
                            December 31,    Amount
                            ------------   --------
                            2005           $196,000
                            2006           $202,000
                            2007           $208,000
                            2008           $ 35,000


During the year ended December 31, 2004 and the period May 15, 2002 (date of inception) through December 31, 2003, $172,700 and $234,000, respectively, were charged to operations for rent expense related to this operating lease.

Legal and Regulatory Proceedings

The Company's 100%-owned subsidiary, Volo Communications, Inc., settled its breach of contract dispute related to a 2003 "take or pay" sales contract with the Company. In connection with this settlement, the Company wrote off its previously recorded account receivable of $326,205 in 2004.

Vendor Dispute

Certain transport and termination costs incurred by the Company are recorded at vendor invoice amount less any amounts that have been formally disputed, for which the Company expects to receive a credit. Disputed amounts are based upon management's detailed review of vendor call records and contract provisions; accordingly, the recorded transport and termination costs represent management's estimates of what is ultimately due and payable. During the year ended December 31, 2004, and the period May 15, 2002 (date of inception) through December 31, 2003, $4,500,000 and $2,500,000, respectively, of one vendor's charges were formally disputed. As of December 31, 2004, approximately $4,759,000 remained in dispute and are, therefore, not included in the accompanying financial statements (see Note 8). Differences between the disputed amounts and final settlements, if any, are reported in operations in the year of settlement.

Other

Telecommunications industry revenues are subject to statutory and regulatory changes, interpretations of contracts, etc., all of which could materially affect our revenues. Generally, our customers have sixty days from the invoice date to dispute any billed charges. Management reviews all billings for compliance with applicable rules, regulations and contract terms and believes that it is in compliance therewith; accordingly, no allowance has been recorded in the accompanying financial statements for potential disputed charges.

NOTE 8 - SUBSEQUENT EVENTS

Capital Stock Transactions

In February 2005, the Company issued 511,750 shares of Series B preferred stock for $818,800 cash. In May 2005, 7,289,445 shares of common stock were converted into 5,944,669 shares of Series A preferred stock. Both Series A and Series B preferred stock are convertible into common stock, and they carry voting rights equal to the equivalent number of common shares into which they are convertible. Also, both Series A and Series B preferred stock contain equal and ratable dividend and liquidation preferences over common stock.

Litigation

On April 8, 2005, Volo Communications, Inc. ("Volo") (a wholly-owned subsidiary of Caerus, Inc.) filed suit against MCI Worldcom Network Services, Inc. d/b/a UUNET ("MCI"). Volo alleges that MCI engaged in a pattern and practice of over-billing Volo for the telecommunications services it provided pursuant to the parties' Services Agreement, and that MCI refused to negotiate such overcharges in good faith. Volo also seeks damages arising out of MCI's alleged fraudulent practice of submitting false bills by, among other things, re-routing long distance calls over local trunks to avoid access charges, and then billing Volo for access charges that were never incurred. On April 4, 2005, MCI declared Volo in default of its obligations under the Services Agreement, claiming that Volo owes a past due amount of $8,365,980 through March, 2005, and threatening to terminate all services to Volo within 5 days. On April 12, 2005, MCI terminated all services to Volo. By these actions, Volo alleges claims for (1) breach of contract; (2) fraud in the inducement; (3) primary estoppel; and (4) deceptive and unfair trade practices. Volo also seeks a declaratory judgment that (1) MCI is in breach of the Services Agreement; (2) $8,365,980 billed by MCI is not "due and payable" under that agreement; and (3) MCI's default letter to Volo is in violation of the Services Agreement. Volo seeks direct, indirect and punitive damages in an amount to be determined at trial.

On May 26, 2005, MCI filed an Answer,  Affirmative  Defenses,  Counterclaim  and
Third-Party Complaint naming Caerus, Inc. as a third-party defendant. MCI asserts a breach of contract claim against Volo, a breach of guarantee claim against Caerus, Inc., and a claim for unjust enrichment against both parties, seeking an amount to be determined at trial. On July 11, 2005, Volo and Caerus, Inc. answered the counterclaim and third-party complaint, and filed a third-party counterclaim against MCI for declaratory judgment, fraud in the inducement, and breach of implied duty of good faith and fair dealing. Volo and Caerus, Inc. seek damages in an amount to be determined at trial. MCI has filed a motion to strike certain of Caerus' affirmative defenses and a motion to dismiss Caerus' counterclaims. Discovery should commence shortly. While management is optimistic about the outcome of this litigation, it is currently unable to assess the ultimate likelihood of a favorable or unfavorable outcome; accordingly, no related provision or liability has been made in the accompanying financial statements.

Merger

On May 31, 2005, the Company consummated an Agreement and Plan of Merger ("Merger Agreement") with VoIP, Inc. ("VoIP") (OTCBB:VOII.OB), whereby 100% of Caerus, Inc.'s common and preferred stock, stock options and warrants were exchanged for the common stock of a wholly-owned subsidiary of VoIP. The VoIP subsidiary's name was then changed to Caerus, Inc. Also in conjunction with this merger, the holder of the $1,830,000 notes payable at December 31, 2004 referred to in Note 3 agreed to exchange those notes plus accrued interest for an equivalent number of shares of VoIP common stock valued at $1.23 per share.

You may rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common shares means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy our common shares in any circumstances under which the offer or solicitation is unlawful.

                             ----------------------


                                TABLE OF CONTENTS

                                  Heading Page
                   ------------------------------------   ----

                   Prospectus Summary                        2

                   Risk Factors                              6

                   Use of Proceeds                          15

                   Dividend Policy and Market Data          15

                   Business and Properties                  16

                   Management's Discussion and Analysis
                       of Financial Condition and Results
                                of Operations 25

                   Management                               36

                   Principal Shareholders                   43

                   Description of Securities                44

                   Plan of Distribution                     48

                   Investor Suitability Requirement         49

                   Legal Matters                            51

                   Experts                                  51

                   Available Information                    51

                   Index to Financial Statements           F-1

Until __________, 2005 (90 days from the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.




                             UP TO 15,372,245 SHARES

                                  COMMON STOCK




                                   VoIP, Inc.





                               -------------------

                               P R O S P E C T U S

                               -------------------





                              ______________, 2004

                                     PART II

                  INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

      The Registrant's Articles of Incorporation provide that no director of the Registrant will be personally liable to the Registrant or any of its shareholders for monetary damages arising from the director's breach of fiduciary duty as a director, with certain limited exceptions.

      Pursuant to the Texas Business Corporation Act (the "Act"), every Texas corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving in such a capacity at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

      The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply. The Registrant's Articles of Incorporation contain provisions authorizing it to indemnify its officers and directors to the fullest extent permitted by the Act.

Item 25. Other Expenses of Issuance and Distribution

      The estimated expenses of the registration, all of which will be paid by the Company, are as follows:

                    SEC Filing Fee                 $  2,005
                    Accounting Fees and Expenses     25,000
                    Legal Fees and Expenses          15,000
                                                   --------
                    TOTAL                          $ 42,005


Item 26. Recent Sales of Unregistered Securities

      Common stock - Registrant has sold and issued the shares of common stock described below within the past three years that were not registered under the Act.

      Effective July 2004, registrant issued 668,688 shares to six individual existing accredited investors. Also effective July 2004, registrant issued 41,688 shares to four accredited individual investors.

      Effective August 2004, registrant issued 50,000 shares to one individual accredited investor in satisfaction of accounts payable totaling $50,000.

      Effective August 2004, registrant issued 653,319 shares to 46 individual accredited investors.

      Effective September 10th, 2004, registrant issued 1,000,000 shares to acquire all issues and outstanding shares of Voipamericas Inc., common stock.

      Effective September 2004, registrant issued 38,461 shares to one accredited investor.

      On November 11, 2004, Registrant issued and sold 1,937,500 shares of common stock, for a purchase price of $0.80 per share, to four accredited investors in a private placement pursuant to Rule 506 of SEC Regulation D, for aggregate proceeds of $1,550,000 (net proceeds of approximately $1,400,000 to Registrant). The investors also received five-year warrants to purchase a total of 589,250 shares for an exercise price of $1.75 per share, and thirty-day warrants to purchase 968,750 shares for an exercise price of $1.20 per share.

      On November 17, 2004, Registrant issued and sold 312,500 shares of common stock, for a purchase price of $0.80 per share, to one additional accredited investor in a private placement pursuant to Rule 506 of SEC Regulation D, for aggregate proceeds of $250,000 (net proceeds of approximately $225,000 to Registrant). The investor also received five-year warrants to purchase a total of 75,000 shares for an exercise price of $1.75 per share, and thirty-day warrants to purchase 125,000 shares for an exercise price of $1.20 per share.

      Effective January 2005, registrant issued 187,500 shares of common stock for cash of $328,125.

      Effective January 2005, registrant issued 312,500 shares of common stock for cash of $375,000.

      Effective February 2005, registrant issued 812,500 shares of common stock for cash of $975,000.

      Effective February 2005, registrant issued 750,000 shares of common stock for exchanging warrants issued in August 2004.

      Effective March 2005, registrant issued 56,650 shares of common stock for services provided to the company.

      Effective April 2005, registrant issued 166,250 shares of common stock for cash of $125,000.

      Effective May 2005, registrant issued 93,750 shares of common stock for cash of $75,000.

      Effective June 2005, registrant issued 1,196,875 shares of common stock for cash of $949,500.

      Effective June 2005, registrant issued 1,440,000 shares of common stock for services provided to the company.

      Effective June 2005, registrant issued 16,434,470 shares of common stock for the acquisition of Caerus, Inc. and its subsidiaries.

      Effective June 2005, registrant issued 1,623,153 shares of common stock for a subsidiary debt conversion.

      On July 5, 2005, Registrant issued and sold $2,855,381 principal amount of Convertible Notes to five accredited investors, for a purchase price of $2,483,346.

      Effective July 2005, registrant issued 826,750 shares of common stock for cash of $576,400.

      Effective July 2005, registrant issued 250,326 shares of common stock for services provided to the company.

      Effective August 2005, registrant issued 62,500 shares of common stock for cash of $50,000.

      Effective August 2005, registrant issued 476,250 shares of common stock for services provided to the company.

      Effective August 2005, registrant issued 1,643,750 shares of common stock for cash of $1,472,500. in connection with the exercise of warrants.

      Effective September 2005, registrant issued 4,888,250 shares of common stock for cash of $3,910,600.

      Effective September 2005, registrant issued 30,500 shares of common stock for cash of $25,925 in connection with the exercise of employee stock options.

      Effective September 2005, registrant issued 1,501,001 shares of common stock for the conversion of 2,200,000 warrants.

      Effective September 2005, registrant issued 222,278 shares of common stock for services provided to the company.

      All such shares were issued pursuant to exemptions provided by Section 4(2) of the Securities Act of 1933 and Regulation D.


Item 27. Exhibits

(b) Exhibits

 (3)       2.1   Stock Contribution Agreement dated May 25, 2004, between
                 Registrant and Steven Ivester

(11)       2.2   Agreement and Plan of Merger with Caerus, Inc. dated as of May
                 31, 2005

(12)       2.3   Asset Purchase Agreement dated as of August 3, 2005, by and between VoIP, Inc. Acquisition Company and WQN, Inc.

 (1)     3.1.1   Articles of Incorporation

 (3)     3.1.2   Amendment of Articles of Incorporation

 (1)       3.2   Bylaws

 (3)       4.1   Specimen Stock Certificate

           5.1   Opinion of Andrews Kurth LLP

 (3)      10.1   2004 Stock Option Plan

 (2)      10.2   Stock Purchase Agreement dated February 27, 2004 between
                 Registrant and Steven Ivester

 (4)      10.3   Stock Purchase Agreement dated June 25, 2004 among Registrant,
                 DTNet Technologies and Marc Moore

 (5)      10.4   Stock Purchase Agreement among Carlos Rivas, Albert Rodriguz,
                 Registrant and Vox Consulting Group Inc.

 (6)    10.5.1   Subscription Agreement

 (6)    10.5.2   Form of Class A Warrant

 (6)    10.5.3   Form of Class B Warrant

 (7)    10.6.1   Stock Purchase Warrant issued to Ivano Angelaftri

 (7)    10.6.2   Stock Purchase Warrant issued to Ebony Finance

 (8)      10.7   Net Exercise Agreement with John Todd

 (9)      10.8   Asset Purchase Agreement dated February 23, 2005

(10)    10.9.1   Subscription Agreement

(10)    10.9.2   Form of Class C Warrant

(10)    10.9.3   Form of Class D Warrant

(10)    10.9.4   Form of Convertible Note

(10)    10.9.5   Security Agreement

(10)    10.9.6   Security and Pledge Agreement

(10)    10.9.7   Guaranty

         10.10   Caerus, Inc. Merger Documents dated May 31, 2005:

(11)   10.10.1   Option Exchange Agreement

(11)   10.10.2   Registration Rights Agreement

(11)   10.10.3   Exchange Agreement

(11)   10.10.4   Registration Rights Agreement

(11)   10.10.5   Consent and Waiver Agreement

(11)   10.10.6   Guaranty

(11)   10.10.7   Security Agreement

(11)   10.10.8   Employment Agreement

         10.11   WQN, Inc. Documents dated August 3, 2005:

(12)   10.11.1   Warrant

(12)   10.11.2   Security Agreement between VoIP, Inc. and WQN, Inc.

(12)   10.11.3   Consent, Waiver and Acknowledgement by and among Cedar
                 Boulevard Lease Funding, Inc., VoIP, Inc. and certain subsidiaries of VoIP, Inc.

(12)   10.11.4   Third Amendment to Subordinated Loan and Security
                 Agreement by and among Cedar Boulevard Lease Funding, Inc.,
                 VoIP, Inc. and certain subsidiaries of VoIP, Inc.

(12)   10.11.5   Security Agreement between Cedar Boulevard Lease Funding, Inc.
                 and VoIP Acquisition Company

(12)   10.11.6   Guaranty between Cedar Boulevard Lease Funding, Inc. and VoIP
                 Acquisition Company Promissory Note

(13)      21.1   Subsidiaries of the Registrant

(13)      23.1   Consent of Tschopp, Whitcomb & Orr, P.A.

(13)      23.2   Consent of Berkovits, Lago & Company, LLP

(13)      23.3   Consent of Andrews Kurth LLP -- included in Exhibit 5.1

(13)      23.4   Consent from Moore Stephens Lovelace, P.A.

(13)      23.5   Consent of M. Adler

(13)      23.6   Consent of S. Kosh

(13)      23.7   Consent of T. Reeves

 (1)             Filed as exhibits to Registrant's Form 10SB filed January 19,
                 2000

 (2)             Filed as exhibit to Form 8-K filed March 3, 2004

 (3)             Filed as exhibit to Form 8-K filed June 9, 2004

 (4)             Filed as exhibit to Form 8-K filed July 7, 2001

 (5)             Filed as exhibit to Form 8-K filed September 16, 2004

 (6)             Filed as exhibit to form 8-K filed November 17, 2004

 (7)             Filed as exhibit to form 8-K filed December 15, 2004

 (8)             Filed as exhibit to form 8-K filed February 16, 2005

 (9)             Filed as exhibit to form 8-K filed March 1, 2005

(10)             Filed as exhibit to form 8-K filed June 6, 2005

(11)             Filed as exhibit to form 8-K filed July 11, 2005

(12)             Filed as exhibit to form 8-K filed August 9, 2005

(13)             Filed herewith

Item 28. Undertakings

      The undersigned Registrant hereby undertakes as follows:

  (a) (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

            (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Fort Lauderdale, State of Florida, on October 14, 2005.

                                          VoIP, INC.


                                          By: /s/ Steven Ivester
                                             -----------------------------------
                                             Steven Ivester, President and Chief
                                             Executive Officer


      In accordance with requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

SIGNATURE                  TITLE                                DATE
------------------------   ----------------------------------   ----------------


/s/ Steven Ivester         Chairman, Chief Executive Officer,   October 14, 2005
------------------------   Director, and President
Steven Ivester


/s/ Osvaldo Pitters        Chief Financial Officer              October 14, 2005
------------------------
Osvaldo Pitters


/s/ George Firestone       Director                             October 14, 2005
------------------------
George Firestone